UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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OUTFRONT Media Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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405 Lexington Avenue, 17th Floor

New York, New York 10174

April 23, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of OUTFRONT Media Inc., which will be held at 222 East 41st Street, 20th Floor Conference Room, New York, New York, 10017, on June 9, 2015, at 10:00 a.m., Eastern Daylight Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. The enclosed materials contain instructions on how you can exercise your right to vote over the internet, by telephone or by mail.

Thank you for your continued support of OUTFRONT Media Inc.

Sincerely,

JEREMY J. MALE

Chairman and Chief Executive Officer

OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To OUTFRONT Media Inc. Stockholders:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of OUTFRONT Media Inc., a Maryland corporation (the “Company”), will be held at 222 East 41st Street, 20th Floor Conference Room, New York, New York, 10017, on June 9, 2015, at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held for the following purposes:

1.	To elect the three Class I director nominees named in this proxy statement, each to serve until the 2018 Annual Meeting of Stockholders and until his or her successor is duly elected and qualify.

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2015.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.	To determine, on a non-binding advisory basis, whether a non-binding advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

5.	To approve the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan.

6.	To approve the OUTFRONT Media Inc. Amended and Restated Executive Bonus Plan.

7.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 15, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Your vote is important to us. You may cast your vote over the internet, by telephone, or by mail.

We mailed a Notice of Internet Availability of Proxy Materials on or about April 23, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2015: the Company’s proxy statement and 2014 annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,

RICHARD H. SAUER

Executive Vice President, General Counsel and Secretary

April 23, 2015

-i-

(continued)

-ii-

OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

PROXY STATEMENT

April  23, 2015

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What are proxy materials?

OUTFRONT Media Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), made these proxy materials available to you via the internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of the Company of proxies to be voted at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2015, at 10:00 a.m., Eastern Daylight Time, and at any postponement or adjournment of the Annual Meeting. The Notice of Internet Availability of Proxy Materials, proxy statement and form of proxy are being distributed and made available on the internet on or about April 23, 2015, to all stockholders entitled to vote at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules, and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the proxy card or a voting instruction card for the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on April 15, 2015 (the “Record Date”) on or about April 23, 2015. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct stockholders as to how they may access and review proxy materials on the internet. Stockholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the proxy card, the form of which is included in this proxy statement.

I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other annual meeting materials, including this proxy statement and the annual report to stockholders, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials, proxy statement or annual report of stockholders, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement or annual report to stockholders, as applicable, please notify your broker if your shares are held in a brokerage account, or the Company’s Secretary at the address or telephone number below if you hold registered shares. If you have multiple accounts in your name or share an address with other stockholders, you can also request “householding” and authorize your broker to discontinue mailings of multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, as applicable, by notifying your broker if your shares are held in a brokerage account, or the Company’s Secretary at the address or telephone number below if you hold registered shares. Upon request, we will deliver promptly a copy of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, as applicable, to stockholders at a shared address to which a single copy of these documents was delivered. Stockholders can submit this request by contacting the Company’s Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, (212) 297-6400.

What items of business will be voted on at the Annual Meeting?

There are 6 proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: The election of the three Class I director nominees named in this proxy statement, each to serve until the 2018 Annual Meeting of Stockholders and until his or her successor is duly elected and qualify.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2015.

•	Proposal No. 3: The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

•	Proposal No. 4: The determination, on a non-binding advisory basis, as to whether a non-binding advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

•	Proposal No. 5: The approval of the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan (the “Amended and Restated Omnibus SIP”).

•	Proposal No. 6: The approval of the OUTFRONT Media Inc. Amended and Restated Executive Bonus Plan (the “Amended and Restated Bonus Plan”).

How does the board of directors recommend I vote on these proposals?

•	“FOR” election of the three Class I director nominees named in this proxy statement.

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2015.

•	“FOR” approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

•	“ONE YEAR” with respect to the determination, on a non-binding advisory basis, as to whether a non-binding advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

•	“FOR” approval of the Amended and Restated Omnibus SIP.

•	“FOR” approval of the Amended and Restated Bonus Plan.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 137,333,445 shares of our common stock, par value $0.01 per share, outstanding. You are entitled to one vote for each share of common stock held by you as of the Record Date.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank N.A., you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was provided to you directly. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a “legal proxy”. The material from your broker, bank or other nominee will include a voting instruction form or other document by which you can instruct your broker, bank or other nominee how to vote your shares.

A quorum is required for our stockholders to conduct business at the Annual Meeting. Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting.

What votes are required with respect to each proposal?

Proposal No. 1, the nominees for Class I director will be elected by a plurality of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected.

Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2015, will be determined by the affirmative vote of a majority of all the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote.

Proposal No. 3, the non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, will be determined by the affirmative vote of a majority of all the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, the Board will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal No. 4, the non-binding advisory vote on whether a non-binding advisory vote to approve compensation of the Company’s named executive officers should occur every one, two or three years, will be determined by the affirmative vote of a majority of all the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote. In the event that no option receives a majority of the votes cast, the Company will consider the option that receives the most votes to be the option selected by our stockholders. As an advisory vote, this proposal is not binding. However, the Board will consider the outcome of the vote in making future decisions regarding the frequency of future votes regarding the compensation of our named executive officers.

Proposals Nos. 5 and 6, the approval of the Amended and Restated Omnibus SIP and the approval of the Amended and Restated Bonus Plan, will each be determined by the affirmative vote of a majority of all the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote.

How are broker non-votes and abstentions counted?

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At the Annual Meeting, only Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2015, is considered a routine matter. Your broker will therefore not have discretion to vote on Proposals Nos. 1, 3, 4, 5 and 6, but will have discretion to vote on Proposal No. 2.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of Proposals Nos. 1, 2, 3, 4, 5 and 6, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

How can I attend and vote at the Annual Meeting?

You may attend the Annual Meeting and vote in person by completing a ballot. Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m., Eastern Daylight Time, and the Annual Meeting will begin at 10:00 a.m., Eastern Daylight Time. Each stockholder should be prepared to present:

•	Valid government photo identification, such as a driver’s license or passport;

•	Proof of ownership of our common stock as of the Record Date, such as a recent account statement reflecting stock ownership, a brokerage statement or letter provided by a broker, bank, trustee or other nominee, or similar evidence of ownership; and

•	If you hold your shares in street name, a “legal proxy” obtained from the broker, bank or other nominee that holds your shares authorizing you to vote your shares held in street name at the Annual Meeting.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to vote by internet. Internet voting is available until 11:59 p.m., Eastern Daylight Time, on June 8, 2015.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by calling the telephone number specified on your Notice of Internet Availability of Proxy Materials or your proxy card and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to vote by telephone. Telephone voting is available until 11:59 p.m., Eastern Daylight Time, on June 8, 2015.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee named in this proxy statement with respect to Proposal No. 1, “ONE YEAR” with respect to Proposal No. 4 and “FOR” Proposals Nos. 2, 3, 5 and 6, as recommended by the Board, and in accordance with the discretion of the holders of the proxy with respect to any other matter that may be voted on at the Annual Meeting.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

How do I change or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, a proxy may be revoked by a writing delivered to the Company’s Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instruction it has provided, or, if you have obtained a “legal proxy” from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Who will count the vote?

A representative of IOE Services Inc. will serve as the inspector of election for the Annual Meeting, and will tabulate the votes.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by mail, telephone, facsimile, electronic transmission or other means. Our directors, officers or employees do not receive additional compensation for soliciting proxies. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We have also engaged Georgeson Inc. to serve as our proxy solicitor for the Annual Meeting at a fee of $10,000, plus reimbursement of reasonable expenses. Georgeson Inc. will, among other things, provide advice relating to the content of solicitation materials, solicit banks, brokers, nominees and institutional investors to determine voting instructions, monitor voting and coordinate the delivery of executed proxies to our voting tabulator.

Whom should I contact if I have questions about the Annual Meeting?

If you have any additional questions about the Annual Meeting or how to vote in person or otherwise, please contact our proxy solicitor, Georgeson Inc., at (888) 680-1529 (toll-free) or (781) 575-2137 (international callers). For directions to the Annual Meeting, please contact our Investor Relations Department, at investor@outfrontmedia.com.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers

The following table sets forth information as of March 31, 2015 regarding the individuals who serve as our executive officers, excluding Mr. Male’s biographical information. Mr. Male’s biographical information can be found in the section entitled “—Board of Directors” below.

Name	Age	Position
Jeremy J. Male	57	Chairman and Chief Executive Officer
Donald R. Shassian	59	Executive Vice President and Chief Financial Officer
Clive Punter	48	Executive Vice President and Chief Revenue Officer
Richard H. Sauer	57	Executive Vice President, General Counsel and Secretary
Jodi Senese	56	Executive Vice President and Chief Marketing Officer
Andrew Sriubas	46	Executive Vice President, Strategic Planning & Development
Nancy Tostanoski	51	Executive Vice President, Chief Human Resources Officer

None of our executive officers is related to each other or any director of the Company by blood, marriage or adoption.

Donald R. Shassian has served as the Company’s Executive Vice President and Chief Financial Officer since November 2013. Prior to that, he served as the Executive Vice President and Chief Financial Officer of Frontier Communications Corporation from 2006 to 2013. Before that, he served as an M&A consultant for communications companies pursuing the acquisition and divestiture of local exchange businesses. Previously, he served as Executive Vice President/Chief Financial Officer and later Chief Operating Officer of RSL Communications, Ltd. and Senior Vice President and Chief Financial Officer of Southern New England Telecommunications Corporation and was a partner with Arthur Andersen. He currently serves on the board of directors and is chairman of the audit committee of UIL Holdings Corporation.

Clive Punter has served as the Company’s Executive Vice President and Chief Revenue Officer since October 2014. Prior to that, he was a founding partner of GeniusQ, a senior executive consulting company, from 2012 to 2014. Prior to that, he served as a managing director at Linkedin Corporation from 2010 to 2012, where he led the global marketing solutions business. Mr. Punter previously served in various roles at CBS Outdoor International (n/k/a Exterion Media) from 1995 to 2010, including as International CEO from 2007 to 2010.

Richard H. Sauer has served as the Company’s Executive Vice President and General Counsel since December 2006. Beginning in March 2014, he also began serving as the Company’s Secretary. Prior to that, he was a partner at the law firm Duane Morris LLP and, before that, a partner at the law firm Jones Day.

Jodi Senese has served as the Company’s Executive Vice President and Chief Marketing Officer since April 2013. Prior to that, she served as our Executive Vice President, Marketing overseeing all aspects of marketing, research and creative services as well as the development of new business strategies for the Company since 2001. Previously, she served as Executive Vice President, Marketing at TDI Worldwide Inc. (later acquired by the Company) since 1991. Before that, she served as Vice President, Marketing at Gannett Outdoor (later acquired by the Company) from 1987 to 1991. Ms. Senese began her career as Director of Sales Promotion at New York Subways Advertising Company (later acquired by the Company) in 1981. She served as Chairwoman of the Outdoor Advertising Association of America Marketing Committee from 2009 through 2013.

Andrew Sriubas has served as the Company’s Executive Vice President, Strategic Planning & Development since July 2014. Prior to that, he served as Chief of Strategy & Corporate Development at Sonifi Solutions, Inc. from 2013 to 2014, where he was responsible for corporate partnerships, product development, content acquisitions and digital deployment systems. Before joining Sonifi, from 1989 to 2013, Mr. Sriubas held senior roles at Citicorp Securities, Inc., Donaldson, Lufkin & Jenrette/Credit Suisse First Boston, UBS Investment Bank, JP Morgan Chase and Moorgate Partners, advising and raising capital for technology, media and telecommunications companies.

Nancy Tostanoski has served as the Company’s Executive Vice President, Chief Human Resources Officer since February 2015 and prior to that she served as the Company’s Senior Vice President, Human Resources since May 2014. Ms. Tostanoski also served as Vice President, Global Compensation and Benefits at PVH Corp. (formerly known as The Warnaco Group, Inc.) from 2010 to 2013, where she was responsible for global compensation, benefits and performance management for the publicly-held branded apparel company. From 2007 to 2010, Ms. Tostanoski served as Vice President, Global Compensation, Benefits and Shared Services at Reader’s Digest Association, Inc., where she was responsible for global compensation, benefits and U.S. shared services for the privately-held publishing and media company.

Board of Directors

Our business and affairs are managed under the direction of the Board. The Company’s Charter (the “Charter”) provides that the number of directors on the Board is fixed exclusively by the Board pursuant to our Bylaws, but may not be fewer than the minimum required by Maryland law, which is currently one. The Bylaws provide that the Board will consist of not less than one and not more than 15 directors. The Board currently consists of six directors.

Between the time of the completion of the Company’s initial public offering (the “IPO”) on April 2, 2014 and December 31, 2014, the Board held six meetings and also acted by unanimous written consent three times. Each incumbent director attended at least 75% of (i) the total number of meetings of the Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board on which such director served during the periods that he or she served during 2014. The Annual Meeting will be our first annual meeting of stockholders. In addition to Board and committee meetings, directors are expected to attend the Annual Meeting.

In accordance with the New York Stock Exchange (“NYSE”) listing standards, the non-management and independent directors meet separately in executive sessions, without directors who are Company employees, at least two times each year, and at such other times as they deem appropriate. Between the IPO and August 2014, the independent directors chaired these executive sessions of the independent directors on a rotating basis and the Chairman of the Board presided at the executive sessions of the non-management directors. After August 2014, the members of the Nominating and Governance Committee presided at the executive sessions of the non-management directors and independent directors on a rotating basis until February 19, 2015. After February 19, 2015, the Company’s Lead Independent Director presided at the executive sessions of non-management and independent directors. Between the time of the IPO and December 31, 2014, two executive sessions of the non-management directors were held, and four executive sessions of the independent directors were held.

The following table sets forth information as of March 31, 2015 regarding individuals who serve as members of the Board.

Name	Age	Position
Nicolas Brien	53	Director
Manuel A. Diaz	60	Director
Jeremy J. Male	57	Chairman and Chief Executive Officer
Peter Mathes	62	Director
Susan M. Tolson	53	Director
Joseph H. Wender*	70	Director

*Lead Independent Director

None of our directors is related to each other or any executive officer of the Company by blood, marriage or adoption.

Nicolas Brien has served on the Board since October 2014. He has served as the Chief Executive Officer of iCrossing, a subsidiary of Hearst Corporation, and as President of Hearst Magazine Marketing Services, a division of Hearst Corporation, since March 2015. Prior to that, he served as Chairman and Chief Executive Officer of McCann Worldgroup from April 2010 through November 2012, and as Chief Executive Officer of IPG Mediabrands from 2008 to 2010. Mr. Brien also served as Chief Executive Officer of Universal McCann from 2005 to 2008. We believe Mr. Brien is qualified to serve as a member of the Board because with 30 years of experience in the advertising, media and marketing industry, Mr. Brien brings to the Board a unique cross-disciplinary perspective, extensive operational experience and expertise working with world-class brands.

Manuel A. Diaz has served on the Board since August 2014. He is a senior partner at the law firm Lydecker Diaz, LLP and serves on a number of private company and not-for-profit boards. Prior to that, Mr. Diaz served as the Mayor of the City of Miami from 2001 to 2009. We believe Mr. Diaz is qualified to serve as a member of the Board because with over 30 years of combined public service and legal experience, Mr. Diaz brings to the Board a unique perspective on our governmental relationships and the impact we have on the local markets we serve.

Jeremy J. Male has served as the Company’s Chief Executive Officer since September 2013, as a member of the Board since March 2014, and as Chairman of the Board since October 2014. Prior to that, he served as the Chief Executive Officer, UK, Northern Europe and Australia for JCDecaux SA since 2000, with operational responsibilities for 11 countries. He also served as a Member of the Executive Board at JCDecaux SA from October 2000 to September 2013. Prior to that, he served as Chief Executive Officer, Europe, of TDI Worldwide Inc. (later acquired by the Company). With his long and successful career in senior management positions at a number of highly regarded global outdoor companies, his executive board experience, and his service both as Chairman of the Outdoor Media Centre in the UK and President of FEPE International, each an association of outdoor advertising companies worldwide, Mr. Male brings to us unparalleled global expertise in the outdoor advertising industry and is well positioned to lead the Company, through his executive and director roles. We believe Mr. Male is qualified to serve as a member of the Board because of his outdoor advertising industry and management experience, his board service and the perspective he brings on our business as our Chairman and Chief Executive Officer.

Peter Mathes has served on the Board since March 2014. Mr. Mathes served as the Chairman and Chief Executive Officer of AsianMedia Group LLC from 2004 to September 2011. Prior to that, he served in various managerial roles, beginning in 1982 at Chris Craft/United Television Group, where he served as Executive Vice President from 1998 to 2001. In January 2012, AsianMedia Group LLC filed for reorganization under bankruptcy laws as a result of a significant decline in U.S. television spot advertising demand beginning in 2008, and, after selling its television stations, filed to liquidate its remaining assets. The case closed in July 2013. We believe Mr. Mathes is qualified to serve as a member of the Board because with over 30 years of combined experience in developing, acquiring and overseeing television stations and managing local and national advertising sales, Mr. Mathes brings to the Board expertise in local and national advertising strategy and development.

Susan M. Tolson has served on the Board since August 2014. She served as an analyst and portfolio manager at Capital Research Company for over twenty years. Prior to that, Ms. Tolson spent two years with Aetna Investment Management Company. Ms. Tolson currently serves on the board of directors of Lagardere Groupe, Worldline E-Payment Services and Take-Two Interactive Software, Inc., as well as on the audit committees of Worldline E-Payment Services and Take-Two Interactive Software, Inc. and the nominating and compensation committees of Worldline E-Payment Services. We believe Ms. Tolson is qualified to serve as a member of the Board because with extensive experience in the media industry, in investment management and in public company board service, Ms. Tolson provides the Board with a skilled advisor on strategic developments in our industry, as well as corporate finance and corporate governance matters.

Joseph H. Wender has served on the Board since March 2014, and has served as Lead Independent Director since February 2015. He has also been a Senior Consultant to Goldman, Sachs & Co. since January 2008. He began with Goldman, Sachs & Co. in 1971 and became General Partner of the firm in 1982, at which time he headed the Financial Institutions Group for over a decade. Mr. Wender also currently serves as a director of Isis Pharmaceuticals and Grandpoint Capital, a bank holding company, and is an Independent Trustee of the Schwab Family of Funds. We believe Mr. Wender is qualified to serve as a member of the Board because with over 35 years of investment banking experience and his service on other boards, Mr. Wender brings to the Board a broad and deep understanding of public company financial reporting, corporate finance and strategic transactions.

Election and Classification of Directors

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, and is divided as follows:

•	the Class I directors are Messrs. Diaz and Mathes and Ms. Tolson, and their term will expire at the Annual Meeting;

•	the Class II director is Mr. Brien, and his term will expire at the annual meeting of stockholders expected to be held in 2016; and

•	the Class III directors are Messrs. Male and Wender, and their term will expire at the annual meeting of stockholders expected to be held in 2017.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with the Bylaws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

In accordance with NYSE rules and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors will make an annual determination as to the independence of the directors and director nominees. A director or director nominee is not deemed independent unless the Board affirmatively determines that such director or director nominee has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board will observe all criteria for independence established by the Company’s Corporate Governance Guidelines, the NYSE listing standards and other governing laws and regulations. When assessing materiality of a director’s relationship with the Company, the Board will consider all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include any commercial, banking, consulting, legal, accounting, charitable or other business relationships each director or director nominee may have with the Company. In addition, the Board will consult with the Company’s external legal counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other applicable laws and regulations regarding the definition of “independent director,” including, but not limited to, those set forth in pertinent listing standards of the NYSE.

In assessing the independence of Mr. Diaz, the Board considered services that Lydecker Diaz LLP, a Florida law firm of which Mr. Diaz is a partner, provided to Van Wagner Communications, LLC, an entity which the Company acquired on October 1, 2014, before the completion of the acquisition. The Board noted that Mr. Diaz did not provide any services directly to the Company before or after the acquisition.

The Nominating and Governance Committee undertook its annual review of director independence and made a recommendation to the Board regarding director independence. As a result of this review, the Board affirmatively determined that five of our current directors, Messrs. Brien, Diaz, Mathes and Wender and Ms. Tolson, are “independent directors” under the Company’s Corporate Governance Guidelines and the NYSE listing standards.

Board Leadership Structure

The Board leadership structure is currently comprised of (i) a combined Chairman of the Board of Directors and Chief Executive Officer, (ii) a Lead Independent Director, and (ii) an independent Chair for each of our three standing Board committees described below. From time to time, the Nominating and Governance Committee and the entire Board review the Company’s leadership structure, including the positions of Chairman of the Board and Chief Executive Officer, to ensure the interests of the Company and its stockholders are best served.

Our Nominating and Governance Committee has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Jeremy J. Male. By serving as both our Chairman and Chief Executive Officer, Mr. Male is able to provide strong and consistent leadership, vision and direction as we pursue our business plans. Mr. Male has extensive knowledge of all aspects of the Company, its business and risks, its industry and its customers. He is intimately involved in the day-to-day operations of the Company and is in the best position to elevate the most critical business issues for consideration by the Board. The Board believes having Mr. Male serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board also believes that the combined Chairman and Chief Executive Officer structure provides clearer accountability to our stockholders and customers and allows one person to speak for and lead the Company and the Board. In addition, the Board believes that its information flow, meetings, deliberations, and decision-making processes are more focused, efficient, and effective when the Chairman and Chief Executive Officer roles are combined. The combined role is counterbalanced and enhanced by the effective oversight and independence of the Board and the leadership of the Lead Independent Director and independent committee chairs. Moreover, the Board believes that the appointment of a strong Lead Independent Director and the use of regular executive sessions of the non-management directors, along with the Board’s strong committee system and all directors being independent except for Mr. Male, allow it to maintain effective oversight of management. In our view, splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to a blurring of clear lines of accountability and responsibility.

The Lead Independent Director is elected by a majority of independent directors to serve for a one-year term at the pleasure of the Board of Directors. Our current Lead Independent Director is Joseph H. Wender, who was elected on February 19, 2015. As described in the Company’s Corporate Governance Guidelines, the Lead Independent Director has broad responsibility and authority, including but not limited to:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of independent directors;

•	serving as the principal liaison among the Chairman, any other non-independent directors and the independent directors to facilitate discussion of issues discussed in the executive sessions and to ensure the flow of information;

•	collaborating with the Chairman on meeting agendas for the Board;

•	being available, if requested by major stockholders, for consultation and direct communication with stockholders;

•	retaining outside advisors and consultants who report directly to the Board on Board-wide issues; and

•	leading the performance assessment of the Chief Executive Officer and, in collaboration with the Nominating and Governance Committee, the Board’s self-assessment.

A copy of the Company’s Corporate Governance Guidelines is available in the Investor Relations section of our website at www.outfrontmedia.com.

Board Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management process. The Board carries out its oversight responsibility directly and through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

•	The Audit Committee of the Board (the “Audit Committee”), as part of its oversight role, is responsible for reviewing with management, the internal auditor and the independent auditor, the effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures, among other responsibilities set forth in the Audit Committee’s charter.

•	The Compensation Committee of the Board (the “Compensation Committee”) monitors risks associated with the design and administration of the Company’s compensation programs, including its performance-based compensation programs, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company’s employees.

•	The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) assesses risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes and in reviewing related person transactions.

Each of these committees reports regularly to the Board on these risk-related matters. In addition, the Board and its committees receive regular reports from management that include matters affecting the Company’s risk profile, including, among other things, operations reports from the Chief Executive Officer and from other senior members of management, all of which include strategic and operational risks; reports from the Chief Financial Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; and reports from the General Counsel on legal risks and material litigation. Outside of formal meetings, Board members have regular access to senior executives, including the Chief Executive Officer, the Chief Financial Officer, the Chief Revenue Officer, the General Counsel and the Chief Human Resources Officer. The Board committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

While the Company does not currently maintain a written succession plan with respect to the Chairman and Chief Executive Officer, in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee will review periodically succession planning for the Chairman and Chief Executive Officer, and others, and report to the independent directors on these reviews.

The Company believes that its board leadership structure, discussed in detail above, supports the risk oversight function of the Board. While the Company has a combined Chairman and Chief Executive Officer, the Lead Independent Director and independent committee chairs are actively involved in risk oversight, and there is open communication between management and directors regarding risk oversight.

Corporate Governance Guidelines

The Company’s commitment to good corporate governance is reflected in the Company’s Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics, including, but not limited to, director independence standards and other qualifications, executive sessions of non-management directors and independent directors, director compensation and stock ownership guidelines, and annual self-evaluations of the Board. The Board, with assistance from its Nominating and Governance Committee, regularly assesses the Company’s governance practices in light of legal requirements and governance best practices.

The Company’s Corporate Governance Guidelines, the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board, and other information are available in the Investor Relations section of our website at www.outfrontmedia.com. Any stockholder also may request them in print, without charge, by contacting the Company’s Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174.

Business Conduct Statement and Code of Ethics

The Company has adopted a Business Conduct Statement that applies to all executive officers, employees and directors of the Company. In addition, the Company has adopted a Supplemental Code of Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. Both the Business Conduct Statement and the Supplemental Code of Ethics are available in the Investor Relations section of our website at www.outfrontmedia.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Business Conduct Statement or the Supplemental Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer or controller or persons performing similar functions, and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, by posting such information on our website at www.outfrontmedia.com.

Board Committees

The following chart sets forth the current membership of each committee of the Board. The Board, upon the recommendation of the Nominating and Governance Committee, reviews and determines the membership of the committees at least annually.

Committee	Members
Audit Committee	Joseph H. Wender, Chair Manuel A. Diaz Peter Mathes
Compensation Committee	Peter Mathes, Chair Nicolas Brien Susan M. Tolson
Nominating and Governance Committee	Susan M. Tolson, Chair Nicolas Brien Manuel A. Diaz Joseph H. Wender

Audit Committee

As more fully described in its charter, the Audit Committee is responsible for, among other things:

•	the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing the Company’s annual audited financial statements, quarterly financial statements and earnings releases with the Company’s management and its independent auditor;

•	reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	reviewing with management, the internal auditor and the independent auditor, the quality, adequacy and effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures;

•	reviewing with management material legal matters and the effectiveness of the Company’s procedures to ensure compliance with legal and regulatory requirements; and

•	overseeing the Company’s compliance program and obtaining periodic reports from the Chief Compliance Officer.

The Board has determined that all of the members of the Audit Committee are financially literate under the NYSE listing standards, and that Mr. Wender qualifies as an “audit committee financial expert” as defined under the applicable SEC rules based on his investment banking experience, including over a decade as the head of the Financial Institutions Group at Goldman, Sachs & Co. The Board has also determined that Messrs. Diaz, Mathes and Wender meet the independence requirements applicable to audit committee members under the NYSE listing standards and the applicable SEC rules.

The Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Audit Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. Between the time of the IPO and December 31, 2014, the Audit Committee held four meetings and acted by unanimous written consent one time.

Compensation Committee

As more fully described in its charter, the Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, and evaluating the Chief Executive Officer’s performance in light of those goals and objectives;

•	reviewing and approving compensation for the Chief Executive Officer, executive officers and other senior executives;

•	evaluating and making recommendations to the Board regarding equity-based and cash incentive compensation plans;

•	reviewing and approving equity-based compensation awards; and

•	adopting and periodically reviewing the Company’s philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs.

In accordance with its written charter, the Compensation Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Board delegated to our Chief Executive Officer limited authority to grant long-term equity incentive awards pursuant to the Company’s initial equity plan, the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan (the “Omnibus SIP”) and the Amended and Restated Omnibus SIP to executives who are not senior executives, in connection with their hiring, promotion or contract renewal. The delegation also requires that our Chief Executive Officer report to the Board periodically on his exercise of this delegated authority.

In addition, the Compensation Committee is empowered to retain compensation consultants to assist the Compensation Committee in evaluating executive officer and employee compensation. The Compensation Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. For 2014 compensation, the Compensation Committee did not engage a compensation consultant.

The Compensation Committee reviews all components of senior executives’ compensation, including base salary, annual and long-term incentives. In approving compensation for the senior executives (other than our Chief Executive Officer), the Compensation Committee considers the input and recommendations of our Chief Executive Officer with respect to the senior executives’ performances. With respect to our Chief Executive Officer, the Compensation Committee reviews and approves goals and objectives relevant to his compensation and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives. The results of these evaluations are then reported to the independent directors. The Compensation Committee sets compensation for our Chief Executive Officer taking these evaluations into account. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee considers, without limitation, the Company’s financial performance, relative stockholder return, the value of incentive awards to executives in similar positions at comparable companies, and the awards given to our Chief Executive Officer in past years. The Compensation Committee then reports to the Board on the process for setting compensation for our Chief Executive Officer. For further information regarding the Company’s processes and procedures for the consideration of executive compensation, as well as director compensation, see the sections entitled “Executive Compensation,” “—Nominating and Governance Committee,” and “—Director Compensation.”

The Board has determined that Messrs. Brien and Mathes and Ms. Tolson meet the independence requirements applicable to compensation committee members under the NYSE listing standards and the applicable SEC rules.

The Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Compensation Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. Between the time of the IPO and December 31, 2014, the Compensation Committee held two meetings and acted by unanimous written consent one time.

Nominating and Governance Committee

As more fully described in its charter, the Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending to the Board individuals qualified to become board members;

•	developing and recommending to the Board corporate governance guidelines;

•	in collaboration with the Lead Independent Director, lead the evaluation of the Board and Board committees;

•	making recommendations to the Board on director compensation matters;

•	monitoring developments in the law and practice of corporate governance; and

•	reviewing transactions between the Company and related persons.

Prior to the election of the Company’s Lead Independent Director, the members of the Nominating and Governance Committee also chaired the executive sessions of non-management and independent directors of the Board on a rotating basis.

The Board has determined that Ms. Tolson and Messrs. Brien, Diaz and Wender meet the independence requirements applicable to nominating and governance committee members under the NYSE listing standards and the applicable SEC rules.

The Nominating and Governance Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Nominating and Governance Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. Between the time of the IPO and December 31, 2014, the Nominating and Governance Committee held three meetings.

Policy Regarding Director Nominations

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding nominations of candidates for election as a director of the Company. The Nominating and Governance Committee works with the Board to annually review the composition of the Board in light of the characteristics of independence, diversity, age, skills, experience, availability of service to the Company, tenure of incumbent directors on the Board and the Board’s anticipated needs. The Nominating and Governance Committee will recommend director candidates to the Board in accordance with the criteria, policies and principles set forth in the Company’s Corporate Governance Guidelines.

In accordance with the Company’s Corporate Governance Guidelines, in evaluating the suitability of individual Board members, the Nominating and Governance Committee takes into account factors such as the individual’s accomplishments in his or her professional background, current or former leadership positions held by the individual, whether the individual is able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment, other directorships held by the individual, and other relevant factors. Directors of the Company are also expected to possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of the Company’s stockholders. As part of its review, the Nominating and Governance Committee also considers diversity, including the individual’s professional background, gender and ethnicity, among other characteristics. As a result of considering diversity as part of its nomination process, multiple industries are represented on the Board, including law, advertising, media and marketing, investment management and banking, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board, as well as one female director and one Hispanic director. After taking these considerations into account, the Nominating and Governance Committee determined to recommend to the Board that each of the current Class I members of the Board be nominated to stand for election at the Annual Meeting.

A stockholder that wants to recommend a candidate for election to the Board must send a written notice to the Company’s Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174 in accordance with the requirements set forth in the Bylaws. See “Stockholder Proposals for the 2016 Annual Meeting of Stockholders.” The Company’s Secretary will review the information received about the stockholder candidate and determine whether such person meets the qualifications for the Company’s directors set forth in the Company’s Corporate Governance Guidelines. If the stockholder candidate does meet such qualifications and the notice satisfies the requirements of the Bylaws, the information on the stockholder candidate will be forwarded to the Chair of the Nominating and Governance Committee, who will present the information on the stockholder candidate to the entire Nominating and Governance Committee. Director candidates recommended by stockholders will be considered by the Board in the same manner as any other candidate.

Communications with the Board

Stockholders and other parties interested in contacting the Company’s non-management directors may send an email to nonmanagementdirectors@outfrontmedia.com, or write to Non-Management Directors, OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. The non-management directors’ contact information is also available in the Investor Relations section of our website at www.outfrontmedia.com. The independent directors have approved the process for handling communications received in this manner.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2014 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2014, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Board and/or the Compensation Committee. No members of the Compensation Committee during fiscal year 2014 had any relationships requiring disclosure under Item  404 of Regulation S-K for the fiscal year 2014.

Director Compensation

The Nominating and Governance Committee annually reviews and recommends for the Board’s approval the form and amount of compensation for directors of the Company who are not employees of the Company or any of its subsidiaries (“Outside Directors”). Only Outside Directors are eligible to receive compensation for serving on the Board. In accordance with the charter of the Nominating and Governance Committee and the Company’s Corporate Governance Guidelines, the Compensation Committee is guided by three principles in its review of Outside Director compensation and benefits: (1) Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company’s business and compensation and benefits paid to directors of comparable companies; (2) Outside Directors’ interests should be aligned with the interests of stockholders; and (3) Outside Directors’ compensation should be easy for stockholders to understand.

As described below, for 2014, the compensation program for Outside Directors consisted of (1) cash compensation in the form of annual Board and committee chair retainers and committee meeting attendance fees, and (2) equity compensation in the form of an annual restricted share unit (“RSU”) grant (or a pro-rated RSU grant if the Outside Director joined the Board following the date of the annual RSU grant, but during 2014).

Cash Compensation

Each Outside Director is entitled to receive the following cash compensation determined by the Board:

•	A $60,000 annual board retainer, payable in equal installments quarterly in advance;

•	A $10,000 annual committee chair retainer for the chair of each committee, payable in equal installments quarterly in advance; and

•	A per meeting attendance fee of $1,000 to committee members for each meeting of each committee (or any other ad hoc committee) appointed by the Board.

Equity Compensation

Each Outside Director is entitled to receive the following awards under the Omnibus SIP:

•	an automatic annual grant of RSUs with a value of $60,000 based on the closing price of shares of our stock on the NYSE on the date of grant, which RSUs will vest one year from the date of grant, with dividend equivalents accruing on such RSUs in the amounts equal to the regular cash dividends paid on our common stock and such accrued dividend equivalents shall convert to shares of our common stock on the date of vesting; and

•	a prorated RSU grant if he or she joins the Board following the date of the annual RSU grant, but during the calendar year of the grant.

Expenses

Members of the Board are reimbursed for expenses incurred in attending board, committee and stockholder meetings (including travel and lodging).

Stock Ownership Guidelines

The Company’s Corporate Governance Guidelines provide that non-employee directors are expected to own shares of our common stock having a market value of at least three times their annual cash retainer, within three years of becoming a director. This stock ownership expectation helps to align the interests of our directors with those of the Company’s stockholders.

2014 Director Compensation Table

The following table sets forth information concerning the compensation of the Outside Directors for 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Nicolas Brien	14,000	25,003		785	39,788
Manuel A. Diaz	26,300	40,025		1,095	67,420
Peter Mathes	56,425	63,218	(4)	1,963	121,606
Susan M. Tolson	28,050	40,029		1,109	69,188
Joseph H. Wender	62,288	63,218	(4)	1,963	127,469

(1)	Reflects cash amounts earned in 2014 for the annual Board retainer, committee chair retainers and meeting fees for committee meetings.

(2)	These amounts reflect the grant date fair value determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, of the annual grant of RSUs to each Outside Director under the Omnibus SIP. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2014, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The aggregate number of unvested RSUs outstanding as of the fiscal year ended December 31, 2014, including the number of additional RSUs credited with respect to outstanding RSUs pursuant to an anti-dilution adjustment to such awards in connection with the payment of the special dividend to distribute accumulated earnings and profits as of July 17, 2014, the date we began operating in a manner that will allow us to qualify as a real estate investment trust for U.S. federal income tax purposes, (the “E&P Purge”), as described in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards,” for each of Messrs. Brien, Diaz, Mathes, Wender and Ms. Tolson was:

Director	Grant Date of Original Award	Number of RSUs Originally Granted	Number of Additional RSUs Credited Pursuant to the Anti-Dilution Adjustment
Nicolas Brien	10/20/2014	834	114
Manuel A. Diaz	8/11/2014	1,198	165
Peter Mathes	3/28/2014	2,143	295
Susan M. Tolson	8/5/2014	1,201	165
Joseph H. Wender	3/28/2014	2,143	295

(3)	Amount reflects the cash divided equivalents credited to outstanding RSUs pursuant to an anti-dilution adjustment to such awards in connection with the E&P Purge, as described in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.” Cash dividend equivalents will be forfeited to the extent the underlying awards are forfeited.

(4)	The first annual grant was awarded to Messrs. Mathes and Wender, directors serving on the Board on the date of the IPO, with the number of shares for the initial grant determined based on a fixed grant value of $60,000 and the IPO price ($28.00); however, the grant date fair value disclosed in the table was determined by using the closing stock price on the date of the IPO ($29.50).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program as established for the following six individuals, who collectively constitute our named executive officers (“named executive officers” or “NEOs”) for fiscal year 2014: Jeremy J. Male, our Chairman and Chief Executive Officer; Donald R. Shassian, our Executive Vice President, Chief Financial Officer; Raymond Nowak, our former Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer; Andrew Sriubas, our Executive Vice President, Strategic Planning & Development; Richard H. Sauer, our Executive Vice President, General Counsel and Secretary; and Wally Kelly, our former President and Chief Operating Officer.

During 2014, Mr. Sriubas joined the Company as our Executive Vice President, Strategic Planning & Development. In addition, Messrs. Kelly and Nowak stepped down from their executive officer positions effective as of July 23, 2014 and December 31, 2014, respectively. We did not appoint personnel to succeed them in these positions, but instead their responsibilities were assumed by other executives within the Company.

The compensation for our named executive officers is presented in additional detail in the compensation tables and narratives following this Compensation Discussion and Analysis in accordance with SEC rules.

Executive Summary

Prior to the completion of the IPO on April 2, 2014, we were an indirect, wholly owned subsidiary of CBS Corporation (“CBS”). As of July 16, 2014, we were separated from CBS (the “Separation”) and were no longer a subsidiary of CBS.

Over the last 18 months, compensation decisions for our named executive officers have been made by a variety of parties due to our evolving corporate status. During the last quarter of 2013 and first quarter of 2014, senior management at CBS was responsible for negotiating employment agreements with our named executive officers (other than Mr. Sriubas), which employment agreements established the base salaries and annual incentive award opportunities, among other items, for those named executive officers. No changes were made to these employment agreements during 2014. In March 2014, in connection with the IPO, our Board delegated authority to a committee of the Board comprised of two “outside directors” (the “162(m) Outside Directors”), within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to review and approve annual performance-based compensation under our initial executive bonus plan, the CBS Outdoor Americas Inc. Executive Bonus Plan (the “Executive Bonus Plan”), and equity compensation under our initial equity compensation plan, the Omnibus SIP. The 162(m) Outside Directors selected the participants in the Executive Bonus Plan for 2014, approved the Executive Bonus Plan performance metrics and performance goals for 2014, and approved the time-vested RSUs and target performance-based RSU awards for our named executive officers for 2014. In March 2014, in connection with the IPO, the Board approved “Fund the Future”, one-time IPO and other grants of equity to a broad group of our employees, including certain of our named executive officers, as described further below. In July 2014, in connection with the Separation, the Board established the Compensation Committee, which would be responsible for compensation decisions regarding our named executive officers on a going-forward basis. In July 2014, the Compensation Committee approved Mr. Sriubas’ employment agreement, and in February 2015, the Compensation Committee determined whether we met our 2014 performance goals and the final payout of 2014 performance-based incentive compensation to our named executive officers.

As a result of the changing nature of our corporate structure in 2014, in order to provide a full-year review of our named executive officers’ compensation, this CD&A and the related compensation tables include information regarding compensation paid to our named executive officers and compensation decisions made by CBS prior to the IPO and the Separation, compensation decisions made by the 162(m) Outside Directors in connection with the IPO, compensation decisions made by the Board in connection with the IPO, and, compensation decisions made by the Compensation Committee following the Separation.

We believe that, as a whole, our executive compensation program for 2014 promotes the core objectives of aligning our named executive officers’ interests with stockholders’ interests, attracting talent in the market, rewarding performance and providing management and the Board with flexibility to make individual compensation decisions based on the needs of the business.

Fiscal 2014 Company Performance

Our named executive officers make decisions every day that shape the future of our Company. We took many strategic actions in 2014 that we believe have positioned us for success as an independent, publicly traded company. Highlights for 2014 include the following:

•	We raised $1.6 billion in formation borrowings which was the first step in the financing of our split-off from CBS;

•	On April 2, 2014, we completed the IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares;

•	We became independent from CBS on July 16, 2014, pursuant to a registered offer by CBS to exchange 97,000,000 shares of our common stock that were owned by CBS for outstanding shares of CBS Class B Common Stock (the “Exchange Offer”);

•	We successfully completed the separation of systems and processes from CBS;

•	We completed our acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC, for $690.0 million in cash, plus working capital adjustments, and have successfully integrated the acquired assets and talent into our organization; and

•	In November 2014, we re-branded the Company as “OUTFRONT Media Inc.”

In addition, in 2014 we achieved $1.4 billion in revenues, $413.4 million in reported adjusted operating income before depreciation and amortization, and $245.2 million in adjusted funds from operations (“AFFO”). For reconciliations of adjusted operating income before depreciation and amortization to operating income and AFFO to net income, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators,” on pages 38-42 of our Annual Report on Form 10-K for the year ended December 31, 2014.

We also returned $133.2 million in regular quarterly cash dividends to stockholders in 2014 and, when combined with the “top-up” of the Company’s 2014 annual dividend of $8.2 million paid in the first quarter of 2015, returned over 71% of “free cash flow” (calculated as “net cash flow provided by operating activities” of $262.8 million, less “capital expenditures” of $64.2 million, each for the year ended December 31, 2014) to stockholders. Our management believes the free cash flow percentage is useful to investors because management uses free cash flow as an indicator of cash generated by normal business operations, and free cash flow provides insight into cash available to return to stockholders and/or pay debt. Since free cash flow is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), it should not be considered in isolation of, or as a substitute for, net cash flow provided by operating activities. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Summary of Key 2014 Compensation Actions

•

NEO Compensation Arrangements.  As mentioned above, for 2014, no changes were made to the annual base salary, annual bonus target opportunities and the target value of long-term incentive awards for Messrs. Male, Shassian, Nowak and Kelly that were established by CBS in late 2013 under employment agreements negotiated with these named executive officers. In addition, none of the named executive officers’ employment arrangements provide for (1) post-termination payments and benefits solely in the event of a change-in-control (that is, there are no “single trigger” benefits) or (2) tax “gross-ups” in the event any payment or benefit owed to a named executive officer under his respective arrangement is subject to the excise tax imposed by Section 4999 of the Code.

In recognition of Mr. Sauer’s transition to the role of Executive Vice President, General Counsel and Secretary of the publicly traded Company, in February 2014 we entered into a new employment agreement with Mr. Sauer pursuant to which Mr. Sauer’s annual base salary for 2014 was increased to $450,000. In addition, the employment agreement provided that he was eligible to receive a 2014 target bonus opportunity of 50% of his annual base salary as well as a long-term incentive award with a target value of $275,000 for 2014. On July 28, 2014 we entered into an employment agreement with Mr. Sriubas, pursuant to which he agreed to serve as Executive Vice President, Strategic Planning & Development. Under the terms of the employment agreement, Mr. Sriubas receives an annual base salary of $550,000, is eligible for an annual target bonus opportunity of 75% of his annual base salary and an annual long term incentive award with a target value of $750,000. The material terms of these agreements are described below in the section entitled “—Employment Agreements.”

•	2014 Executive Bonus Plan. We exceeded the threshold level of 80% achievement of 2014 operating income before depreciation and amortization (“Target OIBDA”) of $421.0 million (weighted 75%) and operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures (“Target Free Cash Flow”) of $227.0 million (weighted 25%) necessary to initially fund bonuses under the Executive Bonus Plan at amounts equal to eight times each participating named executive officer’s annual base salary. This funding approach, in which we achieved our funding goals, was primarily designed to permit our final annual bonuses for 2014 to qualify as “qualified performance-based compensation” for purposes of tax deductibility under Section 162(m) of the Code. See “—Performance-Based Compensation Programs—Annual Cash Bonus Awards” for a description and discussion of the Executive Bonus Plan for 2014.

In February 2015, in determining the actual payouts under the Executive Bonus Plan for 2014, the Compensation Committee used its negative discretion to reduce the actual bonuses earned for 2014, which negative discretion was guided by (1) the fact that our weighted average achievement of Target OIBDA and Target Free Cash Flow for 2014 was between the funding threshold level (at 80%) described above and the target level of achievement (at 100%) and (2) its subjective evaluation of the individual performance of the named executive officers against qualitative objectives. Messrs. Male, Shassian and Sauer received final bonus payments equal to 120% of their target bonus opportunities. Mr. Nowak received a final bonus payment equal to 110% of his target bonus opportunity. Mr. Kelly received a payment pursuant to the terms of his separation agreement to account for the bonus that he would have otherwise earned for 2014 under the Executive Bonus Plan, as further described below. Mr. Sriubas did not participate in the Executive Bonus Plan at all for 2014 due to his mid-year employment with us. However, Mr. Sriubas received a bonus payment equal to 100% of his target bonus opportunity, pro-rated for the period commencing on July 28, 2014 and ending on December 31, 2014 in accordance with the terms of his employment agreement with us.

•	2014 Long-Term Incentives. In 2014, long-term equity incentive opportunities were provided at target levels for the named executive officers, of which 60% of the long-term incentive opportunity was provided in the form of performance-based restricted share units (“PRSUs”) and 40% was provided in the form of time-based restricted share units (“TRSUs”). During 2014, we exceeded the threshold level of 80% of the weighted average Target OIBDA and Target Free Cash Flow performance objective, weighted 75% and 25%, respectively, necessary to fund the PRSUs. Had we not achieved this threshold level of performance, the PRSUs would have been forfeited. Based on the percentage attainment of the weighted average Target OIBDA and Target Free Cash Flow performance objective at 92%, the named executive officers earned 84% of their target PRSU awards.

•	Additional Equity Grants in 2014. In addition, in 2014 we granted TRSUs to a broad group of our employees, including certain of our named executive officers, under our “Fund-the-Future” program, as described below under “—Elements of 2014 Executive Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—2014 Fund-the-Future Grants.” We also granted TRSUs to certain of our named executive officers in connection with the IPO, as described below under “—Elements of 2014 Executive Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—One-Time Initial Public Offering Grants.” Messrs. Male and Shassian also received matching TRSU grants, based on the number of shares of common stock they purchased in connection with the IPO, pursuant to the terms of their employment agreements, as described below under “—Elements of 2014 Executive Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—2014 Matching Share Grants.”

•	NEO Departures. In 2014, two of our named executive officers, Messrs. Kelly and Nowak, stepped down from their executive-level positions with the Company effective as of July 23, 2014 and December 31, 2014, respectively. Mr. Kelly subsequently terminated employment with the Company effective as of December 31, 2014 and Mr. Nowak subsequently terminated employment with the Company on February 27, 2015. As of December 31, 2014, Mr. Kelly accrued severance benefits in accordance with the terms of his employment agreement and his separation agreement with the Company dated July 23, 2014.

Pay for Performance

Our performance-based compensation programs provide for the opportunity to reward our NEOs for contributing to annual financial and operational performance through annual bonus programs, and stock price appreciation through long-term equity incentives. As such, a significant portion of the named executive officers’ total target compensation consists of performance-based compensation in the form of annual bonus opportunities under our Executive Bonus Plan and PRSUs under the Omnibus SIP.

In selecting the financial performance metrics, goals and criteria for the performance-based compensation programs for 2014, the 162(m) Outside Directors considered the Company’s annual operating budget for the upcoming year, as approved by the Board. In order to align the performance-based compensation program with the Company’s expected performance and cash flow, the 162(m) Outside Directors considered these budgeted amounts for weighted average Target OIBDA and Target Free Cash Flow in approving the performance goals and criteria. After a review of our financial performance in 2014 and taking into account the extraordinary strategic initiatives achieved in 2014, as discussed below, the Compensation Committee reviewed and certified the achievement of the applicable threshold performance goals under the 2014 Executive Bonus Plan and determined and approved the actual bonuses earned for each of the named executive officers. In addition, the Compensation Committee certified the achievement of the applicable performance goals for the PRSUs granted in 2014 to our named executive officers, with the result that the named executive officers earned PRSUs at levels reflecting the Company’s performance. See “—Elements of 2014 Executive Compensation—Performance-Based Compensation Programs” below for additional detail.

Overview of 2014 Compensation Objectives

The compensation programs in which our named executive officers participated during fiscal year 2014 were designed to motivate and reward business success and to increase stockholder value. These compensation programs were based on the following core objectives:

•	Stockholder Value Focused. Align executives’ interests with stockholders’ interests, with a particular emphasis on creating incentives that reward executives for consistently increasing the value of the Company.

•	Market-based. Consider the profile of compensation and benefits programs necessary to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

•	Performance-based. Ensure plans provide reward levels that reflect variances between actual and desired performance results.

•	Flexible. Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

Evaluating 2014 Executive Compensation

As discussed above, prior to the IPO, CBS management reviewed and approved our named executive officers’ compensation, including base salaries, target annual incentive opportunities and target long-term incentive opportunities. CBS management did not use rigid guidelines in determining the mix of compensation elements (in other words, no precise percentage allocation of long-term versus currently paid out compensation and cash versus non-cash compensation was followed) for our named executive officers. However, CBS management considered the level of base salary of those executives as it related to the allocation of guaranteed versus performance-based compensation. In establishing our then-serving named executive officers’ compensation, CBS management generally considered competitive market and industry data for executive talent, including general compensation data for the named executive officers’ positions in our industry from sources like Mercer and Equilar as well as the Towers Watson Media Industry Survey.

In March 2014, in connection with the IPO, the Board delegated authority to the 162(m) Outside Directors to evaluate and approve the grant of performance-based compensation opportunities for 2014 to our then-serving named executive officers under the Executive Bonus Plan and the Omnibus SIP. In adopting and approving our Executive Bonus Plan and the Omnibus SIP, and the grants under such plans for the named executive officers, the 162(m) Outside Directors primarily considered the applicable terms of the named executive officers’ employment agreements, which set forth the applicable target bonus opportunities and target value for long-term incentive opportunities. In March 2014, in connection with the IPO, the Board approved Fund-the-Future and one-time IPO grants for certain of our named executive officers.

In July 2014, in connection with the Separation, the Compensation Committee was established to evaluate, review and approve executive compensation for our named executive officers on a going-forward basis. The Compensation Committee does not target pay at any specific levels when setting pay for its named executive officers, but market median is considered as a reference point. The Compensation Committee reviewed and approved the new employment agreement with Mr. Sriubas, which the Company entered into on July 28, 2014.

Elements of 2014 Named Executive Officer Compensation

The compensation arrangements for our named executive officers during 2014 generally consisted of the following elements:

•	Base salary;

•	Performance-based compensation programs:

¡	Annual cash bonus awards; and

¡	Long-term equity incentives;

•	Retirement and deferred compensation plans; and

•	Other compensation (other personal benefits).

The Compensation Committee considers (and, prior to the Separation, CBS management and the 162(m) Outside Directors considered) each of the above elements in determining each named executive officer’s compensation package in order to reward for both the long- and short-term performance of the named executive officer and the Company. Neither the Company nor CBS management used rigid guidelines in determining the mix of compensation elements (in other words, no precise percentage allocation of long-term versus currently paid out compensation and cash versus non-cash compensation was followed) for named executive officers, but both the Company and CBS management placed an emphasis on performance-based compensation.

Base Salary

In late 2013 and continuing in early 2014 prior to the IPO, CBS management negotiated employment agreements with our named executive officers (other than Mr. Sriubas, who did not join the Company until July 28, 2014). The employment agreements with Messrs. Male, Shassian, Nowak and Kelly set forth a base salary that was deemed sufficiently competitive to retain the officer and provided a secure base of guaranteed cash to compensate him for services expected to be rendered during the fiscal year. In establishing the base salaries for Messrs. Male, Shassian, Nowak and Kelly under their employment agreements, CBS management specifically considered the compensation data discussed above for the officers’ positions in our industry, individual performance, the base salary level for the executive in relation to his total compensation package, the level of the annual merit increase budget across CBS as a whole, any existing contractual obligations, and the level of base salary as it related to the allocation of guaranteed versus variable, at-risk compensation. The base salaries were not increased for Messrs. Male, Shassian, Nowak and Kelly for 2014.

As discussed above, we entered into a new employment agreement with Mr. Sauer in February 2014 that was negotiated by CBS management. In connection with his new employment agreement, Mr. Sauer’s base salary was increased from $395,852 to $450,000 to ensure Mr. Sauer’s continued service, and in recognition of his role as Executive Vice President, General Counsel and Secretary for the Company as a stand-alone public company, as well as the increased scope of responsibilities that Mr. Sauer would be assuming in 2014 in connection with the IPO, the Separation and the many other strategic initiatives undertaken by us in 2014.

In connection with Mr. Sriubas’ appointment as our Executive Vice President, Strategic Planning and Development on July 28, 2014 and his new July 2014 employment agreement, Mr. Sriubas’ annual base salary was established by the Compensation Committee at $550,000.

Performance-Based Compensation Programs

During 2014, our named executive officers (other than Mr. Sriubas) participated in performance-based compensation programs approved and adopted by the 162(m) Outside Directors. Mr. Sriubas’ employment agreement set forth the terms of the performance-based compensation he would be eligible to receive for 2014. Our performance- based compensation programs are designed to reward named executive officers for contributing to annual financial and operational performance, through annual bonus awards, and for realizing stock price appreciation, through long-term equity incentives.

Annual Cash Bonus Awards. Pursuant to the employment agreements of Messrs. Male, Shassian, Nowak, Sauer and Kelly, each of these named executive officers was eligible to earn an annual bonus for 2014; the employment agreements established the target bonus opportunities for each such named executive officer. The target bonus opportunities for each of Messrs. Male, Shassian, Nowak, Sauer and Kelly for 2014 were 85%, 75%, 50%, 50%, and 75%, respectively, of each named executive officer’s annual base salary. Upon joining us in July 2014, Mr. Sriubas was granted an annual target bonus opportunity equal to 75% of his annual base salary. For 2014, however, his bonus was guaranteed at 100% performance (in other words, 75% of his annual base salary), pro-rated based on his date of hire. While Mr. Kelly did not receive a payout under the annual bonus program for 2014 due to his departure from the Company, pursuant to the terms of his separation agreement, Mr. Kelly received a cash payment to account for the bonus that he would have otherwise earned at target for 2014.

Each of the named executive officers (other than Mr. Sriubas) was eligible to earn his target bonus for 2014 under the terms of the Executive Bonus Plan. The Executive Bonus Plan benefits and advances the interests of the Company by granting annual bonus award opportunities to executives as “pay for performance”—that is, as a reward for their individual contributions to annual financial and operational achievements. As discussed above, Mr. Sriubas’ pro-rated annual bonus for 2014 was provided pursuant to his employment agreement.

During the first quarter of 2014, the 162(m) Outside Directors approved 2014 performance goals related to the Company and the funding levels that could be earned for that year. The funding levels and financial performance goals set by the 162(m) Outside Directors were derived from the approved budget for fiscal year 2014.

The Executive Bonus Plan for 2014 was structured so that if the Company achieved the threshold performance goal for 2014, bonuses would initially be funded at eight times each participating named executive officer’s annual base salary in effect as of January 1, 2015 (the “individual award limit”). The threshold performance goal under the Executive Bonus Plan for 2014 was set at 80% of the weighted average Target OIBDA and Target Free Cash Flow goals, weighted 75% and 25%, respectively. To the extent the threshold performance goal was attained for 2014, the Executive Bonus Plan was structured so that the Compensation Committee would then exercise negative discretion to adjust the amount of the bonuses actually earned, subject to the individual award limits, with such negative discretion guided by consideration of individual performance against qualitative objectives.

With respect to the Target OIBDA and Target Free Cash Flow performance goal for 2014, Target OIBDA was set equal to the Company’s OIBDA budget for 2014, and Target Free Cash Flow was also set equal to the Company’s budget for 2014. The 162(m) Outside Directors also recognized that actual results in 2014 would have to be adjusted to take into account items that would otherwise distort the calculation of the performance goal. The Target OIBDA metric was selected because it is an important indicator of the Company’s operational strength and performance of our businesses, as it provides a link between profitability and operating cash flow. The Target Free Cash Flow metric was selected because it gives a clear view of the Company’s ability to generate cash (and thus profits), which allows us to distribute cash to stockholders and pursue opportunities that enhance stockholder value.

As originally approved and adopted by the 162(m) Outside Directors, the Executive Bonus Plan for 2014 was designed to operate so that once the annual bonuses were initially funded at eight times each participating named executive officer’s base salary based on achieving 80% of the weighted average Target OIBDA and Target Free Cash Flow goal (weighted 75% and 25%, respectively), the Compensation Committee would then determine the amount of final payouts guided by (at a weighting of 67%) the achievement of the weighted average Target OIBDA and Target Free Cash Flow goal (themselves weighted 75% and 25%, respectively) and guided by its assessment of individual named executive officer performance (at a weighting of 33%). More specifically, with respect to the portion of the bonus based on achievement of the financial metrics, achievement would be measured using the threshold level of 80% achievement of the weighted average Target OIBDA and Target Free Cash Flow goals (weighted 75% and 25%, respectively), with a corresponding payout at 50% of the named executive officer’s target bonus. Likewise, 120% achievement would result in a corresponding payout at 200% of the named executive officer’s target bonus. Funding between the threshold level and maximum level of financial performance would be interpolated on a straight line basis, and the 162(m) Outside Directors intended that the financial portion of the formula would be preliminary in nature, thus allowing for the Compensation Committee to establish each named executive officer’s final award payout guided by other relevant performance considerations, subject to the individual award limits established in the Executive Bonus Plan and below the bonus amounts funded under the Executive Bonus Plan.

Performance	67% Preliminary Payout Based on Financial Metrics		33% Preliminary Payout Based on Individual Performance
	Weighted Average % of Achievement versus Target Goals (Target OIBDA – 75%; Target Free Cash Flow – 25%)	Approximate Size of Financial Payout as % of Named Executive Officer’s Target Bonus
Threshold	80%	50%	Discretionary
Target	100%	100%	100%
Maximum	120%	200%	Discretionary, subject to individual award limit

Following the Separation, while we continued the Executive Bonus Plan for the balance of fiscal year 2014 as designed with respect to the funding performance goals and funding levels, the Compensation Committee determined to depart from the original design for the manner in which it would exercise its negative discretion in arriving at final award payouts for the participating named executive officers. The process that the Compensation Committee actually used for its determinations is explained below.

In February 2015, the Compensation Committee evaluated our actual performance relative to the performance goals to determine initial funding for payouts under the Executive Bonus Plan for 2014. Those results were as follows:

2014 Performance Goal	Weighting	Actual	Target	Achievement
Target OIBDA	75%	$391.8 million (93.1% of Target)	$421.0 million	93.1% x 75% = 69.8%
Target Free Cash Flow	25%	$201.6 million (88.8% of Target)	$227.0 million	88.8% x 25% = 22.2%
2014 Achievement:				92.0%

The Compensation Committee certified that the Company exceeded the threshold performance goals of achieving 80% of the weighted average Target OIBDA (weighted 75%) and Target Free Cash Flow (weighted 25%) for 2014. More specifically, in 2014, we achieved 92% of the performance goal. Accordingly, awards under the Executive Bonus Plan for 2014 were initially funded at eight times each participating named executive officer’s base salary. With respect to Target OIBDA and Target Free Cash Flow, the actual performance goal numbers were adjusted to account for net (gains) losses on dispositions, stock-based compensation, restructuring charges, acquisition costs and earnings, expenses and cash taxes related to our real estate investment trust (“REIT”) conversion and unplanned expenses and capital expenditures related to our debt offerings, the IPO, the Separation, our REIT conversion and our rebranding.

In determining the final, actual bonus amounts earned by Messrs. Male, Shassian, Nowak and Sauer in respect of fiscal year 2014, the Compensation Committee then exercised its negative discretion by considering the individual performance of those named executive officers as well as major strategic initiatives that were achieved during the year, including: the successful separation from CBS that included the formation borrowings, the IPO, the Exchange Offer and the establishment of various functions needed as a separately traded company; the conversion of the Company to a REIT; the acquisition and integration of selected outdoor advertising assets of Van Wagner Communications, LLC along with additional smaller acquisitions; the establishment of our leadership team; the rebranding of the Company from CBS Outdoor Americas Inc. to OUTFRONT Media Inc.; and the distribution to stockholders of $133.2 million in quarterly recurring dividends. The Compensation Committee specifically considered that, because these were significant strategic achievements that positioned the Company for long-term success and are expected to drive long-term shareholder value creation, these achievements were appropriate to justify individual performance rewards for these named executive officers for 2014 above a target level of performance.

As a result, the Compensation Committee determined that each of Messrs. Male, Shassian and Sauer would receive an annual bonus for 2014 equal to 120% of his respective target bonus opportunity. In addition, pursuant to the terms of his November 25, 2014 separation agreement, the Compensation Committee determined that Mr. Nowak would receive an annual bonus for 2014 at the same time and at the same level as the 2014 annual bonuses paid to other senior executives; accordingly, Mr. Nowak’s 2014 bonus was equal to 110% of his target bonus opportunity, which payout level was consistent with payouts earned by our other non-NEO senior executives who had also helped deliver in the successful achievement of the initiatives described above. Mr. Kelly, who stepped down from his position as President and Chief Operating Officer in July 2014, did not receive a final payout under the Executive Bonus Plan due to his departure. Instead, Mr. Kelly received a cash payment under the terms of his separation agreement equal in value to 100% of the bonus that he would have otherwise earned at target for 2014 under the Executive Bonus Plan. As described above, pursuant to his employment agreement, Mr. Sriubas received an annual bonus for 2014 equal to 100% of his target bonus opportunity, pro-rated for his period of service between his date of hire through the end of fiscal year 2014.

The actual performance bonuses paid to each named executive officer under the Executive Bonus Plan for 2014 are as follows:

Named Executive Officer	Base Salary ($)	Target Bonus Opportunity		Actual Bonus Earned
		As % of Base Salary	($)	As % of Target Bonus Opportunity	($)
Jeremy J. Male	1,350,000	85%	1,147,500	120%	1,377,000
Donald R. Shassian	650,000	75%	487,500	120%	585,000
Raymond Nowak	575,000	50%	287,500	110%	316,250
Richard H. Sauer	450,000	50%	225,000	120%	270,000
Andrew Sriubas	550,000	75%	412,500	100%	177,432	(1)
Wally Kelly	800,000	75%	600,000	— (2)	—	(2)

(1) Amount pro-rated for period of service between July 28, 2014 and December 31, 2014.

(2) As noted above, Mr. Kelly did not receive a final payout under the Executive Bonus Plan due to his departure, but instead received a cash payment under the terms of his separation agreement equal in value to 100% of the bonus ($600,000) that he would have otherwise earned at target for 2014 under the Executive Bonus Plan.

Long-Term Equity Incentives. Under the Company’s long-term incentive program, we provided our named executive officers with the opportunity to earn long-term equity-based incentive awards granted under the Omnibus SIP. The long-term incentive awards are generally designed as a “pay for performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for stockholders. We believe equity compensation helps attract and retain talent, align our named executive officers’ interests with those of our stockholders and build executive ownership in our common stock.

With respect to our long-term equity-based incentive awards for 2014, the grant date for equity awards is the date on which the awards were approved by the 162(m) Outside Directors, the Board and/or Compensation Committee, as applicable, or, if so determined, a future grant date (including a future date specified in an employment agreement). The 2014 PRSUs and TRSUs granted to our named executive officers (other than Mr. Sriubas) were approved by the 162(m) Outside Directors on March 31, 2014 and have a March 31, 2014 grant date. The 2014 PRSUs and TRSUs granted to Mr. Sriubas were approved by the Compensation Committee on July 24, 2014 and have an August 1, 2014 grant date. The 2014 Fund-the-Future and One-Time Initial Public Offering grants to our employees, including certain of our named executive officers, were approved by the Board on March 25, 2014, with a future grant date to coincide with the pricing of our IPO. Any option award that will have a future grant date may not have an exercise price less than the closing price per share of our common stock on the NYSE on the date of grant.

Treatment of Outstanding CBS Equity Awards Held by Our Named Executive Officers

For 2014, in connection with the IPO, approximately 87,552 RSUs for CBS Class B Common Stock held by our named executive officers at that time, which were originally granted under the CBS Corporation 2009 Long-Term Incentive Plan, were converted into RSUs for shares of our common stock with substantially equivalent terms, except that the number of shares of our common stock subject to each converted RSU award was adjusted in order to preserve the intrinsic fair value of the award at the time of conversion. In connection with the Separation, approximately 159,397 stock options in respect of CBS Class B Common Stock held by our named executive officers at that time, which were originally granted under various CBS stock plans, were converted into stock options in respect of our common stock with substantially equivalent terms, except that the number of shares of our common stock subject to each converted stock option award and the exercise price of each converted stock option award were adjusted in order to preserve the intrinsic value of the award at the time of conversion.

Pursuant to his employment agreement, on September 18, 2013, Mr. Male received an award of fully-vested restricted share units under the CBS Corporation 2009 Long-Term Incentive Plan. Under the terms of this award, one-half of these RSUs were settled in shares of CBS Class B Common Stock on September 18, 2014 and the remaining one-half will be settled in shares of CBS Class B Common Stock on September 18, 2015. As set forth in his employment agreement, this RSU award was not converted into an RSU award for shares of our common stock.

PRSU and TRSU Award Grants

For 2014, based upon recommendations from CBS management, the 162(m) Outside Directors determined the type and mix of equity-based vehicles used to deliver value primarily based on an executive’s level in the organization and our business needs. For 2014, the 162(m) Outside Directors, based upon recommendations from CBS management, considered the following objectives in determining the appropriate type and mix of equity-based vehicles:

•	PRSUs. Increased accountability for executives: Motivate executives to focus on Company performance through the achievement of predetermined financial goals over a designated period. Performance goals for performance-based stock awards are established based on financial and operational goals for the relevant fiscal year; and

•	TRSUs. Retention of talent in both up and down markets: Provide real value in awards that are earned over a specified vesting period.

In determining the target value to be delivered through these two equity vehicles, based upon recommendations from CBS management, the Company reviewed the named executive officers’ employment agreements, the Company’s retention needs, potential stockholder dilution, the expense to be incurred by the Company and prior equity grant practices. In determining the value, mix and type of awards in 2015 and beyond, the Compensation Committee generally expects to take into consideration the objectives noted above and the competitive assessment of total compensation as discussed in “—Evaluating 2014 Executive Compensation” above.

On March 31, 2014, the 162(m) Outside Directors approved the opportunities for each of the named executive officers (with the exception of Mr. Sriubas who was not serving at such time) for long-term incentive awards under the Omnibus SIP, with 60% of the opportunity provided in the form of PRSUs and 40% provided in the form of TRSUs, in the amounts set forth in the table below. Mr. Sriubas received his long-term incentive award for 2014 on August 1, 2014 following his July 28, 2014 date of hire.

Named Executive Officer	Target PRSUs (#)	TRSUs (#)
Jeremy J. Male	42,857	28,571
Donald R. Shassian	28,928	19,285
Raymond Nowak	12,321	8,214
Richard H. Sauer	5,892	3,928
Andrew Sriubas	13,501	9,000
Wally Kelly	21,428	14,285

The PRSUs are subject to both performance-based and time-based vesting conditions. The number of PRSUs eligible to vest is determined based on our percentage attainment of the weighted average Target OIBDA and Target Free Cash Flow performance objective for 2014. The calculations of weighted average Target OIBDA and Target Free Cash Flow with respect to the PRSUs granted in 2014 are the same as those applied to the annual cash bonus awards for 2014 described above. The 162(m) Outside Directors believe that using weighted average Target OIBDA and Target Free Cash Flow as the performance measure under the annual bonus and long-term incentive programs reinforces the criticality of driving performance against these goals.

For 2014, no PRSUs were eligible to vest unless at least 80% of the weighted average Target OIBDA and Target Free Cash Flow performance goal was achieved, with the Target OIBDA metric weighted 75% and the Target Free Cash Flow metric weighted 25%. If the achievement was 80% or more, the number of PRSUs that would be earned and eligible to vest would be determined as follows:

Percentage Attainment of Performance Goal	Number of PRSUs Earned and Eligible to Vest(1)
< 80%	None; the Target PRSUs will be forfeited
80%	60% of Target PRSUs
100%	100% of Target PRSUs
110%	120% of Target PRSUs

(1) Achievement at intermediate points between 80% and 100% or 100% and 110% will be interpolated on a straight-line basis.

If we pay regular cash dividends with respect to our common stock, the holders of TRSUs and PRSUs will be eligible for dividend equivalent payments in shares of our common stock when and to the extent that the related TRSUs or PRSUs vest and are settled.

In February 2015, the Compensation Committee determined that at least 80% of the weighted average Target OIBDA and Target Free Cash Flow was attained and, accordingly, the number of PRSUs actually earned based on our performance relative to the performance goals established by the 162(m) Outside Directors for the 2014 calendar year. As discussed above under “—Performace-Based Compensation Programs—Annual Cash Bonus Awards,” for 2014, our weighted average Target OIBDA and Target Free Cash Flow performance achievement was equal to 92% of such performance targets for 2014. As a result, based on straight line interpolation for achievement of the performance goals at percentages between 80% and 100% (as illustrated in the table above), the number of PRSUs that became eligible to vest for 2014 was below the target number of PRSUs and equal to 84% of each named executive officer’s target PRSUs, rounded up by vesting tranche. The table below sets forth the number of PRSUs that were earned in 2014 and are eligible to vest in accordance with the time-based vesting schedule described below:

Named Executive Officer	Target PRSUs (#)	Number of PRSUs Earned and Eligible to Vest (#)
Jeremy J. Male	42,857	36,001
Donald R. Shassian	28,928	24,300
Raymond Nowak	12,321	10,353
Richard H. Sauer	5,892	4,952
Andrew Sriubas	13,501	11,341
Wally Kelly	21,428	18,000

The TRSUs and the earned PRSUs will vest in equal installments on each of March 28, 2015, 2016, 2017 and 2018 for Messrs. Male, Shassian and Sauer (or August 1, 2015, 2016, 2017 and 2018 for Mr. Sriubas), subject to each named executive officer’s respective continued employment through the applicable vesting date and the terms of his employment agreement. Mr. Kelly’s and Mr. Nowak’s PRSUs and TRSUs will vest in accordance with the terms of their separation arrangements.

On December 31, 2014, in connection with the payment of the special dividend comprised of the E&P Purge, all outstanding TRSUs and earned PRSUs were adjusted by crediting each outstanding TRSU and PRSU with (1) 0.1378 additional RSUs and (2) a cash dividend equivalent equal to $0.9128, pursuant to the anti-dilution adjustment to such awards described below under “—Impact of Special Dividend on Outstanding Equity Awards.” The additional RSUs and the dividend equivalents are subject to the same terms and conditions, including vesting and forfeiture, as the original grants to which they relate. The amounts set forth in the table above do not reflect the impact of the anti-dilution adjustment.

2014 Fund-the-Future Grants

In 2014, the Board granted TRSUs pursuant to the Fund-the-Future program to a broad group of our employees, including certain of our named executive officers. The purpose of the Fund-the-Future program was to provide additional income to eligible employees, excluding those who were actively participating in certain CBS pension plans and employees otherwise subject to a collectively bargained agreement which does not provide for their participation in the Fund-the-Future program. For 2014, the Board determined to award a number of TRSUs to all participants in the program based on the employee’s annual base pay (capped at $550,000) or benefit base on March 28, 2014 (the date of grant), multiplied by 2.5% and then divided by our IPO common stock price of $28.00 per share.

Pursuant to the Fund-the-Future program, the Board granted the following named executive officers TRSUs with respect to the following number of shares of our common stock:

Named Executive Officer	TRSUs (#)
Jeremy J. Male	491
Donald R. Shassian	491
Richard H. Sauer	402
Wally Kelly	491

Mr. Nowak was not eligible to receive a Fund-the-Future TRSU grant because he was a participant in certain CBS pension plans during 2014. Mr. Sriubas was not eligible to receive a Fund-the-Future TRSU grant because he was not an employee on the grant date. These TRSUs vest in equal installments on each of the first three anniversaries of March 28, 2014, subject to the named executive officer’s continued employment through the applicable vesting date and the terms of his employment agreement. If a named executive officer’s employment terminates due to death or disability, these TRSUs will immediately vest. If we pay regular cash dividends on our common stock, the holders of these TRSUs will be eligible for cash dividend equivalent payments at the time and to the extent that the related TRSUs vest and are settled.

On December 31, 2014, in connection with the E&P Purge, all outstanding TRSUs were adjusted as described above under “—PRSU and TRSU Award Grants.” The amounts set forth in the table above do not reflect the impact of the anti-dilution adjustment.

One-Time Initial Public Offering Grants

In 2014, in connection with the IPO, the Board granted all non-union employees, including our then-serving named executive officers, special one-time TRSUs on substantially the same terms and conditions as the Fund-the-Future grants described above. These grants were made on March 28, 2014. The participating named executive officers received TRSUs with respect to the following number of shares of our common stock:

Named Executive Officer	TRSUs (#)
Jeremy J. Male	491
Donald R. Shassian	491
Raymond Nowak	491
Richard H. Sauer	402
Wally Kelly	491

Mr. Sriubas was not eligible to receive a one-time IPO grant because he was not an employee on the grant date.

On December 31, 2014, in connection with the E&P Purge, all outstanding TRSUs were adjusted as described above under “—PRSU and TRSU Award Grants.” The amounts set forth in the table above do not reflect the impact of the anti-dilution adjustment.

2014 Matching Share Grants

In 2014, in accordance with the terms of Messrs. Male and Shassian’s employment agreements, the Board granted TRSUs to Messrs. Male and Shassian. For each share of our common stock that Mr. Male and Mr. Shassian purchased in connection with our IPO, we granted to each of Messrs. Male and Shassian 0.625 TRSUs and 0.5 TRSUs, respectively, denominated in shares of our common stock under the Omnibus SIP. In respect of the 100,000 shares purchased by Mr. Male and 71,420 shares purchased by Mr. Shassian in connection with our IPO, we granted them 62,500 and 35,710 TRSUs, respectively. The terms of the matching TRSUs are substantially the same as the terms of the TRSU grants made in connection with the long-term incentive awards described above.

On December 31, 2014, in connection with the E&P Purge, all outstanding TRSUs were adjusted as described above under “—PRSU and TRSU Award Grants.” The amounts set forth in the paragraph above do not reflect the impact of the anti-dilution adjustment.

Impact of Special Dividend on Outstanding Equity Awards

In order to comply with certain REIT qualification requirements, on October 29, 2014, the Board approved a special dividend of approximately $547.7 million, or $4.56 per share, to distribute accumulated earnings and profits as of July 17, 2014, the date we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes, including any earnings and profits allocated to us by CBS in connection with the Separation. The special dividend was paid on December 31, 2014 to stockholders of record on November 20, 2014. In connection with the special dividend, we paid approximately $109.5 million in cash, and issued approximately 16.5 million new shares of our common stock based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. As a result of the E&P Purge, the Compensation Committee approved an anti-dilution adjustment pursuant to the terms of the Omnibus SIP and adjusted all of our outstanding equity awards, including those held by our named executive officers, as follows:

•	On December 31, 2014, each outstanding RSU award held by our named executive officers as of November 20, 2014, was credited with (1) 0.1378 additional RSUs, and (2) a cash dividend equivalent of $0.9128; the additional RSUs and the dividend equivalents are subject to the same terms and conditions, including vesting and forfeiture, as the original RSU grants; and

•	On December 31, 2014, each outstanding stock option held by our named executive officers as of November 20, 2014, which was previously converted in connection with the Separation from an option to purchase shares of CBS Class B Common Stock to an option to purchase shares of our common stock, as described above, was adjusted as follows: (1) the number of shares subject to each option was multiplied by 1.1563; and (2) the per share exercise price of each option was divided by 1.1563.

Retirement and Deferred Compensation Plans

During 2014 and prior to the Separation, certain of our named executive officers participated, along with other eligible CBS employees, in CBS’s broad-based tax-qualified defined contribution plans and nonqualified deferred compensation plans. In addition, Mr. Nowak participated, along with other eligible CBS employees, in a CBS tax-qualified and a nonqualified defined benefit plan, which are closed to new participants. Mr. Nowak continues to have accumulated benefits under these plans, but he no longer accrues benefits.

During 2014, our Board adopted a broad-based tax-qualified defined contribution plan (the “401(k) Plan”) and a nonqualified deferred compensation plan (the “Excess 401(k) Plan”), effective as of January 1, 2014, at which time the account balances as of December 31, 2013 of the participating named executive officers under CBS’s 401(k) plan were transferred to the 401(k) Plan and CBS’s excess 401(k) plan and CBS’s bonus deferral plan were transferred to the Excess 401(k) Plan. During 2014, we provided the participating named executive officers with matching contributions in the 401(k) Plan and the Excess 401(k) Plan as we believe this benefit is market-competitive and assists us in attracting and retaining talent.

Information regarding the participation by our named executive officers in these retirement and deferred compensation plans is set forth in the 2014 Pension Benefits and 2014 Nonqualified Deferred Compensation tables and the narratives following these tables. The Excess 401(k) Plan allows our senior executives the opportunity to save for retirement beyond the qualified plan limitations.

Other Compensation (Other Personal Benefits)

Pursuant to Mr. Male’s employment agreement, he was eligible to receive relocation benefits that included a housing allowance for a period of twelve months following the September 18, 2013 effective date of his employment agreement, six trips to the United Kingdom during the same twelve-month period, one family trip from the United Kingdom to the New York metropolitan area during the same twelve-month period and shipment of household goods to the New York metropolitan area. To the extent any of these payments made to Mr. Male are taxable, the Company will make an additional payment to him in an amount that, after payment of all taxes payable by him with respect to the additional payment, will equal the amount of all taxes payable by him with respect to the related reimbursement. Other than as described above for Mr. Male, our named executive officers do not receive any other perquisites or personal benefits.

Employment and Post-Termination Arrangements for 2014

All of the named executive officers are employed under employment agreements, as we consider this practice to be the best means by which to secure the employment of each of these executives. We continued the employment agreements that CBS entered into with our named executive officers in 2013 and 2014, as we believe they were reasonable and helped foster continuity of leadership during this year of transition. The employment agreements provide for post termination payments which assist us in recruiting and retaining talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason. The non-competition restriction is to be in effect during employment and, following termination of employment, for the greater of twelve months or the period in which severance payments are made to the named executive officer. In order to commence the receipt of any severance payments, the named executive officer must provide the Company with a signed acknowledgement and release of claims document.

In connection with his December 31, 2014 termination date, Mr. Kelly received severance benefits in accordance with the terms of his employment agreement and separation agreement with the Company.

In connection with his February 27, 2015 termination date, Mr. Nowak received severance benefits in accordance with the terms of his employment agreement and separation agreement with the Company. Pursuant to the separation agreement between the Company and Mr. Nowak dated November 25, 2014, an exception was made to Mr. Nowak’s termination provisions as provided for in his employment agreement. The Company allowed for an additional eight months of continued equity vesting for Mr. Nowak in order to secure his continued service during an advisory period running through the end of February 27, 2015.

The terms and provisions of these contracts are more fully described below in the sections entitled “—Employment Agreements” and “—Potential Payments upon Termination.”

Compensation Deductibility Policy

Section 162(m) of the Code generally limits to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) employed by us at the end of the year (or covered employees). Compensation that satisfies the Code’s requirements for “performance-based compensation” is not subject to this deduction limitation. Our Compensation Committee considers deductibility as just one factor in determining the form and terms of compensation we provide to our employees. However, the Compensation Committee may decide to grant compensation that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code in certain circumstances, including when, in the Compensation Committee’s judgment, certain compensation is needed to achieve the Compensation Committee’s overall compensation objectives. We reserve the right to award compensation that does not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, including under the Executive Bonus Plan and the Omnibus SIP. Moreover, even if the Compensation Committee intends to grant compensation that qualifies as “performance-based compensation” for purposes of Section  162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Compensation Risk Assessment

In March 2015, as part of the Company’s Enterprise Risk Management process, our Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Human Resources Officer, Vice President, Internal Audit, and five senior members of human resources evaluated our compensation programs for potential areas of risk. During this initial risk assessment, we reviewed our compensation and benefit programs to identify potential risks and risk mitigation factors. On the basis of this initial assessment, management concluded that the Company’s compensation programs are structured in a way that does not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent OUTFRONT Media Inc., a Maryland corporation (the “Company”), specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders (the “Proxy Statement”). Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference from the Proxy Statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 6, 2015.

Members of the Compensation Committee

Peter Mathes, Chair

Nicolas Brien

Susan M. Tolson

2014 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2014 and 2013, as applicable.

Name and Principal Position(a)(1)	Year (b)	Salary ($)(c)(2)	Bonus ($)(d)(3)	Stock Awards ($)(e)(4)	Option Awards ($)(f)(5)	Non-Equity Incentive Plan Compensation ($)(g)(2)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)(7)	All Other Compensation ($)(i)(8)	Total ($)(j)
Jeremy J. Male	2014	1,349,999	—	3,968,238	—	1,377,000	—	683,985	7,379,222
Chief Executive Officer	2013	389,423	1,279,000	2,199,910	799,997		—	4,077	4,672,407
Donald R. Shassian	2014	650,000	—	2,496,215	—	585,000	—	102,909	3,834,124
Executive Vice President, Chief Financial Officer	2013	67,500	—	499,974	—	—	—	168	567,642
Raymond Nowak	2014	575,000	—	615,133	—	316,250	576,086	228,829	2,311,298
Former Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer	2013	577,211	287,500	402,458	172,498	—	—	21,789	1,461,456
Richard H. Sauer	2014	442,710	—	310,953	—	270,000	—	29,225	1,052,888
Executive Vice President, General Counsel and Secretary	2013	397,375	197,926	109,868	—	—	—	9,538	714,707
Andrew R. Sriubas	2014	232,692	177,432	749,958	—	—	—	25,323	1,185,405
Executive Vice President, Strategic Planning & Development
Wally Kelly	2014	800,000	—	2,400,579	1,056,374	—	—	2,239,161	6,496,114
Former President and Chief Operating Officer	2013	803,077	600,000	613,695	399,997	—	—	9,988	2,426,757

(1)	Messrs. Kelly and Nowak stepped down from their positions as of July 23, 2014 and December 31, 2014, respectively. Mr. Sriubas joined the Company on July 28, 2014.

(2)	Salary and Non-Equity Incentive Plan Compensation for 2014 includes amounts deferred under qualified and nonqualified arrangements.

(3)	For 2014, for Mr. Sriubas, the amount represents his target bonus, prorated based on the date of his hire, in accordance with his employment agreement.

(4)	For stock awards made in 2014, these amounts reflect the aggregate grant date fair values of grants under the Omnibus SIP, determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. For the PRSUs granted in 2014 to Messrs. Male, Shassian, Nowak, Sauer, Sriubas and Kelly (representing $1,253,567, $846,144, $360,389, $172,341, $449,988, and $626,769 respectively, of the aggregate grant date values included in column (e)), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $1,504,280, $1,015,373, $432,467, $206,809, $539,986, and $752,123 respectively. The assumptions upon which these amounts are based are set forth in note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For Mr. Kelly, stock awards for 2014 also include the incremental fair value of Mr. Kelly’s unvested RSUs, the vesting of which was accelerated during 2014 under the terms of Mr. Kelly’s separation arrangement.

(5)	For Mr. Kelly, option awards for 2014 reflect the incremental fair value of Mr. Kelly’s unvested options, the vesting of which was accelerated during 2014 under the terms of Mr. Kelly’s separation arrangement.

(6)	Amounts represent the annual bonus earned for 2014 under the Executive Bonus Plan.

(7)	None of CBS’s or the Company’s nonqualified deferred compensation plans in which the named executive officers participated in 2014 provided for above-market interest or preferential earnings. For Mr. Nowak, the amount represents the year-over-year change in actuarial present value of his accumulated pension benefit under the CBS plans at December 31, 2014.

(8)	The following table and footnotes describe each component of the “All Other Compensation” column for 2014:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan/Deferred Compensation Arrangement ($)		Company-Paid Life Insurance ($)	Housing, Relocation and Travel Reimbursement ($)(a)	Tax Reimbursement ($)(b)	Special Dividend ($)(c)	Severance Payments/ Benefits ($)(d)	Total ($)
Jeremy J. Male	0	0		1,872	266,519	257,404	158,190	—	683,985
Donald R. Shassian	7,350	0		936	—	—	94,623	—	102,909
Raymond Nowak	4,083	166,042	(e)	828	—	—	57,876	—	228,829
Richard H. Sauer	9,100	0		648	—	—	19,477	—	29,225
Andrew R. Sriubas	4,442	0		331	—	—	20,550	—	25,323
Wally Kelly	8,750	0		1,152	—	—	97,225	2,132,034	2,239,161

(a)	For Mr. Male, the amount shown reflects his housing, relocation and travel allowance pursuant to his employment agreement.

(b)	For Mr. Male, the amount shown reflects tax reimbursement associated with his housing, relocation and travel allowance pursuant to his employment agreement.

(c)	Amount reflects the cash dividend equivalents credited to outstanding RSUs pursuant to an anti-dilution adjustment to such awards in connection with the E&P Purge, as described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.” Cash dividend equivalents will be forfeited to the extent the underlying awards are forfeited. Mr. Kelly subsequently forfeited $20,802 of the cash dividend equivalents reported above in connection with his termination on December 31, 2014.

(d)	Amount reflects the following severance payments Mr. Kelly has accrued as of December 31, 2014, and is entitled to receive in connection with his termination on December 31, 2014, pursuant to the terms of his employment agreement and separation agreement: $1,200,000, representing 18 months of his annual base salary; $900,000, representing 18 months of his target bonus; $32,034, representing Company-paid medical and dental benefits for up to 18 months and Company-paid life insurance until the end of the employment term. The incremental fair values of Mr. Kelly’s unvested RSUs and unvested options, the vesting of which was accelerated during 2014 under the terms of Mr. Kelly’s separation arrangement are reported in the 2014 “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, respectively, and are not included in this column.

(e)	Amount reflects (1) Company contributions to the 401(k) Excess Plan of $16,042 and (2) $150,000 notionally credited to Mr. Nowak’s deferred compensation account pursuant to the Company Deferred Compensation Arrangement, as defined and described under “—Employment Agreements—Raymond Nowak”.

Employment Agreements

As described above, all of the named executive officers had during 2014 employment arrangements that set forth the terms and conditions of their employment with us. The material terms of each of these agreements necessary to an understanding of the information provided in the 2014 Summary Compensation Table and the Grants of Plan-Based Awards for 2014 table are provided below. For the vesting terms of long-term compensation awards granted to the named executive officers during 2014, see “—Grants of Plan-Based Awards for 2014—Description of Plan-Based Awards.” For a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment, see “—Potential Payments upon Termination”.

Jeremy J. Male

Effective September 18, 2013, we entered into an employment agreement with Mr. Male that provides for his employment as our Chief Executive Officer through September 17, 2016. The agreement provides for an annual base salary of $1.35 million, which is subject to review and increase at the discretion of the Compensation Committee, and an annual target bonus opportunity equal to 85% of his annual salary as in effect on November 1st of the calendar year to which the annual bonus relates (with a maximum bonus opportunity equal to 200% of his annual salary). Mr. Male’s target and maximum bonus opportunities are subject to increase from time to time.

Under the terms of his agreement, Mr. Male became eligible to receive annual grants of long-term incentive compensation, as determined by the Compensation Committee, based on a target value of $2 million, commencing in 2014. In connection with the IPO, Mr. Male was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $4 million. For each share of our common stock purchased, Mr. Male received 0.625 RSUs payable in shares of our common stock under the Omnibus SIP. For a description of the terms of these RSUs received, see “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—2014 Matching Share Grants” above.

Mr. Male is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives. The Company paid reasonable and customary expenses associated with Mr. Male’s relocation to the New York metropolitan area, including one house hunting trip, suitable housing for him and his family for a period of twelve months following the effective date of the employment agreement, and trips to visit family in the United Kingdom during the same period of time. The Company reimbursed Mr. Male for any taxes associated with such benefits.

Mr. Male’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Donald R. Shassian

Effective November 25, 2013, we entered into an employment agreement with Mr. Shassian, which provides for his employment as our Executive Vice President and Chief Financial Officer through December 31, 2016. The agreement provides for an annual base salary of $650,000, which may be reviewed and increased, and an annual target bonus opportunity equal to 75% of his annual salary. Commencing in 2014, Mr. Shassian became eligible to receive annual grants of long-term incentive compensation based on a target value of $1.35 million. Mr. Shassian also is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

In connection with the IPO, Mr. Shassian was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $2 million. For each two shares of our common stock purchased, Mr. Shassian received one RSU payable in shares of our common stock under the Omnibus SIP. For a description of the terms of these RSUs received, see “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—2014 Matching Share Grants” above.

Mr. Shassian’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Raymond Nowak

Effective November 25, 2013, we entered into a new employment agreement with Mr. Nowak (which superseded his prior employment agreement with a CBS subsidiary, dated August 1, 2008, as amended) and provided for his employment as our Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer through July 31, 2016 (subject to our option to extend the term for an additional year through July 31, 2017). The employment agreement also provided for an annual base salary of $575,000, which could be reviewed and increased, an annual target bonus opportunity equal to 50% of his salary as in effect on November 1st, and annual eligibility for grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $575,000. In addition, Mr. Nowak was eligible to receive an amount equal to $25,000 for each calendar month (or portion thereof) that he was employed under the employment agreement, beginning with the calendar month in which the Separation occurred and ending with the calendar month in which his employment was terminated, payable in a lump sum within thirty days following his termination date

(such amount, the “Company Deferred Compensation Arrangement”). The employment agreement further provided that if he was terminated within twelve months from the date on which the Separation occurred, he would receive an additional amount such that the aggregate amount of deferred compensation he would be entitled to receive under the Company Deferred Compensation Arrangement would equal $300,000. Mr. Nowak also was entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives.

Mr. Nowak’s employment agreement contained restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Mr. Nowak stepped down from his position as Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer of the Company, effective December 31, 2014. Mr. Nowak remained with the Company for an advisory period until February 27, 2015. For more information on Mr. Nowak’s departure, see “—Potential Payments upon Termination” below.

Richard H. Sauer

We entered into a new employment agreement with Mr. Sauer effective February 17, 2014, which superseded his 2006 employment letter with us. Pursuant to the new employment agreement, Mr. Sauer continued to provide services as our Executive Vice President, General Counsel and Secretary for a one-year term (through February 28, 2015), with an option by us to extend the agreement for an additional two-year period. The terms of the new agreement provide for an annual base salary of $450,000 for the first year of the term (and $475,000 for each of the second and third years of the term, if we exercise our option to extend the term), an annual target bonus opportunity equal to 50% of his salary in effect on November 1st of such year, and eligibility for grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $275,000 for 2014 (and $350,000 during each of 2015 and 2016, if we exercise our option to extend the term). On December 1, 2014, we exercised our option to extend Mr. Sauer’s term for the two-year period ending February 28, 2017, resulting in the changes to Mr. Sauer’s compensation as described above. Mr. Sauer also is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives.

Mr. Sauer’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Andrew R. Sriubas

Effective July 28, 2014, we entered into an employment agreement with Mr. Sriubas that provides for his employment as our Executive Vice President, Strategic Planning & Development through July 27, 2017. The agreement provides for an annual base salary of $550,000, which may be reviewed and increased, and an annual target bonus opportunity equal to 75% of his annual base salary as in effect on November 1 of the year to which the annual bonus relates. Mr. Sriubas is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Under the terms of his employment agreement, Mr. Sriubas received an equity award in the form of 60% PRSUs and 40% TRSUs with a grant date value of $750,000 on August 1, 2014. Mr. Sriubas is eligible to receive annual long-term compensation, as determined by the Compensation Committee, based on a target value of $750,000, commencing in 2015.

Mr. Sriubas’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Wally Kelly

Effective August 21, 2013, we entered into a new employment agreement with Mr. Kelly, which superseded his prior employment agreement with us and provided for his employment as our President and Chief Operating Officer through September 30, 2015.

The employment agreement entered into with Mr. Kelly in 2013 provided for an annual base salary of $800,000, which could be reviewed and increased, an annual target bonus opportunity equal to 75% of his salary as in effect on November 1, and annual eligibility for grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $1 million. Mr. Kelly was also entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Mr. Kelly’s employment agreement also contained restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

On July 23, 2014, Mr. Kelly stepped down from his position as the President and Chief Operating Officer of the Company, effective at that time. Mr. Kelly remained with the Company for an advisory period until the end of 2014. For more information on Mr. Kelly’s departure, see “—Potential Payments upon Termination” below.

Grants of Plan-Based Awards for 2014

The following table sets forth information concerning grants of non-equity and equity incentive awards under the Company’s Executive Bonus Plan and Omnibus SIP to our named executive officers in 2014.

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeremy J. Male	3/28/2014	3/25/2014							491	(5)					14,485
	3/28/2014	3/25/2014							491	(6)					14,485
	3/31/2014	3/31/2014							28,571	(7)					835,702
	3/31/2014	3/31/2014				25,715	42,857	51,428							1,253,567
	—	—	573,750	1,147,500	2,295,000
	4/9/2014								62,500	(8)					1,850,000
Donald R. Shassian	3/28/2014	3/25/2014							491	(5)					14,485
	3/28/2014	3/25/2014							491	(6)					14,485
	3/31/2014	3/31/2014							19,285	(7)					564,086
	3/31/2014	3/31/2014				17,357	28,928	34,714							846,144
	4/9/2014								35,710	(8)					1,057,016
	—	—	243,750	487,500	975,000
Raymond Nowak	3/28/2014	3/25/2014							491	(6)					14,485
	3/31/2014	3/31/2014							8,214	(7)					240,260
	3/31/2014	3/31/2014				7,393	12,321	14,785							360,389
	—	—	143,750	287,500	575,000
Richard H. Sauer	3/28/2014	3/25/2014							402	(5)					11,859
	3/28/2014	3/25/2014							402	(6)					11,859
	3/31/2014	3/31/2014							3,928	(7)					114,894
	3/31/2014	3/31/2014				3,535	5,892	7,070							172,341
	—	—	112,500	225,000	450,000
Andrew Sriubas	8/1/2014	7/24/2014							9,000	(7)					299,970
	8/1/2014	7/24/2014				8,101	13,501	16,201							449,988
Wally Kelly	3/28/2014	3/25/2014							491	(5)					14,485
	3/28/2014	3/25/2014							491	(6)					14,485
	3/31/2014	3/31/2014							14,285	(7)					417,836
	3/31/2014	3/31/2014				12,857	21,428	25,714							626,769
	—	—	300,000	600,000	1,200,000
	7/24/2014	7/24/2014							79,793	(9)					1,327,005	(9)
	7/24/2014	7/24/2014									92,455	(9)		(9)	1,056,374	(9)

(1)	The “Committee Action Date” refers to the date on which the Board, the 162(m) Outside Directors or the Compensation Committee, as applicable, including through committee delegates, approved the grant. See “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives.”

(2)	Amounts shown in these columns represent the annual bonus opportunity under the Executive Bonus Plan for 2014 for each participating named executive officer. In order for bonuses to be funded under the Executive Bonus Plan for 2014, we needed to achieve at least 80% of the weighted average Target OIBDA (weighted 75%) and Target Free Cash Flow (weighted 25%) metric for 2014 (the “minimum funding goal”). If the minimum funding goal was achieved, awards under the Executive Bonus Plan would fund at eight times each participating named executive officer’s base salary (the “Award Limitation”). The amounts shown in the “Threshold” column represent the amount that the named executive officer could earn based on (a) achievement of 80% of the weighted average Target OIBDA and Target Free Cash Flow metric for 2014, weighted 67% and (b) achievement of the qualitative rating at 50%, weighted 33%. The amounts shown in the “Target” column represent the amount that the named executive officer could earn based on (a) achievement of 100% of the weighted average Target OIBDA and Target Free Cash Flow metric for 2014, weighted 67% and (b) achievement of the qualitative rating at 100%, weighted 33%. The amounts shown in the “Maximum” column represents the amount that the named executive officer could earn based on (a) achievement of 120% of the weighted average Target OIBDA and Target Free Cash Flow metric for 2014, weighted 67% and (b) achievement of the qualitative rating at 200%, weighted 33%, subject to the Award Limitation described above. The actual bonus earned for 2014 was determined by the Compensation Committee in early 2015, as described above under “—Compensation Discussion and Analysis— Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Annual Cash Bonus Awards,” and is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table for all named executive officers, except for Mr. Sriubas, who did not participate in the Executive Bonus Plan for 2014, and Mr. Kelly, who did not receive a payout under the Executive Bonus Plan for 2014 due to his departure from the Company (but instead received a severance payment to account for the bonus that he would have otherwise earned for 2014 under the Executive Bonus Plan, pursuant to the terms of his employment agreement and separation agreement).

(3)	Amounts shown in these columns represent the PRSU portion of the 2014 long-term incentive award granted to each participating named executive officer under the Omnibus SIP. For 2014, no PRSUs were eligible to vest unless at least 80% of the weighted average Target OIBDA (weighted 75%) and Target Free Cash Flow (weighted 25%) metric was achieved (the “2014 Performance Goal”). The amounts shown in the “Threshold” column represent the number of PRSUs (i.e., 60% of the target award) that would become eligible to vest at 80% achievement of the 2014 Performance Goal. The amounts shown in the “Target” column represent the number of PRSUs (i.e., 100% of the target award) that would become eligible to vest at 100% achievement of the 2014 Performance Goal. The amounts shown in the “Maximum” column represent the number of PRSUs (i.e., 120% of the target award) that would become eligible to vest at achievement equal to or greater than 110% of the 2014 Performance Goal. To the extent earned, the PRSUs will vest in equal installments on each of March 28, 2015, 2016, 2017 and 2018 (or August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas), subject to the named executive officer’s continuous service on each applicable vesting date and the terms of his employment agreement. The actual number of PRSUs earned and eligible to vest for 2014 was determined by the Compensation Committee in early 2015, as described above under “—Compensation Discussion and Analysis— Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—PRSU and TRSU Award Grants.”

(4)	Amounts reflect the fair value on the date of grant, and, for awards subject to performance-based vesting conditions, based on the probable outcome of the performance conditions as of the grant date of the awards reported in the table, in all cases, calculated in accordance with FASB ASC Topic 718.

(5)	Represents the 2014 Fund-the-Future grants, described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—2014 Fund-the-Future Grants.” These TRSUs were granted under the Omnibus SIP and vest in equal installments on each March 28, 2015, 2016 and 2017, subject to the named executive officer’s continued employment through the applicable vesting date and the terms of his employment agreement.

(6)	Represents the One-Time Initial Public Offering grants, described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—One-Time Initial Public Offering Grants.” These TRSUs were granted under the Omnibus SIP and generally vest in equal installments on each of March 28, 2015, 2016 and 2017, subject to the named executive officer’s continued employment through the applicable vesting date and the terms of his employment agreement.

(7)	Represents the TRSU portion of the 2014 long-term incentive award granted to each participating named executive officer under the Omnibus SIP, described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—PRSU and TRSU Award Grants.” The TRSUs were granted under the Omnibus SIP and generally vest in equal installments on each of March 28, 2015, 2016, 2017 and 2018 (or August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas), subject to the named executive officer’s continued service on each applicable vesting date.

(8)	Represents the 2014 Matching Share Grants described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—2014 Matching Share Grants.” These TRSUs were granted under the Omnibus SIP and generally vest in equal installments on each of March 28, 2015, 2016, 2017 and 2018, subject to the named executive officer’s continued service on each applicable vesting date.

(9)	Amounts reflect the incremental fair value determined for the unvested RSUs and unvested options that were accelerated during 2014 under the terms of Mr. Kelly’s separation agreement, for which the exercise prices are provided in the Outstanding Equity Awards at 2014 Fiscal Year-End table and footnotes below.

Description of Plan-Based Awards

Non-equity incentive awards and equity awards reported in the “Grants of Plan-Based Awards for 2014” table were granted to the applicable named executive officers under the Executive Bonus Plan and the Omnibus SIP.

Annual Bonuses under the Executive Bonus Plan

Please refer to the CD&A under the heading “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Annual Cash Bonus Awards” above for a description of the 2014 annual bonus awards.

PRSU and TRSU Awards

The number of PRSUs and TRSUs awarded to each named executive officer was determined by dividing the target value to be delivered to each named executive officer by our initial public offering price of $28.00, with the exception of Mr. Sriubas’ grants which were based on the closing price of a share of our common stock on the NYSE on August 1, 2014, the date of grant. As described above, the number of PRSUs actually earned by a named executive officer is determined based on the achievement of the applicable performance goal for 2014; any earned PRSUs generally vest in substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018 (or August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas). The TRSUs generally vest in substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018 (or August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas).

Fund-the-Future Program Grants

The number of TRSUs awarded under the Fund-the-Future program during 2014 equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) our IPO price of $28.00. The TRSUs generally vest in substantially equal installments on each of March 28, 2015, 2016 and 2017.

IPO Grants

The number of TRSUs awarded as IPO grants during 2014 equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) our IPO price of $28.00. The TRSUs generally vest in substantially equal installments on each of March 28, 2015, 2016 and 2017.

Matching Share Grants

In connection with the IPO, Mr. Male and Mr. Shassian were afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $4 million and $2 million, respectively. For each share of our common stock purchased, Mr. Male and Mr. Shassian received 0.625 and 0.5 TRSUs, respectively, payable in shares of our common stock under the Omnibus SIP. These TRSUs generally vest in substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth for the named executive officers information concerning the outstanding equity awards at December 31, 2014, which included stock option grants and restricted share unit awards that were granted by CBS prior to the IPO and the Separation and that were converted to options and restricted share units with respect to our common stock in connection with the IPO and the Separation, as well as PRSUs and TRSUs granted in 2014, as described above. The awards in the table below have been restated to reflect the December 31, 2014 anti-dilution adjustment to outstanding equity awards that was approved by the Compensation Committee in connection with the E&P Purge, as described above under “—Compensation Discussion and Analysis —Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.” The market values in this table were calculated using the closing price of a share of our common stock on December 31, 2014, which was $26.84.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy J. Male(4)	9/18/2013	25,852	77,561	26.39	9/18/2021	—	—	—	—
	9/18/2013	—	—	—	—	43,526	1,168,238	—	—
	3/28/2014					1,116	29,953
	3/31/2014					73,469	1,971,908
	4/9/2014					71,111	1,908,619
Donald R. Shassian(5)	12/2/2013	—	—	—	—	15,955	428,232	—	—
	3/28/2014					1,116	29,953
	3/31/2014					49,592	1,331,049
	4/9/2014					40,630	1,090,509
Raymond Nowak(6)	2/24/2009	49,482	—	2.43	2/24/2017	—	—	—	—
	3/1/2011		12,235	10.78	3/1/2019	—	—	—	—
	2/23/2012		21,035	13.68	2/23/2020	—	—	—	—
	2/12/2013	7,943	23,835	20.07	2/12/2021	—	—	—	—
	2/23/2011	—	—	—	—	12,542	336,627	—	—
	2/23/2012	—	—	—	—	17,667	474,182	—	—
	2/12/2013	—	—	—	—	17,844	478,933	—	—
	3/28/2014					558	14,977
	3/31/2014					21,126	567,022	—	—
Richard H. Sauer(7)	2/23/2011	—	—	—	—	2,869	77,004	—	—
	2/23/2012	—	—	—	—	4,240	113,802	—	—
	4/2/2012	—	—	—	—	244	6,549	—	—
	2/12/2013	—	—	—	—	4,336	116,378	—	—
	4/1/2013	—	—	—	—	359	9,636	—	—
	3/28/2014					914	24,532	—	—
	3/31/2014					10,104	271,191	—	—
Andrew Sriubas(8)	8/1/2014					23,145	621,212
Wally Kelly(9)	3/1/2011	—	21,281	10.78	3/1/2019	—	—	—	—
	2/23/2012	—	48,778	13.68	2/23/2020	—	—	—	—
	2/12/2013	—	55,267	20.07	2/12/2021	—	—	—	—
	2/23/2011	—	—	—	—	21,811	585,407	—	—
	2/23/2012	—	—	—	—	27,997	751,439	—	—
	4/2/2012	—	—	—	—	339	9,099	—	—
	2/12/2013	—	—	—	—	26,612	767,946	—	—
	4/1/2013	—	—	—	—	501	13,447	—	—
	3/28/2014					1,116	29,953	—	—
	3/31/2014					36,733	985,914

(1)	Each option grant identified in the above table vests ratably on each of the first four anniversaries of the date of grant.

(2)	Each grant of TRSUs identified in the above table vests ratably on each of the first four anniversaries of the grant date, except that: (a) the 2014 Fund-the-Future program grants and the IPO grants vest ratably on each of the first three anniversaries of March 28, 2015, 2016 and 2017; (b) the Matching Share Grants vest in four substantially equal installments on March 28, 2015, 2016, 2017 and 2018; and (c) the TRSUs granted under the Omnibus SIP on March 31, 2014 and August 1, 2014 vest in four substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018 (or August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas).

(3)	The amounts associated with the PRSUs granted under the Omnibus SIP on March 31, 2014 and August 1, 2014 will vest in four substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018 (or August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas) based on the applicable achievement of the 2014 Performance Goal for the PRSUs. The material terms governing such awards are described above under “—Compensation Discussion and Analysis— Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Program—Long-Term Equity Incentives—PRSU and TRSU Award Grants.” The number of PRSUs in this table reflects actual achievement of the applicable performance metrics for 2014.

(4)	Mr. Male’s outstanding awards were adjusted in connection with the E&P Purge as follows:

Options:

Grant Date of Original Option	Number of Shares Subject to Original Option	Number of Shares Subject to Adjusted Option	Exercise Price of Original Option	Exercise Price of Adjusted Option
9/18/2013	22,359	25,852	$30.51	$26.39
9/18/2013	67,076	77,561	$30.51	$26.39

RSUs:

Grant Date of Original RSU Award	Number of RSUs Originally Granted	Number of Additional RSUs Credited Pursuant to the Anti-Dilution Adjustment
9/18/2013	38,256	5,270
3/28/2014	982	134
3/31/2014	64,572	8,897
4/9/2014	62,500	8,611

(5)	Mr. Shassian’s outstanding RSUs were adjusted in connection with the E&P Purge as follows:

Grant Date of Original RSU Award	Number of RSUs Originally Granted	Number of Additional RSUs Credited Pursuant to the Anti-Dilution Adjustment
12/2/2013	14,022	1,933
3/28/2014	982	134
3/31/2014	43,585	6,007
4/9/2014	35,710	4,920

(6)	Mr. Nowak’s outstanding awards were adjusted in connection with the E&P Purge as follows:

Options:

Grant Date of Original Option	Number of Shares Subject to Original Option	Number of Shares Subject to Adjusted Option	Exercise Price of Original Option	Exercise Price of Adjusted Option
2/24/2009	42,794	49,482	$2.80	$2.43
3/1/2011	10,582	12,235	$12.46	$10.78
2/23/2012	18,192	21,035	$15.81	$13.68
2/12/2013	6,870	7,943	$23.20	$20.07
2/12/2013	20,613	23,835	$23.20	$20.07

RSUs:

Grant Date of Original RSU Award	Number of RSUs Originally Granted	Number of Additional RSUs Credited Pursuant to the Anti-Dilution Adjustment
2/23/2011	11,024	1,518
2/23/2012	15,528	2,139
2/12/2013	15,684	2,160
3/28/2014	491	67
3/31/2014	18,567	2,559

(7)	Mr. Sauer’s outstanding RSUs were adjusted in connection with the E&P Purge as follows:

Grant Date of Original RSU Award	Number of RSUs Originally Granted	Number of Additional RSUs Credited Pursuant to the Anti-Dilution Adjustment
2/23/2011	2,522	347
2/23/2012	3,727	513
4/2/2012	215	29
2/12/2013	3,811	525
4/1/2013	316	43
3/28/2014	804	110
3/31/2014	8,880	1,224

(8)	In connection with the E&P Purge, Mr. Sriubas was credited with an additional 2,804 RSUs in respect of his August 1, 2014 RSU award for 20,341 RSUs.

(9)	Mr. Kelly’s outstanding awards were adjusted in connection with the E&P Purge as follows:

Options:

Grant Date of Original Option	Number of Shares Subject to Original Option	Number of Shares Subject to Adjusted Option	Exercise Price of Original Option	Exercise Price of Adjusted Option
3/1/2011	18,405	21,281	$12.46	$10.78
2/23/2012	42,185	48,778	$15.81	$13.68
2/12/2013	47,797	55,267	$23.20	$20.07

RSUs:

Grant Date of Original RSU Award	Number of RSUs Originally Granted	Number of Additional RSUs Credited Pursuant to the Anti-Dilution Adjustment
2/23/2011	19,170	2,641
2/23/2012	24,607	3,390
4/2/2012	298	41
2/12/2013	25,148	3,464
4/1/2013	441	60
3/28/2014	982	134
3/31/2014	32,285	4,448

2014 Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards during 2014 for the named executive officers. For Messrs. Nowak, Sauer and Kelly, the option exercises and vesting of RSU awards were for awards they received from CBS that were not converted into awards in respect of our common stock in connection with the IPO and the Separation because they vested and/or were exercised prior to the IPO and/or the Separation, as applicable. For Messrs. Male, Shassian and Sriubas, the vesting of RSU awards was for awards they received in respect of our common stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Jeremy J. Male			12,571	396,811
Donald R. Shassian			5,316	144,177
Raymond Nowak	37,159	1,734,927	18,673	1,227,781
Richard H. Sauer			4,799	313,735
Andrew Sriubas	—	—	—	—
Wally Kelly	44,881	1,833,432	33,169	2,182,341

(1)	Represents the product of (a) the difference between the closing price of CBS Class B common stock the date of exercise and the option exercise price and (b) the number of shares of CBS Class B common stock subject to the option.

(2)	Represents RSUs that vested during 2014. For Mr. Shassian, the number of RSUs that vested is inclusive of the additional 643 RSUs credited in respect of an original RSU award related to the anti-dilution adjustment in connection with the E&P Purge, as described above under “—Compensation Discussion and Analysis— Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.”

(3)	Represents the number of shares of CBS Class B common stock or our common stock, as applicable, underlying RSUs that vested during 2014, multiplied by the closing price of the CBS’s Class B Common Stock or our common stock, as applicable, on the NYSE on the applicable vesting date.

2014 Pension Benefits

The following table sets forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement in which our named executive officers participated in 2014 prior to the Separation. Mr. Nowak was the only named executive officer that participated in these plans during 2014 and his active participation in such plans ceased on July 16, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeremy J. Male	—	—	—	—
Donald R. Shassian	—	—	—	—
Raymond Nowak(2)	Qualified—CBS Retirement Plan Component of CCPP	26.7	1,193,458	—
	Nonqualified—CBS Retirement Excess Pension Plan	26.7	2,660,452	—
Richard H. Sauer	—	—	—	—
Andrew R. Sriubas	—	—	—	—
Wally Kelly	—	—	—	—

(1)	The present value of the named executive officer’s accumulated benefit at December 31, 2014 in these plans was calculated assuming commencement of benefits at age 65 using a discount rate of 4.95% and mortality rates in accordance with the RP-2000 sex distinct table with a 14-year projection using the Scale AA sex distinct table.

(2)	Mr. Nowak is eligible for early retirement, since he was at least 55 years of age and has provided at least 10 years of eligibility service, but has not yet reached 65, the normal retirement age. See the description of the “—Description of Pension Benefits—CBS Retirement Plan Component of the CBS Combined Pension Plan” below for information about the effect of early retirement.

Description of Pension Benefits

Prior to the Separation, Mr. Nowak participated in the pension plans described below. On July 16, 2014, Mr. Nowak ceased accruing benefits under the pension plans described below, but he continues to have accumulated benefits under these plans.

CBS Retirement Plan Component of the CBS Combined Pension Plan

Mr. Nowak participated in the CBS Retirement Component of the CBS Combined Pension Plan (the “CRP Component”), a tax-qualified defined benefit plan, which is a component of the CBS Combined Pension Plan that has been closed to new participants since July 2010. For existing participants, participation in the CRP Component began on the later of the date an eligible employee attained age 21 or completed one year of eligibility service. Employees are fully vested in their accrued benefit upon completion of five full years of vesting service. CBS pays the entire cost of the benefits provided by the CRP Component. Eligible compensation for purposes of qualified plans is limited by federal law; for 2014, the annual limit was $260,000.

For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan

Mr. Nowak also participated in the CBS Retirement Excess Pension Plan, an unfunded nonqualified defined benefit plan maintained by CBS, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the federal annual limit. The benefits under the CBS Retirement Excess Pension Plan are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it were not subject to the federal annual limit, over (ii) the benefits actually payable under the CRP Component. Early retirement reduction factors are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP Component and the CBS Retirement Excess Pension Plan together is $750,000. Employees are fully vested in their accrued CBS Retirement Excess Pension Plan benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CBS Retirement Excess Pension Plan are actuarially equivalent to the normal form of payment.

2014 Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation for 2014.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeremy J. Male	Excess 401(k) Plan	—	—	—	—	—
	CBS RSU Award(4)					487,047
Donald R. Shassian	Excess 401(k) Plan	—	—	—	—	—
Raymond Nowak	Excess 401(k) Plan	68,750	16,042	263,441	—	2,079,132
	Company Deferred Compensation Arrangement(5)	—	150,000	—	—	150,000
Richard H. Sauer	Excess 401(k) Plan	—	—	—	—	—
Andrew R. Sriubas	Excess 401(k) Plan	—	—	—	—	—
Wally Kelly	Excess 401(k) Plan	—	—	139,956	387,171	715,449

(1)	Executive contribution pursuant to deferred salary and bonus plans is included in the “Salary” and “Non-Equity Incentive Compensation” columns, respectively, in the 2014 Summary Compensation Table.

(2)	Amount reported is included in the “All Other Compensation” column of the 2014 Summary Compensation Table.

(3)	Amounts reflect earnings on all amounts deferred in 2014 and prior years in nonqualified plans, net of deductions for fees.

(4)	Represents the value (based on the December 31, 2014 closing stock price of CBS Class B Common Stock of $55.34) of the remaining half of the 17,602 CBS RSUs that were granted to Mr. Male on September 18, 2013 in connection with the execution of his employment agreement. These RSUs were fully vested upon the grant date, but were subject to deferred settlement in two equal installments on each of the first and second anniversaries of the grant date.

(5)	Represents the amount notionally credited to Mr. Nowak’s account under the Company Deferred Compensation Arrangement.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Excess 401(k) Plan

The Excess 401(k) Plan is an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the 401(k) Plan and whose annual base salary exceeds the federal annual limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the 401(k) Plan and the Company’s group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2014, the Company matched Excess 401(k) Plan contributions based on the rate of matching contributions under the 401(k) Plan (70% of the first 5% of eligible compensation deferred on a pre-tax basis). Company matching contributions are fully vested after five years of service. Matching contributions made by the Company to the 401(k) Plan and the Excess 401(k) Plan are not made with respect to compensation in excess of $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections in the Excess 401(k) Plan. Company matching contributions are also reflected in phantom notional accounts, which are credited in the same manner. The 401(k) Plan offers 20 investment options in which amounts in the Excess 401(k) Plan balances may be notionally invested, and participants generally may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

Company Deferred Compensation Arrangement

Pursuant to Mr. Nowak’s employment agreement, beginning with the calendar month in which the Separation occurred (July 2014) and ending with the calendar month in which his employment is terminated, $25,000 will be notionally credited to a deferred compensation account for Mr. Nowak. The amounts credited to such account are payable in a lump sum within thirty days following his termination date. If Mr. Nowak is terminated within twelve months from the date on which the Separation occurred, he is entitled to receive additional deferred compensation such that the aggregate amount of deferred compensation he would be entitled to receive would equal $300,000. The balance in the deferred compensation account is not credited with earnings and/or losses, and the arrangement is not funded. Distribution will be made upon Mr. Nowak’s termination of employment in accordance with his employment agreement. For more information on Mr. Nowak’s departure, see “—Potential Payments upon Termination” below.

CBS RSU Award

On September 18, 2013, Mr. Male was granted a fully vested RSU award in respect of 17,602 shares of CBS Class B Common Stock. This award was not converted into an RSU in respect of our common stock in connection with the IPO. One-half of the RSU award was settled in shares of CBS Class B Common Stock on September 18, 2014 and the remaining portion of the RSU award will be settled in shares of CBS Class B Common Stock on September 18, 2015.

Potential Payments upon Termination

During 2014, the named executive officers had employment arrangements providing for separation payments upon certain types of termination of employment. The tables below set forth estimated potential payments that would be made to the applicable named executive officer (excluding Mr. Kelly) if his employment had terminated as of December 31, 2014. In determining the benefits payable upon certain terminations of employment, we assumed in all cases that the executive has complied and continues to comply with, as applicable, all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive.

The following tables reflect incremental payments and benefits that would have been owed by the Company to the named executive officer beyond what he had earned and which were no longer subject to vesting conditions, as of December 31, 2014, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the 401(k) Plan and the Excess 401(k) Plan, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without “Cause” or for “Good Reason,” each as defined below, is conditioned on the named executive officer’s execution of a release in favor of the Company.

On July 23, 2014, Wally Kelly entered into a letter agreement with the Company (the “Kelly Letter Agreement”), pursuant to which Mr. Kelly stepped down from his position as the President and Chief Operating Officer of the Company, effective at that time. Mr. Kelly remained with the Company for an advisory period until December 31, 2014, at which time his severance payments and benefits were accrued for reporting purposes. Under the terms of the Kelly Letter Agreement, Mr. Kelly was paid the severance payments and benefits provided in his employment agreement, subject to the general release of claims and other terms provided therein. In accordance with the terms of his separation, Mr. Kelly received (1) a cash severance amount equal to 18 months of his annual salary ($1,200,000); (2) a cash severance amount equal to 18 months of his target bonus ($900,000); (3) Company-paid medical and dental benefits for up to 18 months and Company-paid life insurance until the end of the employment term ($32,034); and (4) accelerated vesting of all outstanding and unvested stock options, RSUs and other equity awards that would have vested during the 18-month period following his termination of employment (intrinsic value of $3,669,873). The calculation of the intrinsic value of the accelerated equity awards, in the case of stock awards, was based on the closing price of a share of our common stock on December 31, 2014, which was $26.84, and, in the case of options, was based on the difference between such closing price and the exercise price of the option. The value reflects the December 31, 2014 anti-dilution adjustment to outstanding equity awards in connection with the E&P Purge, as described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards”.

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Pro-Rated Bonus ($)	Deferred Compensation ($)(3)	Continuation of Medical, Dental and Life Insurance ($)(4)	Other Payments(5)	Vesting of Equity Awards ($)(6)(7)
Jeremy J. Male
Termination for Cause	0	0	—	0	0	—	0
Voluntary termination without Good Reason	0	0	—	0	0	—	0
Without Cause or Good Reason termination	1,350,000	1,147,500	—	0	20,204	123,888	1,381,163
Disability(8)	0	0	573,750	0	0	123,888	5,113,621
Death(9)	0	0	—	0	0	—	5,113,621
Donald R. Shassian						—
Termination for Cause	0	0	—	0	0	—	0
Voluntary termination	0	0	—	0	0	—	0
Without Cause termination	650,000	0	—	0	13,462	—	758,123
Disability(8)	0	0	243,750	0	0	—	2,879,771
Death(9)	0	0	—	0	0	—	2,879,771
Raymond Nowak						—
Termination for Cause	0	0	—	0	0	—	0
Voluntary termination	0	0	—	300,000	0	—	0
Without Cause termination	575,000	0	—	300,000	7,536	—	2,279,809
Disability(8)	0	0	143,750	300,000	0	—	1,973,297
Death(9)	0	0	—	300,000	0	—	1,973,297
Richard H. Sauer						—
Termination for Cause	0	0	—	0	0	—	0
Voluntary termination	0	0	—	0	0	—	0
Without Cause termination	450,000	0	—	0	7,356	—	0
Disability(8)	0	0	112,500	0	0	—	542,087
Death(9)	0	0	—	0	0	—	542,087
Andrew Sriubas						—
Termination for Cause	0	0	—	0	0	—	0
Voluntary termination	0	0	—	0	0	—	0
Without Cause termination	550,000	0	—	0	20,204	—	0
Disability(8)	0	0	206,250	0	0	—	621,212
Death(9)	0	0	—	0	0	—	621,212

(1)	Amounts reflect, for each of Messrs. Male, Shassian, Nowak, Sauer and Sriubas, the continuation of his base salary for a period of 12 months, in this instance, January 1, 2015 through December 31, 2015.

(2)	Amount reflects the payment of 12 months’ worth of Mr. Male’s target bonus.

(3)	Pursuant to his employment agreement, Mr. Nowak will accrue $25,000 per month in a deferred compensation arrangement with a maximum payment of $300,000 should his employment be terminated within twelve months of the Separation.

(4)	For Messrs. Male, Shassian and Sriubas, the amounts shown reflect our cost of providing continued health insurance benefits as provided in their employment agreements. For Messrs. Nowak and Sauer, the amounts shown reflect our cost of providing continued health insurance benefits and life insurance coverage as provided in their employment agreements.

(5)	In the event of a termination without Cause or for Good Reason, or for disability, Mr. Male would receive payment of expenses associated with his and his family’s repatriation back to the United Kingdom during the twelve months following his termination, plus an additional payment in an amount that after payment of all taxes payable by him with respect to such additional payment, will equal the amount of all taxes payable by him with respect to the related reimbursement.

(6)	The calculation of the value associated with the acceleration or continuation (as the case may be) of the vesting of equity grants, (i) in the case of stock awards, was based on the closing price of a share of our common stock on December 31, 2014, which was $26.84, with the inclusion of the PRSUs awarded during 2014 reflecting actual achievement of the applicable performance conditions; and (ii) in the case of options, was based on the difference between such closing price and the exercise price of the option. The value reflects the December 31, 2014 anti-dilution adjustment to outstanding equity awards in connection with the E&P Purge, as described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.” See the Outstanding Equity Awards at 2014 Fiscal Year-End table and accompanying footnotes for more information about the equity awards included in the above calculation. Following a termination of employment without Cause, Mr. Nowak will continue to vest in any outstanding equity awards until April 2, 2018.

(7)	Represents accelerated vesting of equity awards then outstanding upon an employee’s termination of employment due to death or permanent disability. For Messrs. Sauer and Nowak, represents the accelerated vesting of outstanding equity awards granted after September 1, 2011 upon a termination of employment due to death or permanent disability.

(8)	In the event of a termination due to disability, the named executive officers would receive the pro-rated bonus for the calendar year in which the disability occurs and a pro-rated target bonus for the period during which the named executive officer receives short-term disability benefits under the Company’s short-term disability program. For this purpose, we have assumed that the named executive officer would receive short-term disability benefits for six months (which is the maximum under the short-term disability plan). With respect to a December 31, 2014 termination due to disability, bonuses, if any, for the named executive officers for the period January 1, 2014 through December 31, 2014 are not included in the pro-rated bonus.

(9)	In the event of a termination due to death, the named executive officers would receive a pro-rated bonus for the calendar year in which the named executive officer’s death occurs. With respect to a December 31, 2014 termination due to death, bonuses, if any, for the named executive officers for the period January 1, 2014 through December 31, 2014 are not included in the pro-rated bonus.

None of the named executive officers’ employment arrangements provide for (1) post-termination payments and benefits solely in the event of a change-in-control (that is, there are no “single trigger” benefits) or (2) tax “gross-ups” in the event any payment or benefit owed to him under his respective arrangement is subject to the excise tax imposed by Section 4999 of the Code.

Termination for Cause or Voluntary Termination Without Good Reason

Each named executive officer’s employment arrangement includes a definition of “Cause” (as discussed below) for which the executive’s employment may be terminated. The named executive officers will receive no incremental payments and benefits under their respective employment arrangements in the event of a termination by us for “Cause” or a named executive officer’s voluntary termination without “Good Reason” (as discussed below).

Termination Without “Cause” by Us or for “Good Reason” by the Named Executive Officer

Each named executive officer will receive termination payments and benefits if we terminate his employment without “Cause,” and each of Messrs. Male and Sriubas will also receive termination payments and benefits if he resigns for “Good Reason” pursuant to his employment agreement. If a termination without “Cause” or for “Good Reason” had occurred as of December 31, 2014, then, in addition to compensation the applicable named executive officer would have earned as of the termination date and benefits generally available to all salaried employees:

•	Mr. Male would have received (i) a cash severance amount equal to the sum of 12 months of his annual salary and his target bonus; (ii) Company-paid medical and dental benefits for up to 12 months; (iii) accelerated vesting of all unvested stock options, RSUs and other equity awards that would have vested during the 12-month period following his termination of employment; and (iv) payment of expenses associated with his repatriation back to the United Kingdom, plus an additional payment equal to the amount of all taxes payable by him with respect to the related reimbursement.

•	Mr. Shassian would have received (i) a cash severance amount equal to 12 months of his annual salary; (ii) Company-paid medical and dental benefits for up to 18 months; and (iii) accelerated vesting of certain RSU awards that would have vested during the 12-month period following his termination of employment.

•	Mr. Nowak is entitled to receive (i) a cash severance amount equal to 12 months of his annual salary; (ii) Company-paid medical and dental benefits for up to 12 months; and (iii) company-paid life insurance until the end of the employment term. Pursuant to the Nowak Letter Agreement (as defined below), following Mr. Nowak’s termination of employment, he will continue to vest in any outstanding equity awards as if he remained employed through April 2, 2018.

•	Mr. Sauer would have received (i) a cash severance amount equal to 12 months of his annual salary; (ii) Company-paid medical and dental benefits for up to 12 months; and (iii) company-paid life insurance until the end of the employment term.

•	Mr. Sriubas would have received (i) a cash severance amount equal to 12 months of his annual salary; and (ii) Company-paid medical and dental benefits for up to 12 months.

The employment arrangements for Messrs. Male, Shassian, Nowak, Sauer and Sriubas require that salary continuation and, in the case of Mr. Male, bonus continuation be paid over the applicable severance period. If the employment of any named executive officer was terminated without “Cause,” or if Mr. Male or Mr. Sriubas terminated his employment for “Good Reason,” each of them would be required to execute and deliver a general release and would be subject to certain restrictive covenants relating to non-competition, solicitation of our employees, protection of our confidential information and our ownership of work product and cooperation in litigation. Messrs. Nowak and Sauer would be subject to mitigation obligations under the terms of their employment arrangements.

Definition of Termination for “Cause”

We generally would be entitled to terminate the employment of each of Messrs. Nowak, Sauer or Sriubas for “Cause” upon the following events: dishonesty, embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with our written policies, including the Company’s Business Conduct Statement; material breach of his employment arrangement; failure (except in the event of disability) or refusal to substantially perform the material obligations under his employment arrangement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of our businesses or those who conduct business with us and our affiliated entities. With respect to Mr. Nowak and Mr. Sauer, voluntary resignation during the term other than due to death or disability would also be considered termination for “Cause.”

We generally would be entitled to terminate the employment of Mr. Male for “Cause” upon the following events: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive having authority to give such directive; failure to comply with our written policies, including the Company’s Business Conduct Statement; material breach of his employment agreement; resignation without Good Reason other than due to his death or disability or in certain other circumstances; willful failure or refusal after being given written notice (except in the event of disability) to substantially perform his material duties and responsibilities under the employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; conduct which is considered an offense involving moral turpitude under federal, state or local laws; or willful misconduct which brings him to public disrepute or scandal that does or is likely to do significant harm to our businesses or those who conduct business with us and our affiliated companies.

We generally would be entitled to terminate the employment of Mr. Shassian for “Cause” upon the following events: fraud, misappropriation or embezzlement; conviction of a felony or a misdemeanor involving fraud, perjury or moral turpitude; his repeated willful failure to perform services under the agreement; his material breach of certain provisions in his agreement; or his terminating his employment during the term other than due to his death or disability.

Definition of “Good Reason” Termination

A “Good Reason” termination for Mr. Male generally would be triggered by the following: (i) a reduction in his annual salary, bonus or long-term incentive compensation opportunity; (ii) a material reduction in his positions, titles, authorities, duties or responsibilities; (iii) the assignment of duties or responsibilities that are materially inconsistent with his current authorities, duties and responsibilities or which materially impair his ability to function as our Chief Executive Officer (provided that assignment of authorities, duties or responsibilities relating to operations of a public company or which are consistent with those of a public company CEO would not trigger “Good Reason”); (iv) material breach by us of any of our obligations under the agreement; or (v) the requirement that he relocate outside the New York metropolitan area.

A “Good Reason” termination for Mr. Sriubas generally would be triggered by the following: (i) (a) a significant adverse change in the nature or scope of his authorities, powers, functions, responsibilities or duties attached to his position with the Company and any subsidiary, (b) a reduction in the aggregate amount of his annual base salary or bonus received from the Company and any subsidiary, (c) a reduction in his long-term incentive compensation opportunity from the level in effect on the date of his employment agreement, or such higher level as may be in effect at any time after such date, or (d) the termination or denial of his rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any such reduction that is generally applicable to all employees of the Company), and such change reduction or termination is not remedied by the Company within ten business days after receipt by the Company of written notice from Mr. Sriubas of such change, reduction or termination, as the case may be; (ii) any change of his principal place of employment to a location more than 50 miles from his principal place of employment as of the commencement of the employment term; or (iii) any failure to pay him any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of written notice from Mr. Sriubas). Messrs. Shassian, Nowak and Sauer do not have a “Good Reason” provision in their employment arrangements.

On November 25, 2014, Raymond Nowak entered into a letter agreement (the “Nowak Letter Agreement”) with the Company pursuant to which Mr. Nowak stepped down from his position as Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer of the Company, effective December 31, 2014. Mr. Nowak remained with the Company for an advisory period until February 27, 2015, at which time his severance payments and benefits were accrued for reporting purposes. Under the terms of the Nowak Letter Agreement, Mr. Nowak will be paid the severance payments and benefits provided in Mr. Nowak’s employment agreement described above, subject to the general release of claims and other terms provided therein, except that the date to which any unvested restricted share units, stock options or other equity awards granted to Mr. Nowak will continue to vest has been extended from July 31, 2017 to April 2, 2018. Mr. Nowak’s salary remained at its current level until February 27, 2015, and Mr. Nowak remained eligible for his performance year 2014 bonus as well as a pro-rata portion of his 2015 bonus. Mr. Nowak also received a 2015 equity grant at target value.

Termination Due to Disability

If Messrs. Shassian, Nowak, Sauer and Sriubas were to be terminated during the employment term as a result of disability, they would receive salary earned through the date of termination, a prorated bonus for the calendar year in which the disability occurs, a prorated target bonus for the period during which they receive short-term disability benefits under our short-term disability program, and accelerated vesting of their outstanding equity awards. If Mr. Male were to be terminated during the employment term as a result of disability, he would receive the above payments and benefits, plus payment of expenses associated with his and his family’s repatriation back to the United Kingdom, plus an additional payment equal to the amount of all taxes payable by him with respect to the related reimbursement.

Termination Due to Death

If Messrs. Male, Shassian, Nowak, Sauer and Sriubas were to die during the employment term, their beneficiaries or estates would receive salary earned through the date of death, a prorated bonus for the calendar year in which death occurs (which the executive would have earned) and accelerated vesting of their outstanding equity awards. No additional payments or benefits would be due under their respective contracts.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2014 regarding the only equity compensation plan maintained by the Company on that date, the Omnibus SIP. The Omnibus SIP was approved by CBS, as the sole stockholder of the Company prior to the IPO. The numbers in the table (and related footnotes) below reflect the December 31, 2014 anti-dilution adjustment to outstanding equity awards in connection with the E&P Purge, as described above under the heading “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.” As of December 31, 2014, there were no other equity awards outstanding or securities available for future issuance under equity compensation plans not previously approved by security holders. See “Proposal No. 5 – Vote to Approve the Company’s Amended and Restated Omnibus Stock Incentive Plan” for more information about the Amended and Restated Omnibus SIP and its terms, which is being presented for stockholder approval and which will be used for equity compensation grants after December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,729,492	(2)	$15.29	6,204,354	(3)

Equity compensation plans not approved by security holders	—		—	—

Total:	1,729,492		$15.29	6,204,354

(1)	The weighted-average exercise price in column (b) includes stock options only, and does not reflect the shares that will be issued in connection with the settlement of RSUs since RSUs have no exercise price.

(2)	The amount shown in column (a) includes the following awards that were granted under the Omnibus SIP: 1,278,602 shares of our common stock issuable in connection with the settlement of PRSUs and TRSUs, for which the number of PRSUs was determined based on the number of shares that could be earned assuming target achievement of the applicable performance conditions, as described above under “—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs,” and 450,890 shares issuable upon the exercise of outstanding stock options.

(3)	The amount shown in column (c) represents shares of common stock remaining available for issuance under the Omnibus SIP, under which the Compensation Committee is authorized to make awards of options, stock appreciation rights, restricted and unrestricted stock, restricted share units, dividend equivalents, performance awards (including performance share units) and other equity-related awards.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2015 by: (1) each stockholder known to us to beneficially own more than 5% of our common stock; (2) each of our directors and each director nominee; (3) each of our named executive officers; and (4) all of our directors and executive officers as a group. Each person has sole voting and investment power over the shares reported, except as noted.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within, or RSUs that will vest on or within, 60 days of March 31, 2015. Securities that can be so acquired within 60 days of March 31, 2015, are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Unless otherwise indicated below, we believe, based on the information furnished to us that the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown that they beneficially own, subject to community property laws, where applicable. As of March 31, 2015, there were 137,150,279 shares of our common stock outstanding. Unless otherwise indicated below, the address of each named person is c/o OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Shares
5% Beneficial Owners:

Capital World Investors (1) 333 South Hope Street Los Angeles, CA 90071	12,832,999	9.4%
BlackRock Inc. (2) 55 East 52nd Street New York, NY 10022	10,714,659	7.8%

Brookfield Investment Management Inc. (3) Brookfield Place 250 Vessey St., 15th Floor New York, NY 10281-1023	10,078,797	7.4%
The Vanguard Group (4) 100 Vanguard Blvd Malvern, PA 19355	7,757,184	5.7%

Franklin Resources Inc. (5) One Franklin Parkway San Mateo, CA 94403-1906	7,237,658	5.3%

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Shares
Directors and Named Executive Officers:

Nicolas Brien (6)	4,278	*
Manuel A. Diaz (6)	1,392	*
Wally Kelly (6)(7)(8)(9)	61,891	*
Jeremy J. Male (6)(7)(8)	170,122	*
Peter Mathes (6)(7)	10,929	*
Raymond Nowak (6)(7)(8)	128,815	*
Richard H. Sauer (6)(7)(8)	12,338	*
Donald R. Shassian (6)(7)	98,324	*
Andrew Sriubas	—	—
Susan M. Tolson (6)	1,395	*
Joseph H. Wender (6)	2,517	*
All directors and executive officers as a group (14 persons) (6)(7)(8)	505,501	*

* Less than 1%.

(1)	Based solely on information contained in a report on Schedule 13G, filed with the SEC on February 13, 2015 (the “Capital World 13G”), by Capital World Investors (“Capital World”), reporting beneficial ownership as of December 31, 2014. The Capital World 13G reported that Capital World has sole voting power over 12,832,999 shares and sole dispositive power of 12,832,999 shares. Capital World is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World disclaims beneficial ownership of these shares.

(2)	Based solely on information contained in a report on Schedule 13G, filed with the SEC on February 2, 2015 (the “BlackRock 13G”), by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2014. The BlackRock 13G reported that BlackRock has sole voting power over 10,025,538 shares and sole dispositive power of 10,714,659 shares.

(3)	Based solely on information contained in a report on Schedule 13G, filed with the SEC on February 17, 2015 (the “Brookfield 13G”), by Brookfield Investment Management Inc. (“Brookfield”), reporting beneficial ownership as of December 31, 2014. The Brookfield 13G reported that Brookfield has sole voting power over 6,921,647 shares and sole dispositive power of 10,078,797 shares.

(4)	Based solely on information contained in a report on Schedule 13G, filed with the SEC on February 11, 2015 (the “Vanguard 13G”), by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of December 31, 2014. The Vanguard 13G reported that Vanguard has sole voting power over 87,882 shares, sole dispositive power over 7,679,102 shares and shared dispositive power over 78,082 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, holds 78,082 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, holds 9,800 shares.

(5)

Based solely on information contained in a report on Schedule 13G, filed with the SEC on February 9, 2015 (the “Franklin 13G”), by Franklin Resources Inc. (“Franklin”), reporting beneficial ownership as of December 31, 2014. The Franklin 13G reported that Franklin Advisors, Inc. (“Advisors”) has sole voting power over 7,236,317 shares and sole dispositive power of 7,236,317 shares and Franklin Templeton Investments (Asia) Ltd. (“FTI” and, together with Advisors, the “Investment Management Subsidiaries”)

has sole voting power over 1,341 shares and sole dispositive power of 1,341. Advisors and FTI are investment companies that are direct or indirect subsidiaries of Franklin. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) are the principal stockholders of Franklin and, as such, may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which Franklin subsidiaries provide investment management services. Franklin, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any such shares.

(6)	Includes shares acquired due to the settlement of dividend equivalents into shares of our common stock at vesting.

(7)	Includes additional shares of our common stock received in connection with a special dividend declared by the Company on October 29, 2014, and paid to its stockholders on December 31, 2014: Mr. Kelly, 861; Mr. Male, 13,141; Mr. Mathes, 912; Mr. Nowak, 2,171; Mr. Sauer, 964; and Mr. Shassian, 9,058.

(8)	Includes the following shares of our common stock which the indicated named executive officer had the right to acquire on or within 60 days of March 31, 2015, (i) upon the exercise of stock options: Mr. Nowak, 88,122; Mr. Male, 25,852; and (ii) upon the settlement of RSUs: Mr. Sauer, 423.

(9)	Based solely on information contained in Form 4 and other periodic reports filed with the SEC, the Company’s internal records and the internal records of the Company’s equity plan administrator as of March 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of the reports filed during 2014 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Agreement and Plan of Reorganization with CBS

On January 15, 2014, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with CBS and a wholly owned subsidiary of CBS, pursuant to which, among other things, the Company paid (i) $1.52 billion from the net proceeds from (1) the issuance by wholly-owned subsidiaries Outfront Media Capital LLC and Outfront Media Capital Corporation of $400.0 million aggregate principal amount of 5.250% Senior Notes due 2022 and $400.0 million aggregate principal amount of the 5.625% Senior Notes due 2024 that were on issued on January 31, 2014 and (2) borrowings of $800.00 million under a term loan due in 2021, pursuant to a credit agreement entered into among Outfront Media Capital LLC, Outfront Media Capital Corporation, Citibank, N.A. and the other lenders party thereto, on January 31, 2013, and (ii) $515.0 million from the $615.00 million of net proceeds from the IPO, to such wholly owned subsidiary of CBS, together with shares of our common stock, in consideration for the contribution of the entities comprising CBS’s Outdoor Americas operating segment to the Company pursuant to the reorganization transactions. On July 16, 2014, CBS completed a registered offer to exchange 97,000,000 shares of our common stock that were owned by CBS for outstanding shares of CBS Class B common stock (the “Exchange Offer”). In connection with the Exchange Offer, CBS disposed of all of its shares of our common stock and as of July 16, 2014, we were separated from CBS and were no longer a subsidiary of CBS. Pursuant to the Reorganization Agreement, a portion ($100.0 million) of the IPO proceeds was retained by us and was applied to the $109.5 million cash portion of the E&P Purge. CBS transferred the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the payment of the special dividend to stockholders.

Master Separation Agreement with CBS

In connection with our IPO, the Company entered into a master separation agreement with CBS, providing for, among other things, the Company’s responsibility for liabilities related to the Company’s business and the responsibility of CBS for liabilities unrelated to the Company’s business as well as indemnification obligations and ongoing commitments of each of the Company and CBS.

The master separation agreement also contains provisions allocating between the Company and CBS liabilities related to the employment of current and former employees of the Outdoor Americas business and the compensation and benefit plans and programs in which such employees participate. In general, the Company will assume or retain liabilities related to the employment, compensation and benefits of current and former employees of the Outdoor Americas business; however, CBS will retain liabilities related to current and former employees of the Outdoor Americas business under certain defined benefit pension plans sponsored by CBS.

Transition Services Agreement with CBS

Prior to the IPO, CBS performed or supported many important corporate functions for the Company. The Company’s financial statements reflect charges for these services on an allocation basis. In connection with the IPO, the Company entered into a transition services agreement with CBS, pursuant to which CBS would provide the Company with certain services, and the Company would provide CBS with certain limited services, in each case, on an interim basis for a limited period until the other party no longer requires such services to be performed by the other party. The services provided to the Company by CBS include legal, finance, information technology, insurance, tax and employment functions. In connection with the Separation, we amended the transition services agreement to extend the time periods in which CBS would provide the transaction services described above to January 16, 2015 or to July 16, 2015, as applicable depending on the services being provided. The agreed-upon charges for such services are generally on a cost-plus-margin basis and each party has agreed to reimburse the other for its out-of-pocket costs in connection therewith. The liability of each party under the transition services agreement for the services it provides is generally limited. During 2014, all services previously provided by CBS have been transitioned to us.

Tax Matters Agreement with CBS

In connection with the IPO, the Company entered into a tax matters agreement with CBS, which governs the respective rights, responsibilities and obligations of CBS and the Company with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for the periods during which the Company was a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the split-off to qualify as a tax-free transaction. The Company could be liable to CBS for consolidated group losses used by the Company even if the Company does not owe any amount to a governmental authority.

License Agreement with CBS

In connection with the IPO, the Company entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which the Company has the right to use “CBS” in the corporate names of the Company and the right to use the “CBS” mark and the “CBS” logo on the Company’s advertising billboards for a limited of time following the Separation. In connection with the Separation, the Company amended the license agreement to extend the time period in which the Company has the right to use “CBS” in the corporate names of the Company to December 31, 2014, and has the right to use the “CBS” mark and logo on the Company’s advertising displays to March 31, 2016. On November 20, 2014, the Company rebranded, and the Company changed its legal name to “OUTFRONT Media Inc.”

Registration Rights Agreement with CBS

In connection with the IPO, the Company entered into a registration rights agreement with CBS that provided CBS and its affiliated entities with certain registration rights for shares of the Company’s common stock owned by them, including demand registration rights and piggyback registration rights. In connection with the Separation, CBS disposed of all of its shares of our common stock subject to the registration rights agreement.

Other Transactions with CBS

Prior to the IPO, the Company was an indirect, wholly owned subsidiary of CBS. As such, CBS provided the Company with certain services, such as tax, internal audit, cash management, insurance, technology systems and other services. Effective January 1, 2014, the Company’s employees began participating in employee benefit plans maintained by the Company, although certain of the Company’s employees may continue to be entitled to benefits under certain CBS defined benefit pension plans. In connection with the IPO, the Company entered into the agreements described above to govern its relationship with CBS during the period between the completion of the IPO and the effective date of the Separation and to complete the Separation of our business from CBS. During 2014, all services previously provided by CBS have been transitioned to us.

For advertising spending placed by CBS and its subsidiaries, we recognized total revenues of $18.6 million, of which $7.7 million was before the Separation, for 2014, $14.9 million for 2013 and $16.6 million for 2012.

Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. Revenues recognized for advertising spending placed by various subsidiaries of Viacom Inc. were $10.4 million, of which $4.3 million was before the Separation, in 2014, $9.3 million in 2013 and $9.4 million in 2012.

On July 16, 2014, CBS completed the Separation and as a result of this transaction, CBS and their affiliates, including Viacom Inc., ceased to be related parties.

Transactions with Directors and Executive Officers

Clive Punter, the Company’s Executive Vice President and Chief Revenue Officer, was a founding partner of GeniusQ, which provided consulting services to the Company from 2012 to 2014. Pursuant to a consulting agreement, GeniusQ provided consulting and advisory services to the Company from May 2014 to October 2014, resulting in payments by the Company to GeniusQ, for the benefit of Mr. Punter, of approximately $289,000.

Nicolas Brien, a member of the Board of Directors, served as an executive in roles at certain agencies owned by Interpublic Group of Companies, Inc., including Chairman and Chief Executive Officer of McCann Worldgroup from 2010 through 2012; Chief Executive Officer of IPG Mediabrands from 2008 through 2010; and Chief Executive Officer of Universal McCann from 2005 through 2008. Agencies affiliated with Interpublic Group of Companies, Inc. paid the Company approximately $45.3 million for advertising services on behalf of its clients from 2011 to 2014.

Review, Approval or Ratification of Transactions with Related Persons

The Company has a written policy regarding the review and approval, ratification or other action to be taken with respect to transactions with related persons. Pursuant to this policy, the Nominating and Governance Committee will review and approve, ratify or take other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company’s proxy statement or Annual Report on Form 10-K. In its review, the Nominating and Governance Committee will be provided with the details of a proposed related person transaction, including the terms of the related person transaction, the business purpose of the related person transaction, and the benefits to the Company and to the relevant related persons that are derived from the related person transaction. In determining whether to approve, ratify or take any other action it deems appropriate with respect to the related person transaction, the Nominating and Governance Committee will consider, among other factors, the following factors to the extent relevant to the related person transaction: (a) whether the terms of the related person transaction are fair to the Company and on the same basis would apply if the transaction did not involve a related person; (b) whether there are business reasons for the Company to enter into the related person transaction; (c) whether the related person transaction would impair the independence of an outside director; and (d) whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account several factors. Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review will abstain from voting on any action to be taken with respect to the related person transaction but may, if so requested by the chair of the Nominating and Governance Committee, participate in some or all of the discussions with respect to the related person transaction. Under the policy, the Company’s legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of the information obtained from the related person and information available from the Company’s records. The agreements and/or transactions set forth in this section that pertain to CBS were entered into prior to the completion of the IPO and were not subject to the Company’s related person transaction policy.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2018: Manuel A. Diaz, Peter Mathes and Susan M. Tolson. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card attached to this proxy statement intend to vote the proxies held by them for the election of Manuel A. Diaz, Peter Mathes and Susan M. Tolson. If, for any reason, any of the director nominees become unavailable for election, the persons named in the form of proxy card may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

The relevant experiences, qualifications, attributes or skills of each director nominee that led the Board to recommend the above persons as a nominee for director are described in the section entitled “Directors, Executive Officers and Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2015, subject to stockholder ratification. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

Audit and Non-Audit Fees

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees (1)	$2,865,301	$2,831,399
Audit-Related Fees (2)	94,043	91,553
Tax Fees (3)	78,389	3,220,694
All Other Fees (4)	—	1,079

Total	$3,037,733	$6,144,725

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including quarterly financial statement reviews, statutory audits, engagements required by Federal or state regulatory agencies, and comfort letters. Fees for fiscal 2013 also consisted of professional services rendered in connection with the filing of our Registration Statement on Form S-11 related to the IPO.

(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements other than those included in “Audit Fees.” These services include due diligence related to the Company’s acquisition activities, contractually required audits and audits of the Company’s pension plans.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including international tax compliance, transfer pricing studies and tax due diligence related to the Company’s acquisition activity. Fees for fiscal 2013 also included tax consultations related to our REIT conversion that were paid by CBS on our behalf.

(4)	All Other Fees for 2013 includes training for international finance staff.

All audit and non-audit services provided to the Company by PwC for 2014 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Pursuant to the Audit Committee’s pre-approval policies and procedures in effect during 2014, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $100,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $250,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2015, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2014, at the same per engagement and aggregate authorized amounts that were in effect for 2014.

In appointing PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2015, and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of OUTFRONT Media Inc., a Maryland corporation (the “Company”), does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee provides that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists in the Board’s oversight of:

•	The quality and integrity of the Company’s consolidated financial statements and related disclosures;

•	The evaluation of the effectiveness of the Company’s internal control over financial reporting and risk management procedures;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

A brief description of the primary responsibilities of the Audit Committee is included in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders in the section entitled “Directors, Executive Officers and Corporate Governance—Board Committees—Audit Committee.”

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), the Company’s audited consolidated financial statements for the year ended December 31, 2014, and the Company’s disclosures in the section entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the PCAOB in Rule 3200T regarding “Communication with Audit Committees.” In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence from the Company.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the Audit Committee

Joseph H. Wender, Chair

Manuel A. Diaz

Peter Mathes

PROPOSAL NO. 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement in the section entitled “Executive Compensation.” As an advisory vote, this proposal is not binding. However, the Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and expect to consider the outcome of the vote when making future compensation decisions for our named executive officers.

The text of the resolution with respect to Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As more fully discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The core objectives of these programs are to provide compensation arrangements that are stockholder value focused, market-based, performance-based and flexible. In particular, stockholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of our executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate matter subject to stockholder vote to determine, on a non-binding advisory basis, whether a non-binding advisory stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement in the section entitled “Executive Compensation,” should occur every one, two or three years. As an advisory vote, this proposal is not binding. However, the Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and expect to consider the outcome of the vote when making a decision on the frequency of voting on compensation of the Company’s named executive officers.

The Board determined that a non-binding advisory vote to approve the compensation of the Company’s named executive officers every “ONE YEAR” is the most appropriate policy for the Company and its stockholders at this time. We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on our executive compensation philosophy, policies and practices, as well as on corporate governance matters.

Stockholders are not voting to approve or disapprove the recommendation of the Board. Instead, stockholders may cast a vote on their preference for the frequency of future non-binding advisory votes to approve the compensation of the Company’s named executive officers by choosing any of the following four options with respect to this proposal: every “one year,” “two years” or “three years,” or “abstain” from voting. In considering their vote, stockholders may wish to review the information presented in connection with Proposal No. 3 regarding the compensation of the Company’s named executive officers, as disclosed in this proxy statement in the section entitled “Executive Compensation.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO THE DETERMINATION, ON A NON-BINDING ADVISORY BASIS, AS TO WHETHER A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS.

PROPOSAL NO. 5—VOTE TO APPROVE THE COMPANY’S AMENDED AND RESTATED OMNIBUS STOCK INCENTIVE PLAN

On February 19, 2015, the Board approved and recommended for approval by the Company’s stockholders the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan (the “Amended and Restated Omnibus SIP”). The stockholders are being asked to approve the adoption of the Amended and Restated Omnibus SIP as the plan through which we provide equity-based compensation to our eligible employees, consultants and non-employee directors. The CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan, or the Omnibus SIP, is our initial equity plan pursuant to which we provided equity-based compensation to our eligible employees, consultants and non-employee directors. The Omnibus SIP was approved by the Board on March 18, 2014, and the Company’s sole stockholder on March 27, 2014, in connection with the IPO. The Amended and Restated Omnibus SIP assists the Company in attracting, motivating and retaining eligible executives of the Company and its subsidiaries by affording the Board the flexibility to design performance-based incentive awards to eligible participants. The Amended and Restated Omnibus SIP makes certain substantive changes to the Omnibus SIP, which are as described below. These changes did not require stockholder approval under the terms of the Omnibus SIP or the applicable stock exchange rules and regulations.

Our principal reason for adopting the Amended and Restated Omnibus SIP and submitting it to our stockholders at the Annual Meeting is to obtain stockholder approval of the material terms for “qualified performance-based compensation” under the Amended and Restated Omnibus SIP for purposes of the stockholder approval requirements under Section 162(m) of the Code. This approval is intended to provide us with the ability to potentially design certain types of awards under the Amended and Restated Omnibus SIP so that they may be able to satisfy such requirements for “qualified performance-based compensation,” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

Section 162(m) of the Code

In order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, certain incentive awards must be granted pursuant to a stockholder-approved plan containing the material terms of the performance criteria pursuant to which the performance goals may be established. Accordingly, the Amended and Restated Omnibus SIP includes a list of performance metrics upon which the Compensation Committee must condition a grant or vesting of such a performance award (the “Section 162(m) Performance Metrics”). The Amended and Restated Omnibus SIP includes certain Section 162(m) Performance Metrics that were not included in the Omnibus SIP, as described below. The Section 162(m) Performance Metrics under the Amended and Restated Omnibus SIP are as follows: operating income before depreciation and amortization; operating income; free cash flow; operational cash flow; net earnings; net earnings from continuing operations; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue; net revenue; net profit; net income; funds from operations; adjusted funds from operations; total shareholder return; share price; return on equity after tax; return on equity before tax; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; return on capital employed; net operating profit after tax; net operating profit before tax; operating margin; profit margin; economic value added; expense or cost levels; bank debt or other long-term or short-term public or private debt or other similar financial obligation levels; or any combination thereof.

Section 162(m) of the Code generally disallows a deduction for certain compensation paid in a taxable year to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer (collectively referred to as our “covered employees”), to the extent that compensation to a covered employee exceeds $1 million for such year (the “Deduction Limit”). However, some types of compensation, including “performance-based compensation” under Section 162(m) of the Code, are not subject to the Deduction Limit if the compensation satisfies the requirements of Section 162(m) of the Code. While we believe it is in our best interests and the best interests of our stockholders to have the ability to grant “performance-based compensation” under the Amended and Restated Omnibus SIP, we may decide to grant compensation that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the

Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code under the Amended and Restated Omnibus SIP, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Generally, compensation attributable to stock options, stock appreciation rights and other performance awards may be deemed to qualify as “performance-based compensation” under Section 162(m) of the Code if, in addition to stating the identity of the individuals eligible to receive awards under the plan: (1) the grant is made by a committee of two or more “outside directors” for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares (with respect to which share-based awards) and the maximum amount of cash (with respect to cash-based awards) that may be granted to any one individual during a specified period of time (the “162(m) Award Limits”); and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate performance metrics approved by stockholders (or, in the case of options or stock appreciation rights, the increase in the value of the shares after the date of grant).

As stated above, we are seeking stockholder approval of the Amended and Restated Omnibus SIP and the material terms for “qualified performance-based compensation” under the Amended and Restated Omnibus SIP, including the performance measures and individual grant limits under the Amended and Restated Omnibus SIP, as well as the individuals eligible to receive awards under the Amended and Restated Omnibus SIP, to have the flexibility to potentially grant incentive awards under the Amended and Restated Omnibus SIP that may qualify as “performance-based compensation” under Section 162(m) of the Code and may be fully deductible for federal income tax purposes. If our stockholders approve the Amended and Restated Omnibus SIP and the material terms for “performance-based compensation” under the Amended and Restated Omnibus SIP, assuming that all other requirements of Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the Amended and Restated Omnibus SIP to covered employees without regard to the limitations of Section 162(m) of the Code through the 2020 annual meeting of stockholders (or at such earlier time as may be required under Section 162(m) of the Code). If our stockholders do not approve this Proposal No. 5, the Amended and Restated Omnibus SIP will terminate immediately (including awards granted thereunder contingent on stockholder approval) and the Compensation Committee will need to reevaluate the compensation of covered employees who are eligible to participate in the Amended and Restated Omnibus SIP. In addition, the Omnibus SIP will continue in accordance with its terms, but we will generally be limited in our ability to make certain performance-based awards.

We are not seeking to increase the amount of shares available for issuance or to adjust any of the individual award limits contained in the Amended and Restated Omnibus SIP.

Why We Believe You Should Vote to Approve Proposal No. 5

The Amended and Restated Omnibus SIP authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted shares, RSUs, shares of our common stock, dividend equivalents, performance awards and other awards for the purposes of providing non-employee directors, officers, employees and certain individual consultants and individual advisors providing services to the Company and our subsidiaries incentives and rewards for performance. Some of the key features of the Amended and Restated Omnibus SIP that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain talented individuals and that the ability to provide equity-based compensation under the Amended and Restated Omnibus SIP is critical to achieving this success. The use of shares of our common stock as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

The following includes aggregated information regarding the overhang and dilution associated with the Amended and Restated Omnibus SIP. This information is as of March 31, 2015. As of that date, there were approximately 137,150,279 shares of our common stock outstanding:

•	Outstanding full-value awards (restricted shares, RSUs, shares of common stock, performance shares and performance share units), assuming that the outstanding awards achieve maximum performance: 1,482,938 shares (1.1% of our outstanding shares of common stock);

•	Outstanding stock options: 294,897 shares (0.2% of our outstanding shares of common stock) (outstanding stock options have a weighted average exercise price of $15.72 and a weighted average remaining term of 4.67 years);

•	Total shares of common stock subject to outstanding awards, as described above (full-value awards and stock options): 1,777,834 shares (1.3% of our outstanding shares of common stock);

•	Total shares of common stock available for future awards under the Amended and Restated Omnibus SIP: 5,639,672 shares (4.1% of our outstanding shares of common stock); and

•	The total number of shares of common stock subject to outstanding awards (1,777,834 shares), plus the total number of shares available for future awards, under the Amended and Restated Omnibus SIP (5,639,672 shares), represents a current overhang percentage of 5.4% (in other words, the potential dilution of our stockholders represented by the Amended and Restated Omnibus SIP).

The closing price on the NYSE for our shares of common stock on March 31, 2015 was $29.92 per share.

In 2014, we granted awards under the Omnibus SIP covering 1,867,419 shares of common stock, but this number includes 1,195,846 shares underlying awards granted upon conversion of CBS awards granted under various CBS stock plans related to CBS Class B Common Stock, in connection with the IPO and the Separation, as well as awards granted for purposes of anti-dilution adjustments in connection with the E&P Purge, as described in the section entitled, “Executive Compensation,” which elevated our burn rate for 2014. Based on our basic weighted average common shares outstanding for 2014 of 114,320,751, for 2014, our burn rate, not taking into account forfeitures, was 1.6%. However, we estimate an annualized burn rate of 0.6% based on the grant information above, but excluding the one-time awards granted for the conversion of the CBS awards in connection with the IPO and the Separation, and the awards granted for purposes of anti-dilution adjustments in connection with the E&P Purge.

We intend to utilize the remaining shares authorized under the Amended and Restated Omnibus SIP to continue our practice of incentivizing key individuals through annual equity grants. As noted below, the Compensation Committee retains full discretion under the Amended and Restated Omnibus SIP to determine the number and amount of awards to be granted under the Amended and Restated Omnibus SIP, subject to the terms of the Amended and Restated Omnibus SIP, and future benefits that may be received by recipients under the Amended and Restated Omnibus SIP are not determinable at this time.

We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our 2014 share usage has been responsible and mindful of stockholder interests, as described above.

Summary of Material Terms of the Amended and Restated Omnibus SIP

The Amended and Restated Omnibus SIP is substantially similar to the Omnibus SIP, except that the Amended and Restated Omnibus SIP:

•	Contains the following Section 162(m) Performance Metrics, which were not included in the Omnibus SIP: (1) operational cash flow; (2) net profit; (3) net income; (4) return on equity after tax; (5) return on equity before tax; (6) return on capital employed; (7) net operating profit before tax; (8) economic value added; (9) expense or cost levels; and (10) bank debt or other long-term or short-term public or private debt or other similar financial obligation levels;

•	Contains a definition of “change in control,” which is considered a best practice by institutional shareholder advisory firms; and

•	Contains a revision to the anti-repricing provisions of the Amended and Restated Omnibus SIP regarding the ability of the Committee (as defined below) to reprice stock options without stockholder approval, by clarifying that a “Repricing” will also include the cancellation of stock options in exchange for cash.

The summary of the material terms of the Amended and Restated Omnibus SIP provided below does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended and Restated Omnibus SIP, a copy of which is attached to this proxy statement as Appendix A and is incorporated by reference herein. All defined terms used herein but not otherwise defined shall have the meanings given such terms in the Amended and Restated Omnibus SIP.

Administration

The Amended and Restated Omnibus SIP will be administered by the Board or the Compensation Committee of the Board or such other committee as the Board may designate to administer the Amended and Restated Omnibus SIP (the “Committee”). The Committee has broad authority to administer the Amended and Restated Omnibus SIP, including selecting eligible participants, the types of awards to be granted and the number of shares subject to awards, and the terms and conditions of such awards, including vesting, forfeiture and recoupment provisions. The Committee generally has the discretion to accelerate the vesting of awards under the Amended and Restated Omnibus SIP. In addition, the Committee generally may amend the terms of outstanding awards and may waive any conditions or restrictions applicable to awards, provided that no such amendment may materially impair the rights of the participant who holds the award without such participant’s consent. For any award that is intended to satisfy the exception under Section 162(m) of the Code as “qualified performance-based compensation,” the Committee will consist of at least two “outside directors” within the meaning of Section 162(m) of the Code.

All questions of interpretation, administration and application of the Amended and Restated Omnibus SIP will be determined by a majority of the members of the Committee then in office and the determination of such majority will be final and binding as to all matters relating to the Amended and Restated Omnibus SIP. The Committee may from time to time delegate all or any part of its authority under the Amended and Restated Omnibus SIP to an administrator consisting of one or more members of the Committee and/or one or more officers of the Company. However, the Committee may not delegate its authority to (1) make awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, (2) make awards to eligible persons who are subject to the reporting rules under Section 16(a) of the Exchange Act or to officers of the Company who are delegated authority to administer the Amended and Restated Omnibus SIP, (3) interpret the Amended and Restated Omnibus SIP or any award, or (4) amend or terminate the Amended and Restated Omnibus SIP.

Any awards or formula for granting awards to directors under the Amended and Restated Omnibus SIP will be approved by the Board or such other committee to which the Board may so delegate (the “Director Grant Committee”). With respect to awards to directors, all rights, powers and authorities vested in the Committee under the Amended and Restated Omnibus SIP will instead be exercised by the Board or the Director Grant Committee.

Eligibility

Any person who is selected by the Committee to receive an award under the Amended and Restated Omnibus SIP and who is at that time (1) an employee or non-employee director of the Company or any subsidiary, (2) an individual consultant or advisor providing services to the Company or any subsidiary, or (3) an individual who is eligible to receive awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity of which all or a portion of the assets or equity is acquired by the Company or with which the Company merges or otherwise combines (“Substitute Awards”), is eligible to participate in the Amended and Restated Omnibus SIP.

In addition, in accordance with the terms of the master separation agreement and such other agreement entered into by and between CBS Corporation and the Company in connection with the IPO that addresses the adjustment of participant awards granted under the CBS Stock Plans (the “Separation Agreement”), any individual who is eligible to receive awards granted under the CBS Stock Plans that were converted into awards in respect of shares of our common stock (“Adjusted Awards”) pursuant to the Separation Agreement is eligible to receive awards under the Amended and Restated Omnibus SIP.

In connection with the IPO, on March 27, 2014, 561,021 Adjusted Awards were issued under the Omnibus SIP. We do not anticipate that any further Adjusted Awards will be made under the Amended and Restated Omnibus SIP.

As of March 31, 2015, there were approximately 1,350 employees, five non-employee directors and zero consultants of the Company and its subsidiaries eligible to participate in the Amended and Restated Omnibus SIP.

Shares Available for Awards under the Amended and Restated Omnibus SIP

Subject to adjustment as described in the Amended and Restated Omnibus SIP, the maximum number of shares of our common stock that may be issued or transferred pursuant to awards granted under the Amended and Restated Omnibus SIP may not in the aggregate exceed 8,000,000 shares (the “Available Shares”), all of which may be issued pursuant to the exercise of Incentive Stock Options. The Available Shares may be made available from authorized but unissued shares of common stock or from common stock issued and held in the treasury of the Company.

Share Limits Under the Amended and Restated Omnibus SIP

The Amended and Restated Omnibus SIP also provides that, subject to adjustment as described in the Amended and Restated Omnibus SIP:

•	no participant will be granted stock options or stock appreciation rights (regardless of whether stock appreciation rights are settled in cash, common stock, other Company securities or a combination thereof) covering, in the aggregate, more than 5,000,000 shares of common stock during any calendar year;

•	no participant will be granted stock-based awards (other than stock options or stock appreciation rights) which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code in any calendar year covering, in excess of 4,000,000 shares of common stock;

•	no participant will be granted cash-based awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code in any calendar year having a value in excess of $25 million;

•	no non-employee director of the Company will be granted in any calendar year awards in excess of 50,000 shares of common stock.

Share Counting and Recycling

The Available Shares will be reduced by the number of shares of our common stock subject to an award and, for awards that are not denominated in shares of common stock, the number of shares that are actually delivered upon payment or settlement of the award. Shares of common stock underlying awards or portions thereof that are settled in cash and shares of common stock that are subject to an award or any portion of an award that expires or is cancelled, forfeited or terminated without having been exercised or paid will be added back to the Available Shares and will again be available for issuance as awards.

Shares of common stock delivered to the Company by a participant to purchase shares upon exercise of an award or to satisfy tax withholding obligations (including shares withheld from the award creating the tax withholding obligation) and shares of common stock repurchased by the Company on the open market using the proceeds from the exercise of an award will not be added back to the Available Shares. In addition, the number of shares of common stock subject to a stock option or stock appreciation right that is settled in shares will be counted against the Available Shares, regardless of the number of shares of common stock actually delivered upon exercise of the stock option or stock appreciation right (or portion thereof).

Shares of common stock underlying Substitute Awards will not be counted against the Available Shares and the lapse, expiration, termination, forfeiture or cancellation of any Substitute Award without the issuance of shares of common stock or payment of cash will not result in an increase in the number of shares available for issuance under the Amended and Restated Omnibus SIP.

Types of Awards under the Amended and Restated Omnibus SIP

Pursuant to the Amended and Restated Omnibus SIP, the Company may grant stock options, stock appreciation rights, restricted shares, RSUs, unrestricted shares of common Stock, dividend equivalents, performance awards and certain other equity-based or equity-related awards or cash payments. The Amended and Restated Omnibus SIP also authorized the grant of Adjusted Awards to certain individuals who held equity awards granted under the CBS Stock Plans pursuant to the terms of the Separation Agreement in connection with the Separation. Adjusted Awards are treated as awards generally for purposes of the Available Shares.

Each grant of an award under the Amended and Restated Omnibus SIP (other than an award of unrestricted shares of common stock) will be evidenced by an award agreement or agreements, or an Agreement, which will contain such terms and provisions as the Committee may determine, including vesting, exercisability, payment and other restrictions, as applicable, consistent with the Amended and Restated Omnibus SIP. A brief description of the types of awards which may be granted under the Amended and Restated Omnibus SIP is set forth below.

Stock Options

A stock option is a right to purchase shares of common stock upon exercise of a stock option. Stock options granted to an employee under the Amended and Restated Omnibus SIP may consist of either an incentive stock option intended to satisfy the requirements of Section 422 of the Internal Revenue Code (an “Incentive Stock Option”) or a non-qualified stock option that does not comply with those requirements, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to Adjusted Awards or awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of common stock on the date of grant. The term of an option may not extend more than ten years after the date of grant.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of common stock subject to the stock option and the applicable vesting and forfeiture provisions. In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include cash, delivery or attestation of shares of common stock or other securities of the Company, or a combination of cash, shares or such other securities or any other form of valid consideration that is acceptable to the committee in its discretion. If specified in an Agreement, the exercise price may be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the stock option with a value equal to the exercise price or through a broker-assisted cashless exercise procedure.

Stock Appreciation Rights

The Amended and Restated Omnibus SIP provides for the grant of stock appreciation rights (“SARs”), which may be granted in tandem with stock options or on a stand-alone basis (“Stand-Alone SARs”). A tandem stock appreciation right may be granted either at the time of grant of the stock option or by amendment at any time prior to the exercise, expiration or termination of the stock option. The tandem SARs will be subject to the same terms and conditions as the related stock option and will be exercisable only at such times and to the same extent as the related stock option. A Stand-Alone SAR is granted alone and will be subject to such terms as the Committee establishes and sets forth in the applicable Agreement. The exercise price of an SAR may not be less than 100% of the fair market value of a share of common stock on the date of grant and its term may not extend more than ten years from the date of grant. The exercise price of an SAR may be paid in cash, or in the discretion of the Committee, in shares of common stock or other securities of the Company designated by the Committee, or a combination of cash, shares of common stock or such other securities. Each grant of SARs will be evidenced by an Agreement which specifies the applicable terms and conditions of the award, including any vesting and forfeiture provisions.

Restricted Shares

Restricted shares awarded under the Amended and Restated Omnibus SIP will consist of shares of common stock which are subject to a vesting schedule which will specify the period of time, the increments in which a participant will vest in the restricted shares and/or any applicable performance goals, subject to any restrictions that the Committee will determine and specify in the applicable Agreement. Participants will have all rights of a holder of shares of common stock as to restricted share awards granted under the Amended and Restated Omnibus SIP, including, the right to receive dividends and to vote; provided, that unless the Committee determines otherwise, the participant will not be registered on the books and records of the Company as a stockholder until such shares have vested and none of the restricted shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the shares have vested. Each grant of restricted shares will be evidenced by an Agreement which specifies the applicable terms and conditions of the award, including any vesting and forfeiture provisions.

Restricted Share Units

Each RSU awarded under the Amended and Restated Omnibus SIP corresponds to one share of common stock. The Committee will establish the vesting schedule applicable to RSUs, which will specify the period of time and increments in which a participant will vest in the award and/or any applicable performance goals. Upon vesting or at such later date as the Committee may determine (in accordance with the requirements of, or an exemption from, Section 409A of the Code), RSUs will be settled in shares of common stock, in cash equal to the fair market value of the shares subject to such RSUs, other securities of the Company designated by the Committee or in a combination of any of the foregoing. Each grant of an RSU award will be evidenced by an Agreement which specifies the applicable terms and conditions of the award, including any vesting and forfeiture provisions.

Performance Awards

Performance awards may be granted under the Amended and Restated Omnibus SIP and may be structured as awards intended to be eligible to qualify as “performance-based compensation” under Section 162(m) of the Code and awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. A performance award may consist of stock options, stock appreciation rights, restricted shares, RSUs, unrestricted shares of common stock, dividend equivalents or other awards or any combination of the foregoing, the grant, vesting, exercisability, payment and/or settlement of which are conditioned in whole or in part on the attainment of one or more performance goals. If a performance award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the relevant performance goals must be established by the Compensation Committee and must relate to specified amounts, targets or objectives related to one or more of the Section 162(m) Performance Metrics identified above. For performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish performance goals related to one or more of the Section 162(m) performance metrics and/or other performance metrics, including subjective metrics as the Committee deems appropriate. The performance goals may be established in terms of objectives that are related to the individual participant or that are Company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index. Each grant of a performance award will be evidenced by an Agreement which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.

With respect to any performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will specify, in a manner that satisfies the requirements of Section 162(m) of the Code, whether the calculation of the Section 162(m) Performance Metrics applicable to a performance award will be adjusted or modified in order to reflect any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, split-up, spin-off, split-off, combination, liquidation, dissolution, sale of assets or similar corporate transaction or event, or to exclude the effect of any “extraordinary items” under GAAP, including, without limitation, any changes in accounting standards, and/or to reflect any other item or event determined by the Compensation Committee in its discretion. To the extent a performance award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion may make any of the foregoing adjustments or modifications or such other adjustments or modifications as it determines in its discretion to be appropriate to reflect other extraordinary events that occur and that have the effect, as determined by the Committee, of distorting the applicable performance metrics.

The Committee retains the right to reduce, including to zero, any award such that the amount of the award is less than the maximum award that could be paid, based on the degree of attainment of the applicable performance metrics. The Compensation Committee may not increase the amount of any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Dividend Equivalents

The Committee has the authority to specify whether the recipient of an award other than a stock option or stock appreciation right is entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the shares of common stock covered by such award. The Committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested and/or that they will be subject to the same terms and conditions (including vesting and forfeiture) as the related award. However, if there are insufficient shares of common stock available for such reinvestment of dividends or dividend equivalents, such reinvestment or payment will be made in the form of a grant of RSUs equal in number to the shares of our common stock that would have been obtained, the terms of which will provide for settlement in cash and for dividend equivalent reinvestment in further RSUs.

Other Awards

The Committee may grant other equity-based or equity-related awards or cash payments, which may be based on one or more criteria determined by the Committee. Other awards may be granted in tandem with, or independent of, awards granted under the Amended and Restated Omnibus SIP.

Awards of Common Stock

The Committee may make awards of unrestricted shares of common stock to eligible recipients.

Transferability of Awards

The rights of a participant with respect to an award granted under the Amended and Restated Omnibus SIP will be exercisable during the participant’s lifetime only by the participant. Awards are not transferable, except by will or by the laws of descent and distributions; provided, that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.

Adjustments; Corporate Transactions

In the event of a merger, consolidation, acquisition of property or shares, stock rights or offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership or a subsidiary or affiliate (including by reason of a disaffiliation), or similar event affecting the Company or any of its subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may, in its discretion, make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares of common stock or other securities reserved for issuance and delivery under the Amended and Restated Omnibus SIP; (2) the Available Shares and other award limits under the Amended and Restated Omnibus SIP, (3) the number and kind of shares of common stock or other securities subject to outstanding awards; and (4) the exercise price of outstanding awards.

In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a disaffiliation, separation or spin-off, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders (each, a “Share Change”), the Committee or the Board will make such substitutions or adjustments as it deems appropriate to (1) the aggregate number and kind of shares of common stock or other securities reserved for issuance and delivery under the Amended and Restated Omnibus SIP; (2) the Available Shares and other award limits under the Amended and Restated Omnibus SIP, (3) the number and kind of shares of common stock or other securities subject to outstanding awards; and (4) the exercise price of outstanding awards.

In the case of a Corporate Transaction, such adjustments may include, without limitation: (1) the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee or the Board in its sole discretion; (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of common stock subject to outstanding awards; and (3) in connection with any disaffiliation, arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such disaffiliation.

Prohibition on Repricing

Except in connection with certain corporate transactions or changes in the capital structure of the Company, the Committee may not take any of the following actions, or any other action, that has the same effect at a time when the award’s exercise price exceeds the fair market value of a share of common stock: (1) amend a stock option or Stand-Alone SAR to reduce its exercise price, (2) cancel a stock option or Stand-Alone SAR in exchange for a stock option, restricted share or other equity award or cash, or (3) take any other action that is treated as a repricing under GAAP.

Deferral of Awards

The Committee may establish procedures pursuant to which the payment of an award may be deferred. If an award or any deferral of the payment of an award constitutes a deferral of compensation subject to Section 409A of the Code, the Committee will set forth in writing, on or before the date the applicable deferral election is required to be irrevocable in order to comply with Section 409A of the Code, the conditions under which such election may be made. The Company’s obligation to pay deferred awards will be reflected on its books as a general, unsecured and unfunded obligation and the rights of the participant to receive payments from the Company as a result of any such deferral will be solely those of a general, unsecured creditor.

Grants to Non-U.S. Based Participants

To comply with securities, exchange control, labor, tax or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its subsidiaries operate or have eligible participants, the Committee has the authority to (1) amend or modify the terms and conditions of any award granted to a participant; (2) establish, adopt, interpret or revise any rules and procedures to the extent such actions may be necessary or advisable, including the adoption of rules, procedures or sub-plans (provided that no such sub-plans or modifications will increase the Available Shares or any of the other share limits under the Amended and Restated Omnibus SIP or otherwise require stockholder approval; and (3) take any action, before or after an award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. The Committee may not take any actions and no awards will be granted that would violate the Securities Act, the Exchange Act, the Code, any securities law or governing statute.

Withholding

The Company or any subsidiary has the authority and right to deduct or withhold or require a participant to remit to the Company or any subsidiary, an amount sufficient to satisfy applicable taxes and withholding in connection with any payment made or benefit realized by a participant under the Amended and Restated Omnibus SIP. The Company or a subsidiary may take such actions as may be necessary to satisfy withholding obligations, including but not limited to (1) withholding from a participant’s wages or other cash compensation; (2) withholding from the proceeds for the sale of shares of common stock underlying the award either through a voluntary sale or mandatory sale arranged by the Company on the participant’s behalf; (3) withholding taxes through a net share settlement procedure or through a broker-assisted cashless exercise procedure; or (4) in the Committee’s sole discretion and in satisfaction of the foregoing requirement, withhold shares of our common stock otherwise issuable under an award having a fair market value equal to the amounts required to be withheld. To avoid negative accounting treatment, the number of shares of our common stock which may be withheld with respect to the issuance, vesting, exercise or payment of an award or which may be repurchased from the participant to satisfy applicable taxes or withholding may be limited to the number of shares of common stock which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No shares of common stock will be delivered to any participant until the participant has made arrangements acceptable to the Company for the satisfaction of applicable taxes and withholdings.

No Right to Awards or Continued Service

The Amended and Restated Omnibus SIP does not confer upon any participant any right to continued service with the Company or any subsidiary or the right to be entitled to any remuneration or benefits not set forth in the Amended and Restated Omnibus SIP or award agreement, including the right to receive any future awards under the Amended and Restated Omnibus SIP.

Governmental Regulations

The Amended and Restated Omnibus SIP and all awards granted under the Amended and Restated Omnibus SIP will be subject to all applicable rules and regulations of governmental or other authorities, including, without limitation, any rules or regulations promulgated under or issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

REIT Status

To the extent that the Company is a REIT, the Amended and Restated Omnibus SIP will be interpreted and construed in a manner consistent with the Company’s status as a REIT and no award will be granted or awarded, and with respect to any award granted under the Amended and Restated Omnibus SIP, such award will not vest, be exercisable or be settled to the extent that the grant, vesting, exercise or settlement could cause the participant or any other person to be in violation of the capital stock ownership limit or aggregate capital stock ownership limit prescribed by the Charter, or, if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

Effective Date of the Amended and Restated Omnibus SIP

The Omnibus SIP first became effective on March 27, 2014 (the “Effective Date”). The terms of the Amended and Restated Omnibus SIP were adopted by the Board on February 19, 2015, contingent upon stockholder approval at the 2015 Annual Meeting.

Amendment and Termination of the Amended and Restated Omnibus SIP

The Board may alter, amend, suspend or terminate the Amended and Restated Omnibus SIP at any time, in whole or in part; provided, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the NYSE or other principal stock exchange on which our common stock is listed. No alteration, amendment, suspension or termination of the Amended and Restated Omnibus SIP may materially adversely affect the rights of a participant under an award without the participant’s consent. Notwithstanding the foregoing, the Committee has broad authority to amend the Amended and Restated Omnibus SIP or any outstanding award under the Amended and Restated Omnibus SIP without a participant’s approval if the Committee deems such amendment necessary or appropriate to (1) comply with applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (2) avoid adverse tax consequences under Section 409A of the Code with respect to any award, even if such amendment would otherwise be detrimental to such person.

Final Date for Awards

Unless previously terminated, the Amended and Restated Omnibus SIP will expire at midnight on the day prior to the tenth anniversary of the Effective Date and no further awards may be granted under the Amended and Restated Omnibus SIP on or after such date.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be granted in the future under the Amended and Restated Omnibus SIP because the grant and actual settlement of awards under the Amended and Restated Omnibus SIP are subject to the discretion of the Compensation Committee. For information regarding awards issued to the Company’s named executive officers during 2014, see the section entitled “Executive Compensation—Grants of Plan-Based Awards for 2014.”

The table below sets forth the number of PRSUs (and corresponding dollar value) that were granted to each of our named executive officers and certain other participants under the Amended and Restated Omnibus SIP on February 19, 2015, contingent upon stockholder approval of the Amended and Restated Omnibus SIP at the Annual Meeting (the “Contingent Awards”).

Name and Position	Dollar Value ($)(1)	Number of Units (1)
Named Executive Officers:
Jeremy J. Male	2,252,254	75,503
Chairman and Chief Executive Officer
Donald R. Shassian	1,201,194	40,268
Executive Vice President and Chief Financial Officer
Raymond Nowak	0	0
Former Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer
Richard H. Sauer	342,329	11,476
Executive Vice President, General Counsel and Secretary
Andrew Sriubas	450,433	15,100
Executive Vice President, Strategic Planning & Development
Wally Kelly	0	0
Former President and Chief Operating Officer
Executive Group (2)	5,189,107	173,956
Non-Executive Director Group (3)	0	0
Non-Executive Officer Employee Group (4)	0	0

(1)	The number of units in the table above represents the target number of PRSUs that were granted to each of our named executive officers and certain other participants as Contingent Awards. These PRSUs can be earned from 0% to 120% of the target amount, depending on actual performance for the performance period. The dollar value in the table above represents the number of units shown multiplied by the closing price on the NYSE for our shares of common stock on February 19, 2015, the date of grant, of $29.83 per share.

(2)	This includes all of our current executive officers who received Contingent Awards under the Amended and Restated Omnibus SIP.

(3)	This reflects the fact that none of our non-employee directors received Contingent Awards under the Amended and Restated Omnibus SIP.

(4)	This includes all of our employees outside of our current executive officers who received Contingent Awards under the Amended and Restated Omnibus SIP.

Stock Options Previously Received Under the Omnibus SIP

In connection with the Separation, approximately 240,000 stock options in respect of CBS Class B Common Stock held by our employees, which were originally granted under various CBS stock plans, were converted into stock options in respect of our common stock with substantially equivalent terms, except that the number of shares of our common stock subject to each converted stock option award and the exercise price of each converted stock option award were adjusted in order to preserve the intrinsic value of the award at the time of conversion. In connection with the E&P Purge, on December 31, 2014, each outstanding stock option held by our named executive officers as of November 20, 2014, which was previously converted in connection with the Separation from an option to purchase shares of CBS Class B Common Stock to an option to purchase shares of our common stock, as described above, was adjusted as follows: (1) the number of shares subject to each option was multiplied by 1.1563; and (2) the per share exercise price of each option was divided by 1.1563. For more detail regarding this adjustment, see the section entitled “Executive Compensation—Compensation Discussion and Analysis—Elements of 2014 Named Executive Officer Compensation—Performance-Based Compensation Programs—Long-Term Equity Incentives—Impact of Special Dividend on Outstanding Equity Awards.” The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of stock options received under the Omnibus SIP.

Name and Position	Number of Options (1)
Named Executive Officers:
Jeremy J. Male	103,413
Chairman and Chief Executive Officer
Donald R. Shassian	0
Executive Vice President and Chief Financial Officer
Raymond Nowak	114,530
Former Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer
Richard H. Sauer	0
Executive Vice President, General Counsel and Secretary
Andrew Sriubas	0
Executive Vice President, Strategic Planning & Development
Wally Kelly	125,326
Former President and Chief Operating Officer
Executive Group (2)	103,413
Non-Executive Director Group (3)	0
Each nominee for election as a director	0
Each associate of any of the foregoing	0
Each other person who received at least 5% of all options granted	0
Non-Executive Officer Employee Group (4)	129,836

(1)	Each option represents the right to purchase one share of our common stock. The closing price on the NYSE for our shares of common stock on March 31, 2015 was $29.92 per share.

(2)	This includes all of our current executive officers who received options under the Omnibus SIP.

(3)	This reflects the fact that none of our non-employee directors received options under the Omnibus SIP.

(4)	This includes all of our employees outside of our current executive officers who received options under the Omnibus SIP.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended and Restated Omnibus SIP based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended and Restated Omnibus SIP participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Nonqualified Stock Options

In general, (1) no income will be recognized by a participant at the time a nonqualified stock option is granted, (2) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the participant in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options

No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights

No income will be recognized by a recipient in connection with the grant of a tandem stock appreciation right or a Stand-Alone SAR. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Shares

The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Share Units

No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares; Performance Share Units

No income generally will be recognized upon the grant of performance shares or performance share units. Upon payment in respect of the earn-out of performance shares or performance share units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Dividends and Dividend Equivalents

A recipient of a dividend equivalent right generally will not recognize taxable income at the time of grant. When a dividend equivalent right is paid, the participant generally will recognize taxable income. A recipient of a dividend generally will recognize taxable income at the time it is paid.

Other Awards

With respect to other awards granted under the Amended and Restated Omnibus SIP, generally when the participant receives payment in respect of the award, the amount of cash and/or the fair market value of any common stock or other property received will be ordinary income to the participant.

Tax Consequences to the Company or any Subsidiary

To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services generally will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Amended and Restated Omnibus SIP, such as time-vested restricted shares and RSUs, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPANY’S AMENDED AND RESTATED OMNIBUS STOCK INCENTIVE PLAN.

PROPOSAL NO. 6—VOTE TO APPROVE THE COMPANY’S AMENDED AND RESTATED

EXECUTIVE BONUS PLAN

On February 19, 2015, the Board approved and recommended for approval by the Company’s stockholders the OUTFRONT Media Inc. Amended and Restated Executive Bonus Plan (the “Amended and Restated Bonus Plan”). The stockholders are being asked to approve the Amended and Restated Bonus Plan as the plan through which we provide annual cash bonuses to our executive officers and certain of our other executives. The CBS Outdoor Americas Inc. Executive Bonus Plan, or the Executive Bonus Plan, is our initial short-term incentive plan pursuant to which we provided cash bonuses to our executive officers and certain of our other executives. The Executive Bonus Plan was approved by the Board on March 18, 2014, and the Company’s sole stockholder on March 27, 2014, in connection with the IPO. The Amended and Restated Bonus Plan assists the Company in attracting, motivating and retaining eligible executives of the Company and its subsidiaries by affording the Board the flexibility to design performance-based incentive awards to eligible participants. The Amended and Restated Bonus Plan makes certain substantive changes to the Executive Bonus Plan, which are as described below. These changes did not require stockholder approval under the terms of the Executive Bonus Plan or the applicable stock exchange rules and regulations.

Our principal reason for adopting the Amended and Restated Bonus Plan and submitting it to our stockholders at the Annual Meeting is to obtain stockholder approval of the material terms for “qualified performance-based compensation” under the Amended and Restated Bonus Plan for purposes of the stockholder approval requirements under Section 162(m) of the Code. This approval is intended to provide us with the ability to potentially design certain types of awards under the Amended and Restated Bonus Plan so that they may be able to satisfy such requirements for “qualified performance-based compensation,” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

Section 162(m) of the Code

In order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, certain incentive awards must be granted pursuant to a stockholder-approved plan containing the material terms of the performance criteria pursuant to which the performance goals may be established. Accordingly, the Amended and Restated Bonus Plan includes a list of performance metrics upon which the Compensation Committee must condition a grant or vesting of such a performance award (the “Section 162(m) Performance Metrics”). The Amended and Restated Bonus Plan includes certain Section 162(m) Performance Metrics that were not included in the Executive Bonus Plan, as described below. The Section 162(m) Performance Metrics under the Amended and Restated Bonus Plan are as follows: operating income before depreciation and amortization; operating income; free cash flow; operational cash flow; net earnings; net earnings from continuing operations; earnings per share; earnings per share from continuing operations; earnings before any one or more of interest, taxes, depreciation and amortization; revenue; net revenue; net profit; net income; funds from operations; adjusted funds from operations; total shareholder return; share price; return on equity after tax; return on equity before tax; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; return on capital employed; net operating profit after tax; net operating profit before tax; operating margin; profit margin; economic value added; expense or cost levels; bank debt or other long-term or short-term public or private debt or other similar financial obligation levels; or any combination thereof.

Section 162(m) of the Code generally disallows a deduction for certain compensation paid in a taxable year to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer (collectively referred to as our “covered employees”), to the extent that compensation to a covered employee exceeds $1 million for such year (the “Deduction Limit”). However, some types of compensation, including “performance-based compensation” under Section 162(m) of the Code, are not subject to the Deduction Limit if the compensation satisfies the requirements of Section 162(m) of the Code. While we believe it is in our best interests and the best interests of our stockholders to have the ability to grant “performance-based compensation” under the Amended and Restated Bonus Plan, we may decide to grant compensation that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code under the Amended and Restated Bonus Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

With respect to incentive awards under the Amended and Restated Bonus Plan, in order to satisfy the “performance-based compensation” exception to the Deduction Limit, the payout of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more “outside directors” for purposes of Section 162(m) of the Code. The incentive award must also be granted pursuant to a stockholder-approved plan containing the identity of the individuals eligible to receive awards under the Amended Bonus and Restated Plan, plus (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) identification of the individuals eligible to receive incentive awards under the plan, and (3) a specified limit on the maximum awards that a participant may receive within a certain time period or periods under the plan (the “162(m) Award Limit”). Stockholder approval of this Proposal No. 6 is intended to satisfy the stockholder approval requirements of Section 162(m) of the Code.

In order for awards granted under the Amended and Restated Bonus Plan to potentially qualify as “performance-based compensation” under Section 162(m) of the Code, the Amended and Restated Bonus Plan must also have 162(m) Award Limits. The per-participant, per-fiscal year 162(m) Award Limit under the Amended and Restated Bonus Plan is equal to the lesser of (1) $15 million and (2) eight times a participant’s base salary at the beginning of the applicable performance period. Under the Executive Bonus Plan, the 162(m) Award Limit was equal to the lesser of (1) $25 million and (2) eight times a participant’s base salary at the beginning of the applicable performance period.

As stated above, we are seeking stockholder approval of the Amended and Restated Bonus Plan and the material terms for “qualified performance-based compensation” under the Amended and Restated Bonus Plan, including the Section 162(m) Performance Metrics and individual grant limits under the Amended and Restated Bonus Plan, as well as the individuals eligible to receive awards under the Amended and Restated Bonus Plan, to have the flexibility to potentially grant incentive awards under the Amended and Restated Bonus Plan that may qualify as “performance-based compensation” under Section 162(m) of the Code and may be fully deductible for federal income tax purposes. If our stockholders approve the Amended and Restated Bonus Plan and the material terms for “performance-based compensation” under the Amended and Restated Bonus Plan, assuming that all other requirements of Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the Amended and Restated Bonus Plan to covered employees without regard to the limitations of Section 162(m) of the Code through the 2020 annual meeting of stockholders (or at such earlier time as may be required under Section 162(m) of the Code). If our stockholders do not approve this Proposal No. 6, the Amended and Restated Bonus Plan will terminate immediately (including awards granted thereunder contingent on stockholder approval) and the Compensation Committee will need to reevaluate the compensation of covered employees who are eligible to participate in the Amended and Restated Bonus Plan, and we will generally be limited in our ability to make certain performance-based awards.

Summary of Material Terms of the Amended and Restated Bonus Plan

The Amended and Restated Bonus Plan is substantially similar to the Executive Bonus Plan, except that:

•	The Amended and Restated Bonus Plan contains the following Section 162(m) Performance Metrics that were not included in the Executive Bonus Plan: (1) operational cash flow; (2) earnings per share from continuing operations; (3) earnings before any one or more of interest, taxes, depreciation and amortization; (4) net profit; (5) net income; (6) return on equity after tax; (7) return on equity before tax; (8) return on capital employed; (9) net operating profit before tax; (10) economic value added; (11) expense or cost levels; and (12) bank debt or other long-term or short-term public or private debt or other similar financial obligation levels.

•	The Amended and Restated Bonus Plan decreases the maximum limit on the amount of the award that may be paid to a participant under the Amended and Restated Bonus Plan during any fiscal year from (1) the lesser of (A) $25 million and (B) eight times the participant’s base salary at the beginning of the performance period to (2) the lesser of (A) $15 million and (B) eight times the participant’s base salary at the beginning of the performance period, as further described below.

•	The Amended and Restated Bonus Plan is more specific regarding the items that may be included or excluded in evaluating whether the Performance Goals have been achieved. For example, the Compensation Committee may include or exclude certain items that may occur during any fiscal year, including, but not limited to, asset write downs, litigation or claim judgments or settlements, and acquisitions and divestitures.

•	The Amended and Restated Bonus Plan now provides that a participant must be employed by the Company on the date the payment of the award is made, unless the Compensation Committee specifies otherwise.

The summary of the material terms of the Amended and Restated Bonus Plan provided below does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended and Restated Bonus Plan, a copy of which is attached to this proxy statement as Appendix B and is incorporated by reference herein. All defined terms used herein but not otherwise defined shall have the meanings given such terms in the Amended and Restated Bonus Plan.

Plan Administration

The Amended and Restated Bonus Plan will be administered by the Compensation Committee, or another committee appointed by the Board, provided that such committee consists of not less than two directors of the Company, each of whom satisfies the requirements of an “outside director” under Section 162(m) of the Code. The Compensation Committee has full power and authority to choose participants under the Amended and Restated Bonus Plan, the timing for awards granted under the Amended and Restated Bonus Plan, to establish the terms and conditions of such awards, to interpret and administer the Amended and Restated Bonus Plan and to establish performance goals and the amount of incentive awards payable to each participating executive based upon the achievement of specified performance goals.

Eligibility

Eligibility to participate in the Amended and Restated Bonus Plan is limited to (1) officers (within the meaning of Section 16 of the Exchange Act) of the Company and its subsidiaries and (2) other executives of the Company and its subsidiaries designated by the Compensation Committee as eligible to participate. It is not possible to determine the number of eligible participants under the Amended and Restated Bonus Plan because the selection of participating executives is determined by the Compensation Committee in its sole and absolute discretion. However, there are seven participants in the Amended and Restated Bonus Plan for 2015. We expect, but cannot be certain, that approximately the same number of participating executives will be eligible to participate in the Amended and Restated Bonus Plan in future years.

Establishment of Performance Objectives and Award Opportunity

Generally not later than the 90th day of each fiscal year of the Company (the default performance period under the Amended and Restated Bonus Plan, which period may be subject to change), the Compensation Committee will establish Performance Goals for each participating executive and the formula for determining the amount of incentive award payable upon full achievement of the specified Section 162(m) Performance Metrics for that fiscal year. The Performance Goals will be objective and may be described in terms of objectives that are related to an individual participant, the Company, or a subsidiary, affiliate, division, department, region, function or business unit. The Performance Goals may be measured on an absolute or cumulative basis or on the basis of percentage of or relative improvement or increase over time, in terms of Company performance (or the performance of a subsidiary, affiliate, division, department, region or business unit), or in terms of performance relative to selected peer companies or a market index. Different Performance Goals may be established for each participant. The Performance Goals will be based on one or more of the Section 162(m) Performance Metrics set forth above under the caption “Section 162(m) of the Code.” In addition, to the extent permitted under Section 162(m) of the Code, the Compensation Committee may establish other subjective or objective goals, including individual Performance Goals, for purposes of applying negative discretion in determining any award amount.

For purposes of evaluating the achievement of the applicable Performance Goals for a performance period, the Compensation Committee may provide that such evaluation may include or exclude certain items that may occur during any fiscal year, including, but not limited to: (1) asset write downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (4) any recapitalization, reorganization, restructuring, stock split or dividend, merger, acquisition, divestiture, consolidation, split-up, spin-off, split-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event; (5) extraordinary nonrecurring items as described in APB Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable fiscal year; (6) acquisitions and divestitures; and (7) foreign exchange gains and losses. Any such inclusions or exclusions must be made in a manner that meets the requirements of Section 162(m) of the Code.

Negative Discretion

The Compensation Committee retains the discretion to reduce the amount of any incentive award that would be otherwise payable to a participating executive (including a reduction of such amount to zero).

Payment of Awards

After the end of the performance period, the Compensation Committee will determine whether the Performance Goals have been achieved and the amount of the award to be paid to each participating executive for such performance period. The Compensation Committee will certify such determinations in writing. Awards generally are paid in cash (or, if the Compensation Committee so determines, in stock or other stock awards under the Amended and Restated Omnibus SIP or any successor equity plan) as soon as practicable after the written certification by the Compensation Committee and, generally, no later than March 15 of the year following the year in which the performance period ends. However, the Compensation Committee may, in is discretion, provide that participants may defer the payment of any awards under an approved deferred compensation arrangement of the Company in accordance with the requirements of Section 409A of the Code.

Certain Conditions to Receipt of Award

In order to be eligible for payment of any award under the Amended and Restated Bonus Plan, a participant must be employed by the Company or a subsidiary on date the payment of the award is made, unless the Compensation Committee specifies otherwise. In addition, the participant must have performed his or her duties to the satisfaction of the Compensation Committee and must not have engaged in any acts that are considered by the Compensation Committee to constitute Misconduct (as defined in the Amended and Restated Bonus Plan).

Award Limitations

As described above, no participant may be paid awards under the Amended and Restated Bonus Plan in respect of any single fiscal year with a maximum aggregate value that exceeds the lesser of (1) $15 million and (2) eight (8) times the participant’s base salary in effect at the beginning of the performance period.

Withholding

The Company has the right to withhold applicable federal, state, local or foreign taxes or social contributions required to withheld with respect to the payment of any awards under the Amended and Restated Bonus Plan. Participants will be solely responsible for the satisfaction of any such taxes on payments made to them under the Amended and Restated Bonus Plan.

No Right to Award or Continued Employment

Neither the establishment of the Amended and Restated Bonus Plan nor the payment of any amounts under the Amended and Restated Bonus Plan confers upon any person any legal right to receive, or any interest in, an award or any other benefit under the Amended and Restated Bonus Plan or right to continued employment with the Company or any subsidiary. The Company has no obligation to treat participants identically under the Amended and Restated Bonus Plan.

Funding of Amended and Restated Bonus Plan

The Amended and Restated Bonus Plan is unfunded and awards will be paid solely from the general assets of the Company and its wholly-owned and majority-owned subsidiaries.

Amendments

The Compensation Committee may amend the Amended and Restated Bonus Plan at any time, but no such action may adversely affect any rights or obligations with respect to awards previously granted under the Amended and Restated Bonus Plan. Certain amendments may not be made without stockholder approval, including, any change to the class of persons eligible to participate in the Amended and Restated Bonus Plan, any change to the Section 162(m) Performance Goals or Performance Goals, or any increase in the maximum dollar amount that may be paid to a participant for the performance period.

Adoption Date; Effective Date

The Amended and Restated Bonus Plan was adopted by the Board on February 19, 2015, contingent upon stockholder approval of the Amended and Restated Bonus Plan at the Annual Meeting.

Termination

The Amended and Restated Bonus Plan will continue in effect until terminated by the Compensation Committee.

New Plan Benefits

It is not possible to determine the specific awards that may be awarded in the future under the Amended and Restated Bonus Plan because the grant and actual payout of awards under the Amended and Restated Bonus Plan will be subject to the discretion of the Compensation Committee and the achievement of specified Performance Goals.

The table below sets forth award opportunities under the Amended and Restated Bonus Plan for the performance period beginning on January 1, 2015 and ending on December 31, 2015 that were approved by the Compensation Committee on February 19, 2015, subject to stockholder approval at the Annual Meeting.

Name and Position	Dollar Value ($) (1)
Named Executive Officers:
Jeremy J. Male	2,700,000
Chairman and Chief Executive Officer
Donald R. Shassian	975,000
Executive Vice President and Chief Financial Officer
Wally Kelly	0
Former President and Chief Operating Officer
Raymond Nowak	0
Former Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer
Richard H. Sauer	475,000
Executive Vice President, General Counsel and Secretary
Andrew Sriubas	825,000
Executive Vice President, Strategic Planning & Development
Executive Group (2)	6,625,000
Non-Executive Director Group (3)	0
Non-Executive Officer Employee Group (4)	0

(1)	The dollar value in the table above represents 200% of the target award that may be earned under the Amended and Restated Bonus Plan for 2015, assuming the threshold performance goal(s) for 2015 for purposes of Section 162(m) compliance are actually achieved for 2015. The actual amount of the award earned, if any, is subject to downward adjustment, based on such subjective or objective goals (including individual Performance Goals) as may be established by the Compensation Committee, from initial funding levels for each participant equal to eight times his or her base salary in effect as of January 1, 2016.

(2)	This includes all of our current executive officers who are receiving an award under the Amended and Restated Bonus Plan.

(3)	This reflects the fact that none of our non-employee directors participate in the Amended and Restated Bonus Plan.

(4)	This reflects the fact that none of our employees outside of our current executive officers participate in the Amended and Restated Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPANY’S AMENDED AND RESTATED BONUS PLAN.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Stockholders, the proposal should be mailed the Company’s Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. To be eligible under the SEC rules for inclusion in the Company’s proxy statement and form of proxy relating to the 2016 Annual Meeting of Stockholders, a proposal must be received by our Company’s Secretary on or before December 25, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, the Bylaws permit stockholders to nominate directors and present other business for consideration at our 2016 Annual Meeting of Stockholders, but not for inclusion in the Company’s proxy statement and form of proxy relating to the 2016 Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the 2016 Annual Meeting of Stockholders, you must submit a timely notice in accordance with the procedures described in the current Bylaws. To be timely, a stockholder’s notice shall be delivered to the Company’s Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174 not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the immediately preceding annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2016, such a proposal must be received on or after February 10, 2016, but not later than March 11, 2016. In the event that the date of the Annual Meeting of Stockholders to be held in 2016 is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such notice by the stockholder must be so delivered not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in the Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters which are likely to be brought before the Annual Meeting. The proxy card grants to the persons named in the proxy card the discretionary authority to vote on all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors,

RICHARD H. SAUER
Executive Vice President, General Counsel and Secretary

April 23, 2015

We make available, free of charge on our website all of our filings that are made electronically with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To access these filings, go to the Investor Relations section of our website, at www.outfrontmedia.com. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including the related financial statements and schedules, filed with the SEC, are also available without charge to stockholders upon written request addressed to the Company’s Secretary, Richard H. Sauer, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to any SEC report when such exhibits are requested.

APPENDIX A—OUTFRONT MEDIA INC. AMENDED AND RESTATED OMNIBUS STOCK INCENTIVE PLAN

OUTFRONT MEDIA INC.

OMNIBUS STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED AS OF FEBRUARY 19, 2015)

ARTICLE I GENERAL

Section 1.1       Purpose.

The purpose of the OUTFRONT Media, Inc. Omnibus Stock Incentive Plan (as amended and restated as of February 19, 2015) (the “Plan”) is to benefit and advance the interests of OUTFRONT Media, Inc., a Maryland corporation (formerly known as CBS Outdoor Americas, Inc.) (the “Company”), and its Subsidiaries (as defined below) by attracting, retaining and motivating Participants (as defined below) and to compensate Participants for their contributions to the financial success of the Company and its Subsidiaries.

Section 1.2       Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a)  “Adjusted Awards” shall mean Awards granted under the CBS Stock Plans that are converted into Awards in respect of Common Stock pursuant to the transactions contemplated by the Separation Agreement.

(b)  “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3 hereof.

(c)  “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(d)  “Agreement” shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan.

(e)  “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above awarded under the Plan, including Adjusted Awards and Substitute Awards.

(f) “Board” shall mean the Board of Directors of the Company.

(g)  “CBS Stock Plan” shall mean each of the CBS Corporation 2009 Long-Term Incentive Plan, the CBS Corporation 2004 Long-Term Management Incentive Plan and the Viacom Inc. 2000 Long-Term Management Incentive Plan.

(h)  “Change in Control” shall mean, except as may otherwise be prescribed by the Committee in an Award Agreement, the occurrence of any of the following events:

(i)   the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity (the “Voting Power”); provided, however, that the following acquisitions will not be deemed to result in a Change in Control: (a) any acquisition directly from the Company; (b) any acquisition by the Company; (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (d) any acquisition by any Person pursuant to a transaction that complies with clauses (a), (b) and (c) of Section 1.2(h)(iii) below; or

(ii)  individuals who, as of the Adoption Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Adoption Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Power, (b) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i)  “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(j)  “Committee” shall mean the Compensation Committee of the Board or such other committee as may be appointed or designated by the Board to administer the Plan in accordance with Section 1.3(a) hereof.

(k)  “Common Stock” shall mean shares of the Company’s common stock, par value $0.01 per share.

(l)  “Compensation Committee” shall mean the Compensation Committee of the Board.

(m)  “Consultant” shall mean an individual, other than an Employee or a Director, who provides services to the Company or any of its Subsidiaries as a consultant or advisor.

(n)  “Corporate Transaction” shall have the meaning set forth in Section 8.1(a) hereof.

(o)  “Date of Grant” shall mean the effective date of the grant of an Award under the Plan; provided, however, that in the case of a Substitute Award, the Date of Grant shall be the effective date of the grant of such award under the original plan under which the award was authorized, and in the case of an Adjusted Award, the Date of Grant shall be the effective date of the grant of such award under a CBS Stock Plan.

(p)  “Director” shall mean each member of the Board who is not employed by (i) the Company, (ii) any of the Company’s Subsidiaries or (iii) any entity which directly or indirectly owns an equity or similar interest corresponding to more than 50% of the voting power normally entitled to vote for the election of directors of the Company (or comparable voting power).

(q)  “Director Grant Committee” shall have the meaning set forth in Section 1.3(d) hereof.

(r)  “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(s)  “Dividend Equivalent” shall mean a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Common Stock as set forth in Section 7.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Common Stock or such other securities

(t)  “Earnings Per Share” shall have the meaning provided by GAAP.

(u)   “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

(v)  “Effective Date” shall have the meaning set forth in Section 13.1 hereof.

(w)  “Eligible Person” shall have the meaning set forth in Section 1.4 hereof.

(x)  “Employee” shall mean an individual who is employed by the Company or any of its Subsidiaries.

(y)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(z)  “Expiration Date” shall have the meaning set forth in Section 13.2 hereof.

(aa) “Fair Market Value” of a share of Common Stock on a given date shall be, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Common Stock is then listed, as reported by The Wall Street Journal or any other authoritative source selected by the Company.

(bb) “Free Cash Flow” shall mean OIBDA, less cash interest, taxes paid, working capital requirements and capital expenditures.

(cc) “GAAP” shall mean generally accepted accounting principles in the United States.

(dd) “Incentive Stock Option” means any Stock Option designated in the applicable Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(ee) “IPO” means the initial public offering of Common Stock.

(ff) “Net Earnings” shall have the meaning provided by GAAP.

(gg) “Net Earnings from Continuing Operations” shall have the meaning provided by GAAP.

(hh) “Net Revenue” shall have the meaning provided by GAAP.

(ii) “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(jj) “Operating Income” shall have the meaning provided by GAAP.

(kk) “Other Awards” shall mean any form of award authorized under Section 7.2 hereof, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Common Stock, or Dividend Equivalent.

(ll) “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(mm) “Participant” shall mean any Eligible Person to whom an Award has been made under the Plan, including a recipient of a Substitute Award or an Adjusted Award.

(nn) “Performance Award” shall mean an Award (which may consist of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Common Stock, Dividend Equivalents or Other Awards, or any combination thereof) the grant, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the attainment of one or more Performance Goals. In addition to other terms of the Plan applicable to such Award, including, without limitation, Article II, III, IV, V or VII, as applicable, a Performance Award shall be subject to the terms and conditions set forth in Article VI.

(oo) “Performance Goal” shall mean an amount, target or objective that is related to a Performance Metric and the attainment of which is designated as a condition to the award, vesting, exercisability, payment or settlement of a Performance Award.

(pp) “Performance Metrics” shall have the meaning set forth in Section 6.2 hereof.

(qq) “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its discretion.

(rr) “Permanent Disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability; provided, that if the Participant is not covered by a long-term disability plan or policy, “Permanent Disability” shall have the meaning set forth in Section 22(e) of the Code. Notwithstanding the foregoing, in the case of Incentive Stock Options, “Permanent Disability” shall always have the meaning set forth in Section 22(e) of the Code.

(ss) “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

(tt) “Reprice” shall have the meaning set forth in Section 2.5 with respect to Stock Options and in Section 3.3(e) with respect to Stand-Alone SARs.

(uu) “Restricted Share” shall mean a share of Common Stock granted to a Participant pursuant to Article IV and which is subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

(vv) “Restricted Share Unit” shall mean a contractual right granted to a Participant pursuant to Article V to receive, in the discretion of the Committee, shares of Common Stock, a cash payment equal to the Fair Market Value of Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and the applicable Agreement.

(ww) “Retirement” shall, unless the Committee determines otherwise, mean the termination of a Participant’s Service (other than by reason of death or for a Termination for Cause) when the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company’s applicable practices) with the Company and/or its Subsidiaries.

(xx) “Revenue” shall have the meaning provided by GAAP.

(yy) “Section 162(m)” shall mean Section 162(m) of the Code.

(zz) “Section 162(m) Exception” shall mean the exception under Section 162(m) for “qualified performance-based compensation.”

(aaa)  “Section 162(m) Performance Metrics” shall have the meaning set forth in Section 6.2 hereof.

(bbb)  “Section 409A” shall mean Section 409A of the Code.

(ccc)  “Separation Agreement” shall mean the master separation agreement and/or such other agreement entered into by and between CBS Corporation and the Company in connection with the IPO that addresses the adjustment of Participant awards granted under the CBS Stock Plans.

(ddd)  “Service” shall mean (i) an Employee’s employment with the Company or any of its Subsidiaries, (ii) a Director’s service on the Board or (iii) a Consultant’s provision of services to the Company or any of its Subsidiaries.

(eee)  “Share Change” shall have the meaning set forth in Section 8.1(b) hereof.

(fff)  “Stand-Alone SAR” shall have the meaning set forth in Section 3.3 hereof.

(ggg)  “Stock Appreciation Right” shall mean a contractual right granted to a Participant pursuant to Article III to receive an amount determined in accordance with Section 3.2 or 3.3 hereof, as applicable, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

(hhh)  “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Common Stock at such time and price, and subject to such other terms and conditions, as are set forth in the Plan and the applicable Agreement. Stock Options may be Incentive Stock Options or nonqualified stock options, which are not intended to be treated as Incentive Stock Options.

(iii)  “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided, that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to 50% or less of such voting power as a Subsidiary for purposes of the Plan.

(jjj)  “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity (i) all or a portion of the assets or equity of which is acquired by the Company or (ii) with which the Company merges or otherwise combines.

(kkk)  “Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.

(lll)  “Termination for Cause” shall mean a termination of a Participant’s Service by reason of:

(i)   “cause” as such term or a similar term is defined in any employment or consulting agreement that is in effect and applicable to the Participant at the time of the Participant’s termination of Service, or

(ii)  if there is no such employment or consulting agreement, or if such employment or consulting agreement contains no such term, unless the Committee determines otherwise, the Participant’s: (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of its Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant’s

Service; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s Service; (E) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Service, after being instructed by the Company or the Participant’s employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).

(mmm)  “Trading Day” means a day on which the Common Stock is traded on the New York Stock Exchange or other principal stock exchange on which the Common Stock is then listed.

Section 1.3       Administration of the Plan.

(a)  Board or Committee to Administer.  The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board. In the event that the Board is not also serving as the Committee, the Board, in its discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Notwithstanding the preceding sentence, with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such Committee shall consist of at least such number of directors as is required from time to time to satisfy the Section 162(m) Exception, and each such Committee member shall satisfy the qualification requirements of such exception; provided, that, if any such Committee member is found not to have met the qualification requirements of the Section 162(m) Exception, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

(b)  Powers of the Committee.

(i)    The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.

(ii)  The Committee shall have authority to select Participants from among the Eligible Persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Common Stock subject to an Award or the cash amount payable in connection with an Award, to determine the terms and conditions of each Award in accordance with the terms of the Plan, to establish blackout periods, to determine transfer restrictions, clawback or repayment provisions and determine whether shares of Common Stock issuable under an Award will be subject to such further restrictions or conditions as the Committee may determine, including, but not limited to, conditions on vesting or transferability, forfeiture provisions and tax withholding conditions. The Committee may also determine a Participant’s rights to Awards upon a termination of Service. Except as provided herein, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that, subject to Sections 10.3 and 10.10 and Article XI hereof, no amendment shall materially impair the rights of the holder thereof without the holder’s consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company’s securities are listed, or any other applicable law, rule or restriction, to the extent that any such restrictions are no longer required, the Committee shall have the discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

(c)  Delegation by the Committee.  The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee and/or one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards intended to qualify for the Section 162(m) Exception, (ii) to make Awards to Eligible Persons (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act or (B) who are officers of the Company delegated authority by the Committee hereunder, (iii) to interpret the Plan or any Award, or (iv) under Article XI hereof. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(d)  Grants to Directors.  Any Awards or formula for granting Awards under the Plan made to Directors shall be approved by the Board or such other committee to which the Board may so delegate (the “Director Grant Committee”). With respect to awards to Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board or the Director Grant Committee, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board or the Director Grant Committee for such purpose.

(e)  Non-Uniform Determinations.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan, the terms and provisions of Awards under the Plan and adjustments of Awards under Article VIII hereof.

(f)  No Liability.  Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any member of the Committee or any Administrator other than himself; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s or the Committee’s counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

Section 1.4       Eligible Persons.

Individuals eligible to receive Awards under the Plan (each, an “Eligible Person”) include (a) any Employee (including any prospective employee) of the Company or any of its Subsidiaries; provided, however, that Incentive Stock Options may not be granted to Employees of any corporation or other entity in which the Company owns or controls, directly or indirectly, 50% or less of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power); (b) any Director (including any prospective director); (c) to the extent designated by the Committee, any Consultant (including any prospective consultant) to the Company or any of its Subsidiaries; and (d) individuals who are eligible to receive Adjusted or Substitute Awards. Any Award made to a prospective employee, director or consultant shall be conditioned upon, and effective not earlier than, such person’s becoming an Employee, Director or Consultant. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan, subject to the restrictions set forth in Section 1.3(c) hereof.

Section 1.5       Common Stock Subject to the Plan.

(a)  Plan Limit.  Subject to adjustment under Article VIII hereof, the total number of shares of Common Stock available for delivery pursuant to Awards under the Plan (the “Section 1.5 Limit”) is 8,000,000 shares, all of which may be issued pursuant to the exercise of Incentive Stock Options. The shares of Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Common Stock or from Common Stock issued and held in the treasury of the Company.

(b)  Rules Applicable to Determining Shares Available for Issuance.  For purposes of determining the number of shares of Common Stock that remain available for delivery pursuant to Awards at any time, the following rules apply:

(i)   The Section 1.5 Limit shall be reduced by the number of shares of Common Stock subject to an Award and, in the case of an Award that is not denominated in shares of Common Stock, the number of shares actually delivered upon payment or settlement of the Award.

(ii)  The following shall be added back to the Section 1.5 Limit and shall again be available for Awards:

(A)    shares underlying Awards or portions thereof that are settled in cash and not in shares of Common Stock; and

(B)    any shares of Common Stock that are subject to an Award, or any portion of an Award, which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid.

(iii) Anything to the contrary in this Plan notwithstanding,

(A)     (1) shares of Common Stock delivered to the Company by a Participant to purchase shares of Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the withholding obligation), and (2) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance shall not be added back to the Section 1.5 Limit; and

(B)     upon the exercise of a Stock Option or Stock Appreciation Right settled in shares of Common Stock, the number of shares subject to the Stock Option or Stock Appreciation Right (or portion thereof) that is then being exercised shall be counted against the Section 1.5 Limit, regardless of the number of shares of Common Stock actually delivered in settlement of the Stock Option or Stock Appreciation Right (or portion thereof) upon exercise.

(iv) Anything to the contrary in this Plan notwithstanding, any shares of Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit, and the lapse, expiration, termination, forfeiture or cancellation of any Substitute Award without the issuance of shares of Common Stock or payment of cash thereunder shall not result in an increase of the number of shares of Common Stock available for issuance under the Plan. For the avoidance of doubt, Adjusted Awards shall be treated as Awards generally (and not as Substitute Awards) for purposes of this Section 1.5(b)(iv).

Section 1.6       Section 162(m) Limits on Awards to Participants.

(a)  Limits on Certain Stock Options, Stock Appreciation Rights.  No Participant shall be granted Awards in the form of Stock Options or Stock Appreciation Rights in any calendar year covering, in the aggregate, in excess of 5,000,000 shares of Common Stock (regardless of whether Stock Appreciation Rights are settled in cash, Common Stock, other Company securities or a combination thereof), subject to adjustment pursuant to Article VIII hereof.

(b)  Limits on Other Awards.  No Participant shall be granted Awards (other than those Awards set forth in Section 1.6(a)) which are intended to qualify for the Section 162(m) Exception in any calendar year having a value in excess of $25 million (with respect to Awards denominated in cash) and covering, in the aggregate, in excess of 4,000,000 shares of Common Stock (with respect to Awards denominated in shares of Common Stock), subject to adjustment pursuant to Article VIII hereof.

(c)  Substitute Awards and Adjusted Awards.  Anything to the contrary in this Plan notwithstanding, any shares of Common Stock underlying Substitute Awards or Adjusted Awards shall not be counted against the limits set forth in this Section 1.6.

Section 1.7       Limits on Awards to Directors.

(a)  Limits on Awards to Directors Generally.  No Director shall be granted Awards in his or her capacity as a member of the Board in any calendar year covering, in the aggregate, in excess of 50,000 shares of Common Stock, subject to adjustment pursuant to Article VIII hereof.

(b)  Substitute Awards and Adjusted Awards.  Anything to the contrary in this Plan notwithstanding, any shares of Common Stock underlying Substitute Awards or Adjusted Awards shall not be counted against the limits set forth in this Section 1.7.

Section 1.8       Agreements.

The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Common Stock). The Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of Service, cancellation of the Award under specified circumstances, restrictions on transfer), and shall be delivered or otherwise made available to the Participant.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS

Section 2.1       Grants of Stock Options.

The Committee may from time to time grant Stock Options to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 2.2       Exercise Price.

The Committee shall establish the per share exercise price of each Stock Option; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award or Adjusted Award may be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424 of the Code, as applicable. The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VIII hereof.

Section 2.3       Exercise of Stock Options.

(a)  Exercisability.  Unless the Committee has determined or determines otherwise, Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Goals, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stock Options.

(b)  Option Period.  For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised; provided, however, that no Stock Option shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stock Option’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stock Option may be exercised up to and including the last Trading Day before such date.

(c)  Exercise in the Event of Termination of Service – Employees and Consultants.

(i)  Termination Other than for Cause; Termination due to Retirement, Death or Permanent Disability. Except as otherwise provided in this Section 2.3(c) or as the Committee has determined or determines otherwise, the following shall apply:

(A)    subject to clauses (B), (C), and (D) below, if an Employee’s or a Consultant’s Service ceases by reason of his or her voluntary termination or termination by the Company or any of its Subsidiaries other than for Cause, his or her Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the expiration of the term of such Outstanding Stock Options;

(B)    if an Employee’s Service ceases by reason of his or her Retirement, his or her Outstanding Stock Options may be exercised to the extent exercisable on the date of Retirement until the expiration of the term of such Outstanding Stock Options;

(C)    if an Employee’s or a Consultant’s Service ceases by reason of his or her Permanent Disability, his or her Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of three years after such date or the expiration of the term of such Outstanding Stock Options; or

(D)    if an Employee or a Consultant dies, his or her Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) his or her beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Outstanding Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the expiration of the term of such Outstanding Stock Options.

Except as otherwise provided in this Section 2.3(c) or as the Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 2.3(c), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

(ii) Termination for Cause.  If an Employee’s or a Consultant’s Service ends due to a Termination for Cause then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

(d)  Exercise in the Event of Termination of Service – Directors.

(i)  Termination Other than for Cause; Termination due to Death or Permanent Disability. Except as otherwise provided in this Section 2.3(d) or as the Board or Director Grant Committee has determined or determines otherwise, the following shall apply:

(A)     subject to clauses (B) and (C) below, if a Director’s Service ceases by reason of his or her voluntary termination or termination by the Company or any of its Subsidiaries other than for Cause (which, for avoidance of doubt, shall include the Director not being re-elected to the Board), his or her Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the expiration of the term of such Outstanding Stock Options;

(B)     if a Director’s Service ceases by reason of his or her Permanent Disability, his or her Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of three years after such date or the expiration of the term of such Outstanding Stock Options; or

(C)     if a Director dies, his or her Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) his or her beneficiary, if the Company has adopted procedures whereby Directors may designate a beneficiary and the Director has done so, or (ii) if the Company has not adopted such procedures or the Director has not designated a beneficiary, by the person or persons who acquired the right to exercise such Outstanding Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the expiration of the term of such Outstanding Stock Options.

Except as otherwise provided in this Section 2.3(d) or as the Board or Director Grant Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B) or (C) of this Section 2.3(d), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

(ii)  Termination for Cause.  If a Director’s Service ends due to a Termination for Cause then, unless the Board or Director Grant Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

Section 2.4       Payment of Purchase Price Upon Exercise.

Shares of Common Stock purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Common Stock delivered pursuant to the exercise of the Stock Option. Payment shall be made in cash or, to the extent permitted in the discretion of the Committee, through delivery or attestation of shares of Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5       No Repricing of Stock Options.

The Committee may not Reprice any Stock Option without stockholder approval. As used in this Section 2.5, “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Common Stock: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option in exchange for a Stock Option, Restricted Share, other equity award or cash, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE III

PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

Section 3.1       Stock Appreciation Rights.

The Committee may from time to time grant Stock Appreciation Rights to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights alone or in tandem with Stock Options.

Section 3.2       Stock Appreciation Rights Granted In Tandem with Stock Options.

A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option. A tandem Stock Appreciation Right shall entitle the holder to surrender to the Company all or a portion of the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the Stock Option (or of the portion of the Stock Option so surrendered). Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Common Stock or such other securities.

Section 3.3       Stand-Alone Stock Appreciation Rights.

Stock Appreciation Rights granted alone (that is, not in tandem with Stock Options) (“Stand-Alone SARs”) shall be subject to the provisions of this Section 3.3 and such other terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement.

(a)  Exercise Price.  The Committee shall establish the per share exercise price of each Stand-Alone SAR; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stand-Alone SAR that is a Substitute Award or an Adjusted Award may be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A, as applicable. The exercise price of any Stand-Alone SAR will be subject to adjustment in accordance with the provisions of Article VIII hereof.

(b)  Exercisability of Stand-Alone SARs.  Unless the Committee has determined or determines otherwise, Stand-Alone SARs shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stand-Alone SARs, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stand-Alone SARs and/or any applicable Performance Goals, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stand-Alone SARs.

(c)  Period of Exercise.  For each Stand-Alone SAR granted, the Committee shall specify the period during which the Stand-Alone SAR may be exercised; provided, however, that no Stand-Alone SAR shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stand-Alone SAR’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stand-Alone SAR may be exercised up to and including the last Trading Day before such date.

(d)  Exercise in the Event of Termination of Service.  Unless the Committee has determined or determines otherwise, in the event that (i) the Participant’s Service ceases by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than for Cause, (ii) the Participant’s Service ceases by reason of the Participant’s Retirement, (iii) the Permanent Disability of the Participant occurs, (iv) a Participant dies during a period during which his Stand-Alone SARs could have been exercised by him, or (v) the Participant’s Service with the Company or any of its Subsidiaries ends due to a Termination for Cause, then, in each of the foregoing cases (i) through (v), the Participant’s Stand-Alone SARs may be exercised to the extent that, and for the period during which, Stock Options awarded to the Participant would be exercisable pursuant to Section 2.3(c) or 2.3(d), as applicable.

(e)  No Repricing of Stand-Alone SARs.  The Committee may not Reprice any Stand-Alone SAR without stockholder approval. As used in this Section 3.3(e), “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Common Stock: (i) amending a Stand-Alone SAR to reduce its exercise price, (ii) canceling a Stand-Alone SAR in exchange for a Stand-Alone SAR, Restricted Share, other equity award or cash, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 3.3(e) shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARES

Section 4.1       Grants of Restricted Shares.

The Committee may from time to time grant Restricted Shares to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 4.2       Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Goals, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 4.3       Rights and Restrictions Governing Restricted Shares.

The Participant shall have all rights of a holder as to Restricted Shares granted hereunder, including, to the extent applicable, the right to receive dividends and to vote; provided, however, that unless the Committee has determined or determines otherwise: (a) the Participant shall not be registered on the books and records of the Company as a stockholder until such shares have vested; and (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. The Committee may make any dividend payments subject to vesting, deferral, restrictions on transfer or other conditions; any such terms and conditions applicable to dividend payments will be set forth in the applicable Agreement.

Section 4.4       Acceleration of Vesting and Removal of Restrictions.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Shares vest. Also, the Committee may, in its discretion, remove any other restrictions on Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 4.5       Delivery of Restricted Shares.

On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse. Restricted Shares awarded hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.6       Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including, without limitation, by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event.

Section 4.7       Grants of Unrestricted Shares.

The Committee may from time to time, in its discretion, make Awards of unrestricted shares of Common Stock to Eligible Persons.

ARTICLE V

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS

Section 5.1       Grants of Restricted Share Units.

The Committee may from time to time grant Restricted Share Units to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit shall correspond to one share of Common Stock.

Section 5.2       Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Goals, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 5.3       Acceleration of Vesting.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Share Units vest.

Section 5.4       Settlement of Restricted Share Units.

Upon vesting or such later date as the Committee may determine (in accordance with the requirements of, or an exemption from, Section 409A), Restricted Share Units will be settled, at the discretion of the Committee, in shares of Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in other securities of the Company designated by the Committee or in a combination of cash, shares of Common Stock or such other securities. Shares of Common Stock delivered in settlement of Restricted Share Units may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 5.5       Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event.

ARTICLE VI

PERFORMANCE AWARDS

Section 6.1       Grants of Performance Awards.

The Committee may from time to time grant Awards which constitute Performance Awards to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 6.2       Performance Metrics.

Unless the Committee has determined or determines otherwise, the grant, vesting, payment, settlement and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of one or more Performance Goals over a Performance Period. For any Performance Awards that are intended to qualify for the Section 162(m) Exception, the relevant Performance Goals shall be established by the Committee and shall relate to specified amounts, targets or objectives related to one or more of the following metrics (the “Section 162(m) Performance Metrics”): OIBDA; Operating Income; Free Cash Flow; operational cash flow; Net Earnings; Net Earnings from Continuing Operations; Earnings Per Share; EBITDA; Revenue; Net Revenue; net profit; net income; funds from operations; adjusted funds from operations; total shareholder return; share price; return on equity after tax; return on equity before tax; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; return on capital employed; net operating profit after tax; net operating profit before tax; operating margin; profit margin; economic value added; expense or cost levels; bank debt or other long-term or short-term public or private debt or other similar financial obligation levels; or any combination thereof. For any Awards not intended to qualify for the Section 162(m) Exception, the Committee may establish Performance Goals related to one or more of the Section 162(m) Performance Metrics and/or other performance metrics, which may include subjective metrics, as it deems appropriate (together with the Section 162(m) Performance Metrics, the “Performance Metrics”). The Performance Goals may be established in terms of objectives that are related to the individual Participant or that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.

Section 6.3       Termination of Service.

Except as otherwise provided in Section 2.3(c) or 2.3(d), 3.3(d), 4.6 or 5.5, as applicable, the treatment of Performance Awards in the event of a Participant’s termination of Service shall be set forth in the Agreement setting forth the terms and conditions of the relevant Performance Awards.

Section 6.4       Discretion to Reduce Compensation.

The Committee retains the right to reduce (including to zero) any Award such that the amount of the Award is less than the maximum amount that could be paid based on the degree to which the Performance Goals related to such Award were attained. The Committee may not increase the amount of any Award for which compliance with the Section 162(m) Exception is required in order to ensure the deductibility of all or a portion of such Award above the maximum amount that could be paid based on the degree to which the Performance Goals related to such Award were attained.

Section 6.5       Adjustment of Calculation of Performance Goals.

(a)  Section 162(m) Performance Awards.  With respect to any Performance Award intended to qualify for the Section 162(m) Exception, the Committee shall specify, in a manner that satisfies the requirements of the Section 162(m) Exception, whether the calculation of the Performance Goals applicable to such Performance

Award shall be adjusted or modified in order to reflect any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, split-up, spin-off, split-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or to exclude the effect of any “extraordinary items” under GAAP, including, without limitation, any changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

(b)  Other Performance Awards.  To the extent that compliance with the Section 162(m) Exception is not required in order to ensure the deductibility of any Performance Award, the Committee, in its discretion, may make any of the foregoing adjustments or modifications and may make such other adjustments or modifications as it determines in its discretion to be appropriate to reflect other extraordinary events or circumstances that occur and that have the effect, as determined by the Committee, of distorting the applicable Performance Goals.

(c)  General.  Adjustments or modifications authorized by this Section 6.5 shall be made as determined by the Committee to the extent necessary to prevent reduction or enlargement of the Participant’s rights with respect to the Participant’s Performance Awards. All determinations that the Committee makes pursuant to this Section 6.5 shall be conclusive and binding on all persons for all purposes.

ARTICLE VII

DIVIDENDS, DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 7.1       Dividends and Dividend Equivalents.

The Committee shall have the authority to specify whether the recipient of an Award other than a Stock Option or Stock Appreciation Right (including, without limitation, any Award deferred pursuant to Article IX) is entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents with respect to the number of shares of Common Stock covered by such Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested and/or shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award. Notwithstanding the foregoing, reinvestment of dividends or Dividend Equivalents in additional shares of Common Stock shall only be permissible if sufficient shares of Common Stock are available under Section 1.5 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient shares of Common Stock are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Share Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which Restricted Share Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further Restricted Share Units on the terms contemplated by this Section 7.1.

Section 7.2       Other Awards.

The Committee shall have the authority to grant other equity-based or equity-related awards or cash payments, which may be based on one or more criteria determined by the Committee, under the Plan that are consistent with the purpose of the Plan and the interests of the Company. Other Awards may be granted in tandem with, or independent of, Awards granted under the Plan.

Section 7.3       Substitute Awards and Adjusted Awards.

Notwithstanding any terms or conditions of the Plan to the contrary, (i) Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace, as determined by the Committee in its sole discretion, and (ii) Adjusted Awards shall have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace which were granted under a CBS Stock Plan.

ARTICLE VIII

EFFECT OF CERTAIN CORPORATE CHANGES

Section 8.1       Adjustments.

(a)  In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of Common Stock or other securities reserved for issuance and delivery under this Plan, (ii) the various maximum limitations set forth in Sections 1.5, 1.6 and 1.7 with respect to certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of shares of Common Stock or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Awards.

(b)  In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spin-off, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of Common Stock or other securities reserved for issuance and delivery under this Plan, (ii) the various maximum limitations set forth in Sections 1.5, 1.6 and 1.7 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of shares of Common Stock or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Awards.

(c)  In the case of a Corporate Transaction, such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee or the Board that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid); (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock subject to outstanding Awards; and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(d)  Any adjustments made pursuant to this Article VIII to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A of the Code; and any adjustments made pursuant to this Article VIII to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that either the Awards, after such adjustments, remain exempt from the application of Section 409A or will not result in the imposition of any penalty taxes under Section 409A in respect of such Awards.

Section 8.2       Separation Agreement.

For the avoidance of doubt, the transactions contemplated by the Separation Agreement shall not give rise to an adjustment of Awards under this Article VIII.

ARTICLE IX

DEFERRAL PROVISIONS

The Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award or any deferral of the payment of any Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. The Company’s obligation to pay deferred Awards pursuant to this Article IX shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral made pursuant to this Article IX are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.

ARTICLE X

MISCELLANEOUS

Section 10.1     No Rights to Awards or Continued Service.

Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed or engaged by or to continue in the Service of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate such individual’s Service at any time for any reason.

Section 10.2     Restriction on Transfer.

The rights of a Participant with respect to any Award shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom such Award is granted, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.

Section 10.3     Foreign Awards and Rights.

Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or directors, and/or for the purpose of taking advantage of tax favorable treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Sections 1.5, 1.6 and 1.7 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Common Stock of the Company, and on the handling of any stock certificates or other indicia of ownership. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify

Article VIII of the Plan to the extent necessary to comply with the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

Section 10.4     Taxes.

The Company or any Subsidiary shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of shares of Common Stock of the Company underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) withholding taxes through a net share settlement procedure or through a “cashless exercise” procedure as described in Section 2.4; or (iv) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold shares of Common Stock of the Company otherwise issuable under an Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of shares of Common Stock of the Company which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Participant of such Award in order to satisfy the Participant’s Tax-Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No shares of Common Stock of the Company shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholding obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan. To the extent permitted by the Committee, any Participant who makes an election under Section 83(b) of the Code to have his or her Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 10.5     Stockholder Rights.

No Award under the Plan shall entitle a Participant or a Participant’s beneficiary, estate or permitted transferee to any rights of a holder of the shares of Common Stock of the Company subject to any Award until the Participant, the Participant’s beneficiary or estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to such shares (or, where shares are permitted to be held in “street” name by a broker designated by a Participant or a Participant’s beneficiary, estate or permitted transferee, until such broker has been so registered).

Section 10.6     No Restriction on Right of Company to Effect Corporate Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any delivery of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 10.7     Source of Payments.

It is intended that this Plan constitute an “unfunded” plan for incentive and deferred compensation. Accordingly, the general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Notwithstanding the foregoing, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of this Plan.

Section 10.8     Exercise Periods Following Termination of Service.

For the purposes of determining the dates on which Awards may be exercised following a termination of Service or following death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last Trading Day falling within the exercise period. Thus, if the last day of the exercise period is not a Trading Day, the last date an Award may be exercised is the last Trading Day before the end of the exercise period.

Section 10.9     Breach of Agreements.

The Committee may include in any Agreement a provision authorizing the Company to recover from a Participant Awards and/or amounts realized upon exercise, payment or settlement, as the case may be, of Awards made under the Plan in such circumstances as the Committee may prescribe in its discretion.

Section 10.10   Service with Subsidiary.

Unless the Committee has determined or determines otherwise, the Service of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be a Subsidiary.

Section 10.11   Section 409A.

The intent of the parties is that payments and the settlement of Awards under the Plan comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. Each payment under any Award that constitutes non-qualified deferred compensation subject to Section 409A shall be treated as a separate payment for purposes of Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A except in accordance with Section 409A.

Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), and any portion of the Participant’s Awards that constitutes deferred compensation within the meaning of Section 409A is scheduled to be paid or settled, as the case may be, upon the Participant’s separation from service or during the six-month period thereafter, then such payment or settlement, as the case may be, shall not occur prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of the Participant’s death (the “Delay Period”). All payments and settlements delayed pursuant to this Section 10.11 shall be paid or settled, as the case may be, within 30 days following the end of the Delay Period, less any applicable withholdings, and any remaining payments and settlements regularly scheduled to occur after the end of the Delay Period shall be paid or distributed in accordance with the payment or settlement schedule specified for them. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

Section 10.12   Non-Exempt Employees.

Unless otherwise determined by the Committee, no Option or SAR shall be granted to any Employee who is a “non-exempt employee” for purposes of the Fair Labor Standards Act of 1938, as amended, which is first exercisable for any shares of Stock within six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay, and the provisions of this Section 10.12 will apply to all such applicable Awards and are hereby incorporated by reference into such Agreements.

Section 10.13   Electronic Delivery.

Any reference herein to a written agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) and/or posted on a website specified by the Company that the Participant is permitted to access.

Section 10.14   Exchange Rates.

Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of any shares of Common Stock acquired upon settlement.

Section 10.15   Third-Party Administration.

In connection with a Participant’s participation in the Plan, the Company may use the services of a third-party administrator, including a brokerage firm administrator, and the Company may provide this third-party administrator with personal information about a Participant, including his or her name, social security or other tax identification number and address, as well as the details of each Award, and this third-party administrator may provide information to the Company and its Subsidiaries concerning the exercise of a Participant’s rights and account data as it relates to the administration of Awards granted under the Plan.

Section 10.16   Registration Restrictions.

A Stock Option or Stand-Alone SAR shall not be exercisable, no transfer of shares of Common Stock shall be made to any Participant with respect to any Award, and any attempt to exercise a Stock Option or Stand-Alone SAR to transfer any such shares with respect to any Award shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Common Stock subject to such Award, and the shares of Common Stock subject to such Award have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee that such registration or qualification is not required. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Award is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of an Award, such Award shall not be exercised or settled in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

ARTICLE XI

AMENDMENT AND TERMINATION

The Board may alter, amend, suspend or terminate the Plan at any time, in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which the Common Stock is listed. No alteration, amendment, suspension or termination of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award.

Notwithstanding the foregoing or any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without the approval of the Participant to the extent the Committee deems necessary or appropriate (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations; or (ii) to avoid adverse tax consequences to any person under Section 409A with respect to any Award, even if such amendment would otherwise be detrimental to such person.

ARTICLE XII

INTERPRETATION

Section 12.1     Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities, including, without limitation, any rules or regulations promulgated under or issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 12.2     Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 12.3     REIT Status.

To the extent that the Company is a REIT, (a) the Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT; and (b) no award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the capital stock ownership limit or aggregate capital stock ownership limit prescribed by the Company’s Articles of Incorporation, as amended from time to time, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

Section 12.4     Governing Law.

The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Maryland.

ARTICLE XIII

EFFECTIVE DATE AND EXPIRATION DATE

Section 13.1     Effective Date.

The Plan first became effective as of March 27, 2014 (the “Effective Date”). The terms of the Plan as amended and restated were adopted by the Board on February 19, 2015 (the “Adoption Date”), contingent upon approval by the Company’s stockholders at the 2015 Annual Meeting of Stockholders.

Section 13.2     Final Date for Awards.

Unless previously terminated pursuant to Article XI, the Plan shall expire at midnight on the day prior to the tenth anniversary of the Effective Date (the “Expiration Date”), and no further Awards may be granted under the Plan on or after such date. The Expiration Date will not affect the operation of the terms of the Plan or the Company’s and Participants’ rights and obligations with respect to Awards granted on or prior to the Expiration Date.

APPENDIX B—OUTFRONT MEDIA INC. AMENDED AND RESTATED EXECUTIVE BONUS PLAN

OUTFRONT MEDIA INC.

EXECUTIVE BONUS PLAN

(As Amended and Restated as of February 19, 2015)

1.	Purpose.

The principal purposes of this OUTFRONT Media Inc. Executive Bonus Plan are to assist the Company in attracting, motivating and retaining participating Eligible Executives who have significant responsibility for the growth and long-term success of the Company by providing incentive awards that ensure a strong pay-for-performance linkage for such executives, and to permit the incentive awards paid under this Plan to qualify as performance-based compensation under Section 162(m).

2.	Definitions.

(a)          “Award” means an amount calculated and awarded to a Participant pursuant to this Plan.

(b)          “Board” means the Board of Directors of OUTFRONT Media.

(c)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

(d)          “Committee” has the meaning set forth in Section 3(a).

(e)          “Company” means OUTFRONT Media Inc. (formerly known as CBS Outdoor Americas, Inc.) and its wholly-owned or majority-owned subsidiaries.

(f)          “Eligible Executive” means an employee of the Company who is considered an executive officer of OUTFRONT Media within the meaning of Section 16 of the Exchange Act and, to the extent designated by the Committee as key executives eligible for participation in this Plan, other executives of the Company.

(g)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(h)          “Fiscal Year” means a fiscal year of the Company.

(i)          “Misconduct” means a Participant’s (i) violating the Company’s business conduct statement or other code of conduct, insider trading policy or any other material written policies of the Company, (ii) unlawfully trading in the securities of OUTFRONT Media or of any other company based on information gained as a result of his or her employment with the Company, or (iii) engaging in any activity which constitutes gross misconduct or which, if the Participant is a party to an employment agreement with the Company, would permit the Company to terminate the Participant’s employment agreement for “cause”.

(j)          “OUTFRONT Media”  means OUTFRONT Media Inc. and its successors and assigns.

(k)          “Participant”  means an Eligible Executive participating in this Plan for a Performance Period as provided in Section 4(b).

(l)          “Performance Goals”  has the meaning set forth in Section 5(b).

(m)          “Performance Metrics”  has the meaning set forth in Section 5(c).

(n)          “Performance Period”  means the period of time during which achievement of the Performance Goals is to be measured. The Company’s Fiscal Year shall be the default Performance Period. The Committee shall have the discretion to designate a Performance Period other than the Company’s Fiscal Year, which may be longer or shorter than a Fiscal Year.

(o)          “Plan”  means this OUTFRONT Media Inc. Executive Bonus Plan, as amended and restated as of February 19, 2015, as it may be further amended from time to time.

(p)          “Section 162(m)”  means Section 162(m) of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

(q)          “Section 162(m) Exemption”  means the performance-based exemption from the limitation on deductibility imposed by Section 162(m), as set forth in Section 162(m)(4)(C) of the Code and the regulations and other guidance of general applicability that are issued thereunder.

(r)          “Section 409A”  means Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

(s)          “Separation from Service”  means separation from service with the Company for purposes of Section 409A of the Code, determined using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations or any successor provision thereto.

3.	Administration of this Plan.

(a)          Committee.  This Plan shall be administered by a committee appointed or designated by the Board (the “Committee”). The Committee shall consist of at least such number of directors as is required from time to time to satisfy the Section 162(m) Exemption, and each such Committee member shall satisfy the qualification requirements of such exception; provided, that, if any such Committee member is found not to have met the qualification requirements of the Section 162(m) Exemption, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

(b)          Administration.  The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under this Plan, to determine the time when Awards will be granted, to set Performance Goals and other terms and conditions of Awards, to determine whether objectives and conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Period or deferred (consistent with Section 409A), and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee shall have full power and authority to administer and interpret this Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of this Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding for all purposes and on all parties, including the Company, its shareholders, its employees and any person receiving an Award under this Plan, as well as their respective successors in interest. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the Section 162(m) Exemption, and this Plan is intended to be interpreted and operated consistent with this intention. There is no obligation of uniformity of treatment of Participants under this Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to this Plan or any Award.

(c)          Guidelines.  The Committee may adopt from time to time written policies or rules as it deems necessary or desirable for the Committee’s implementation and administration of this Plan.

(d)          Delegation of Administrative Authority.  To the extent consistent with Section 162(m), the Committee may delegate its responsibilities for administering this Plan to one or more officers or directors of the Company or its affiliates as it deems necessary or appropriate for the proper administration of this Plan.

4.	Eligibility and Participation.

(a)          Eligibility.  All Eligible Executives are eligible to participate in this Plan for any Performance Period.

(b)          Participation.  For each Performance Period, the Committee, in its discretion, shall select the Eligible Executives who shall participate in this Plan. The Committee will select the Participants no later than 90 days after the beginning of the Performance Period (or, if shorter, before 25% of the Performance Period has elapsed) in accordance with Section 162(m).

5.	Awards.

(a)          Establishment of Basis for Awards.  In connection with the grant of each Award, the Committee shall (i) establish the Performance Goal(s) and the Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal(s), and (iii) establish such other terms and conditions for the Award as the Committee deems appropriate. The foregoing shall be accomplished within 90 days of the beginning of the Performance Period (or, if the Performance Period is shorter than 12 months, before 25% of the Performance Period has elapsed).

(b)          Performance Goals.  The term “Performance Goals” means the objective performance goals established by the Committee for each Performance Period. The Performance Goals may be described in terms of objectives that are related to an individual Participant or objectives that are Company-wide or related to a subsidiary, affiliate, division, department, region, function or business unit; may be measured on an absolute or cumulative basis or on the basis of percentage of or relative improvement or increase over time; may be measured in terms of Company performance (or performance of the applicable subsidiary, affiliate, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index; and different Performance Metrics may be given different weights. To the extent permissible for Awards to qualify for the Section 162(m) Exemption, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate, for purposes of applying negative discretion in determining the Award amount. The Committee may provide, in connection with the setting of Performance Goals, that any evaluation of performance may include or exclude certain items that may occur during any Fiscal Year, including, but not limited to the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any recapitalization, reorganization, restructuring, stock split or dividend, merger, acquisition, divestiture, consolidation, split-up, spin-off, split-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in OUTFRONT Media’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect any Award to any Participant, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

(c)          Performance Metrics.  The term “Performance Metrics” means one or more of the following criteria on which Performance Goals may be based: operating income before depreciation and amortization; operating income; free cash flow; operational cash flow; net earnings; net earnings from continuing operations; earnings per share; earnings per share from continuing operations; earnings before any one or more of interest, taxes, depreciation and amortization; revenue; net revenue; net profit; net income; funds from operations; adjusted funds from operations; total shareholder return; share price; return on equity after tax; return on equity before tax; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; return on capital employed; net operating profit after tax; net operating profit before tax; operating margin; profit margin; economic value added; expense or cost levels; bank debt or other long-term or short-term public or private debt or other similar financial obligation levels; or any combination thereof.

(d)          Certification of Awards.  After the end of the Performance Period and prior to payment of any Award, the Committee shall certify in writing the degree to which the Performance Goals applicable to each

Participant for the Performance Period were achieved or exceeded. Subject to Section 5(e), the Award for each Participant shall be determined by applying the applicable formula for the Performance Period based upon the level of achievement of the Performance Goals certified by the Committee.

(e)          Committee Discretion.  Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce or eliminate, but not increase, any Award payable to any Participant for any reason, including without limitation to reflect individual or business performance and/or unanticipated or subjective factors.

(f)          Maximum Awards.  No Participant may be granted Awards in respect of any Fiscal Year having a maximum aggregate value in excess of the lesser of $15 million or eight (8) times his or her base salary in effect at the beginning of the Performance Period.

(g)          Timing of Payment.  Awards will be payable by the Company to Participants as soon as administratively practicable following the determination and written certification of the Committee for the Performance Period pursuant to Section 5(d) above. In the case of any Participant subject to U.S. federal income tax, the Company shall distribute amounts payable to Participants in the calendar year following the calendar year in which the Performance Period ends and no later than March 15th of that calendar year.

(h)          Form of Payment.  Awards will be paid in cash or cash equivalents. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options or other stock-based or stock denominated units which shall be issued pursuant to the OUTFRONT Media Inc. Omnibus Stock Incentive Plan or a successor equity compensation plan in existence at the time of grant.

(i)          Deferral of Payment of Awards.  Notwithstanding Section 5(g), the Committee, in its discretion, may provide to Participants the opportunity to elect to defer the payment of any Award under an approved deferred compensation plan or arrangement in accordance with the requirements of Section 409A. With respect to any Award (or portion thereof) that constitutes deferred compensation subject to Section 409A and is not otherwise exempt from Section 409A, such Award (or portion thereof) shall not be paid earlier than the date that is six months after the Participant’s Separation from Service if the payment is based on the Participant’s Separation from Service (other than as a result of death) and the Participant is classified as a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service.

(j)          Certain Participants not Eligible.  To be eligible for payment of any Award, the Participant must (i) be employed by the Company on the date the payment of the Award is made pursuant to Section 5(g), unless the Committee specifies otherwise, (ii) have performed the Participant’s duties to the satisfaction of the Committee, and (iii) have not engaged in any acts that are considered by the Committee to constitute Misconduct.

6.	Miscellaneous Provisions.

(a)          Effect on Benefit Plans.  Awards shall not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company, unless otherwise specifically provided under the terms of such other plans or arrangements.

(b)          Restriction on Transfer.  Awards (or interests therein) or amounts payable with respect to a Participant under this Plan are not subject to transfer, assignment or alienation, whether voluntary or involuntary.

(c)          Withholding Taxes.  The Company shall have the right to deduct from all payments hereunder any federal, state, local or foreign taxes or social contributions required by law to be withheld with respect to such awards. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under this Plan.

(d)          No Rights to Awards.  Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or to interfere with the ability of the Company to terminate any such employee’s employment relationship at any time. At no time before the actual payment of an Award shall any Participant or other person accrue any vested interest or right whatsoever under this Plan, and the Company has no obligation to treat Participants consistently under this Plan.

(e)          Costs and Expenses.  The costs and expenses of administering this Plan shall be borne by the Company and shall not be charged to any Award or to any Participant receiving an Award.

(f)          No Funding of Plan.  This Plan shall be unfunded, and the Awards shall be paid solely from the general assets of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan. To the extent that any person acquires a right to receive payments under this Plan, the right is no greater than the right of any other unsecured general creditor.

(g)          Offset for Monies Owed.  Any payments made under this Plan will be offset for any monies that are owed to the Company to the extent permitted by applicable law, including Section 409A (if applicable).

(h)          Other Incentive Plans.  Nothing contained in this Plan shall prohibit the Company from granting other performance awards to employees of the Company (including Participants) under such other incentive arrangements, and in such form and manner, as it deems desirable.

(i)          Successors.  All obligations of OUTFRONT Media under this Plan shall be binding on any successor to OUTFRONT Media whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of OUTFRONT Media.

(j)          Section 409A.  To the extent that any Award under this Plan is subject to Section 409A, the terms and administration of such Award shall comply with the provisions of Section 409A, and, to the extent necessary to achieve compliance, may be modified at the discretion of the Committee.

(k)          Severability.  If any provision of this Plan or any Award is or becomes or is deemed to be invalid or unenforceable in any jurisdiction or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan or Award shall remain in full force and effect.

(l)          Governing Law.  This Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the State of Maryland.

7.	Effective Date, Amendments and Termination.

(a)          Effective Date.  This Plan first became effective as of March 27, 2014. The terms of this Plan, as amended and restated, were adopted by the Board on February 19, 2015, contingent upon approval by the Company’s stockholders at the 2015 Annual Meeting of Stockholders.

(b)          Amendments.  The Committee may at any time terminate or from time to time amend this Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards theretofore made under this Plan. No such amendment or modification, however, may be effective without approval of OUTFRONT Media’s shareholders if such approval is necessary to comply with the requirements of the Section 162(m) Exemption including (i) any change to the class of persons eligible to participate in this Plan, (ii) any change to the Performance Goals or Performance Metrics or (iii) any increase to the maximum dollar amount that may be paid to a Participant for a Performance Period.

(c)          Termination.  This Plan shall continue in effect until terminated by the Committee.

OUTFRONT MEDIA INC. C/O WELLS FARGO SHAREHOLDER SERVICES 1110 CENTRE POINT CURVE SUITE 101 MENDOTA HEIGHTS, MN 55120-4100

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OUTFRONT MEDIA INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Three Class I Director Nominees		☐	☐	☐
Nominees:
01) Manuel A. Diaz
02) Peter Mathes
03) Susan M. Tolson
The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 5 and 6.	For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as OUTFRONT Media Inc.’s independent registered public accounting firm for fiscal year 2015.		☐	☐	☐

5.  Approval of the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan.

6.  Approval of the OUTFRONT Media Inc. Amended and Restated Executive Bonus Plan.

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy is solicited on behalf of the Board of Directors of OUTFRONT Media Inc. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3, FOR 1 YEAR on item 4, and FOR items 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

							☐	☐	☐
3.	Approval, on a non-binding advisory basis, of the compensation of OUTFRONT Media Inc.’s named executive officers.		☐	☐	☐		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain
4.

Determination, on a non-binding advisory basis, as to whether a non-binding advisory vote to approve the compensation of OUTFRONT Media Inc.’s named executive officers should occur every one, two or three years.

		☐	☐	☐	☐

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	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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M91267-P63924

OUTFRONT MEDIA INC. Annual Meeting of Stockholders June 9, 2015, 10:00 AM EDT This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of OUTFRONT Media Inc., a Maryland corporation, hereby appoint(s) Jeremy M. Male and Richard H. Sauer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OUTFRONT MEDIA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 9, 2015, at 222 East 41st Street, 20th Floor Conference Room, New York, NY 10017, and any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Annual Report to Stockholders, and hereby revokes any proxy heretofore given with respect to the Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, FOR 1 YEAR ON PROPOSAL 4, AND FOR PROPOSALS 5 AND 6. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side